Filed pursuant to Rule 424(b)(3)
Registration No. 333-145881

MODIGENE INC.

Prospectus

8,666,672 shares of common stock

This prospectus relates to the offering by the selling stockholders of Modigene Inc. of up to 8,666,672 shares of our common stock, par value $0.00001 per share, issued to the selling stockholders in a private offering. We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares of our common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “MODG.OB”. On September 21, 2007, the closing price of our common stock was $1.50 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 28, 2007.

SUMMARY

This summary highlights those aspects of the offering that we deem most significant to potential investors. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our financial statements and the accompanying notes.

As used in this prospectus, “Modigene,” “the Company,” “we,” “us” and “our” refer to Modigene Inc., a Nevada corporation, and its wholly-owned subsidiaries taken as a whole, unless otherwise stated or the context clearly indicates otherwise.

Our Company

We are a development stage company that is engaged in the business of developing proprietary biopharmaceutical products using a patented technology. We have certain exclusive worldwide rights to use a short, naturally-occurring amino acid sequence (peptide) that has the effect of slowing the removal from the body of the therapeutic protein to which it is attached. This Carboxyl Terminal Peptide (CTP) can be readily attached to a wide array of existing therapeutic proteins, stabilizing the therapeutic protein in the bloodstream and extending its life span without additional toxicity or loss of desired biological activity. We are using the CTP technology to develop proprietary versions of certain existing therapeutic proteins with longer life spans, giving our products greatly improved therapeutic profiles and distinct market advantages.

Our future products are expected to:

•	Reduce the number of interventions required to achieve the same therapeutic effect from the same dosage—e.g., reduce the number of injections needed from a daily schedule to weekly;

•	Gain extended patent protection as proprietary new formulations of existing therapies;

•	Achieve faster commercialization with lower risks and costs than those typically associated with a new therapeutic protein; and

•	Be manufactured using industry standard biotechnology based protein production processes.

As a company we have no operating history as a developer of biopharmaceutical products and technologies. We have not earned any revenues to date, and expect that our current capital and other existing resources will be sufficient only to provide a limited amount of working capital. Our company will require substantial additional capital to implement our business plan, and we may be unable to obtain the capital required.

Merger and Private Offering

On May 9, 2007, we entered into an Agreement and Plan of Merger and Reorganization with Modigene Acquisition Corp., our wholly-owned subsidiary, and Modigene Inc., a Delaware corporation (which we refer to as Modigene Delaware) and the parent company of ModigeneTech Ltd., an Israeli company. On that date, Modigene Acquisition merged with and into Modigene Delaware, with Modigene Delaware remaining as the surviving corporation. As a result of the merger, Modigene Delaware and ModigeneTech became our wholly-owned subsidiaries and we acquired their existing business operations. On the closing date of the merger and in connection with the merger, the Modigene Delaware stockholders exchanged all of their issued and outstanding capital stock of Modigene Delaware for 13,588,552 shares of our common stock. Our stockholders immediately prior to the merger retained 7,333,339 shares of our common stock.

Prior to the closing date of the merger, we transferred all of our operating assets and liabilities to our wholly-owned subsidiary, Liaison Design Group, LLC, a North Carolina limited liability company, and simultaneously with the closing of the merger, we completed the sale of all of its outstanding membership interests to Sandra Conklin, Seamus Deurr and Sambrick Communications, Inc. pursuant to the terms of a split off agreement. In connection with the split-off, 34,920,633 shares of our common stock held by the purchasers (prior to the merger) were surrendered and cancelled without further consideration.

Concurrently with and in contemplation of the merger, we agreed to complete a private placement of up to $13,000,000 of our securities. On the closing date of the merger, we completed the first phase of the offering and closed on the sale of 6,418,814 units of our securities, each unit consisting of one share of our common stock and a warrant to purchase one-quarter (25%) of a share of our common stock, for total cash consideration of $9,628,212. The warrants are exercisable for a period of five years at a purchase price of $2.50 per whole share of common stock. On May 21, 2007, we completed the second phase of the offering of an additional 2,247,858 units for total cash proceeds of $3,371,787. The offering was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

In connection with the private placement, we cash commissions totaling $698,881 and granted warrants to purchase an aggregate of 294,209 shares of our common stock to broker/dealers who assisted in the offering.

Simultaneously with the closing of the merger, we consummated the sale of 5,377,660 shares of our common stock, plus warrants to purchase 333,333 shares of our common stock, to four strategic investors led by Dr. Phillip Frost and Dr. Jane Hsiao, for total consideration of $2,000,000. Upon the closing of the second phase of the private placement, we issued an additional 155,673 shares of our common stock (for no additional consideration) to these strategic investors pursuant to our agreement to maintain their fully-diluted ownership of the Company at approximately 15%. The issuance of the shares of our common stock and the warrants in connection with the private sale was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated by the SEC. In connection with the private sale, Spencer Trask Ventures, Inc. was paid a cash commission of $150,000 and granted warrants to purchase 66,666 shares of our common stock.

Also on the closing date of the merger, all of the issued and outstanding options to purchase shares of Modigene Delaware common stock, and the issued and outstanding warrant to purchase shares of Modigene Delaware Series A preferred stock, converted, respectively, into options and a warrant to purchase shares of our common stock. The number of shares of our common stock issuable under, and the exercise price per share of, the new options and the new warrant were calculated based on the terms of the original options and warrant of Modigene Delaware, as adjusted by the conversion ratio in the merger.

Corporate Information

We were incorporated under the laws of the State of Nevada on August 22, 2003 under the name LDG, Inc. We changed our name to Modigene Inc. on February 26, 2007 in anticipation of the merger with Modigene Delaware. Our principal executive offices are located at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182. The telephone number at our principal executive offices is (866) 644-7811. Our website address is www.modigeneinc.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding	35,253,777 shares (1)

Common stock offered by the Company	None

Common stock offered by the selling stockholders	8,666,672 shares

Use of proceeds	We will not receive any of the proceeds from the sales of our common stock offered by this prospectus.

OTC Bulletin Board symbol	MODG.OB

(1)
As of August 1, 2007 and includes 8,666,672 shares of our common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. Only those investors who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following risk factors in evaluating whether to invest in our company.

Risks Related to Our Company and Our Business

We have had no operating history as a biopharmaceutical company.

As a company, we have no operating history in our contemplated biopharmaceutical business and, to date, our revenues have been insignificant. Accordingly, it may be difficult for investor to evaluate our business prospects. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain.

We depend on the implementation of our business plan, including our ability to make future investments. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits. We cannot assure you that investors in our company will not lose their entire investment.

We have not yet commercialized any products or technologies, and we may never become profitable.

We have not yet commercialized any products or technologies, and we may never be able to do so. Modigene Delaware was formed in 2005 to acquire our subsidiary, ModigeneTech. ModigeneTech began operations in 2001, and, to date, has not generated any revenues. We do not know when or if we will complete any of our product development efforts, obtain regulatory approval for any product candidates (i.e., potential products) incorporating our technologies, or successfully commercialize any approved products. Even if we are successful in developing products that are approved for marketing, we will not be successful unless these products gain market acceptance. The degree of market acceptance of these products will depend on a number of factors, including:

•	the timing of regulatory approvals in the countries, and for the uses, we seek;

•	the competitive environment;

•	the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products;

•	the adequacy and success of distribution, sales and marketing efforts; and

•	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, thirty-party payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products or products incorporating our technologies. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if we successfully develop one or more products that incorporate our technologies, we may not become profitable.

Our product candidates are at an early stage of product development and may never be commercialized.

All of our product candidates are at early stages of product development and may never be commercialized. Initially, we plan to develop product candidates through studies, testing and clinical lead product candidate selection, and then to license them to other companies. The progress and results of any future pre-clinical testing or future clinical trials are uncertain, and the failure of our product candidates to receive regulatory approvals will have a material adverse effect on our business, operating results and financial condition to the extent we are unable to commercialize any products. None of our product candidates has received regulatory approval for commercial sale. In addition, all of our product candidates are in the early stages of development, and we face the risks of failure inherent in developing therapeutic proteins based on new technologies. Our product candidates are not expected to be commercially available for several years, if at all. Although our current plan is to file investigational new drug applications (INDs) with the U.S. Food and Drug Administration (FDA) for our first two therapeutic proteins within the next 12 to 15 months, our inability to achieve intermediate milestones may negatively impact the expected time period.

In addition, our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA and international regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, involving testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry there is a high rate of attrition for product candidates in pre-clinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials and in interim analyses. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory approvals.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate or to distribute our products, we must demonstrate through pre-clinical testing and through human clinical trials that the product candidate is safe and effective for the treatment of a specific condition. We do not know when, if ever, any human clinical trials will begin with respect to our product candidates.

We might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve our product candidates, they may not be commercially successful. Our product candidates may not be commercially successful because physicians, government agencies and other third-party payors may not accept them. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that most of our product candidates will be very expensive, if approved. Patient acceptance of and demand for any product candidates for which we obtain regulatory approval or license, will depend largely on many factors, including but not limited to, the extent, if any, of reimbursement of therapeutic protein and treatment costs by government agencies and other third-party payors, pricing, the effectiveness of our marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products. If physicians, government agencies and other third-party payors do not accept our products, we will not be able to generate significant revenue.

It is highly likely that we will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

Our income from operations is unlikely to be sufficient to achieve our business plan. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	research and development of new products;

•	responding to competitive pressures;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and improve our patented technology and we will be unable to develop and commercialize our products and technologies.

Our operations are currently funded primarily through the proceeds from the private offering of our securities in connection with the merger. We believe that our existing cash and cash equivalents (including the net proceeds from the offering) should be sufficient to meet our operating and capital requirements for approximately 24 months, although changes in our business, whether or not initiated by us, may affect the rate at which we deplete our cash and cash equivalents. Our present and future capital requirements depend on many factors, including:

•	the level of research and development investment required to develop our product candidates, and maintain and improve the our patented technology position;

•	the costs of obtaining or manufacturing therapeutic proteins for research and development and at commercial scale;

•	the results of preclinical and clinical testing, which can be unpredictable in therapeutic protein development;

•	changes in product candidate development plans needed to address any difficulties that may arise in manufacturing, preclinical activities, clinical studies or commercialization;

•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•	our success rate in preclinical and clinical efforts associated with milestones and royalties;

•	the costs of investigating patents that might block us from developing potential product candidates;

•	the costs of recruiting and retaining qualified personnel;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights; and

•	our need or decision to acquire or license complementary technologies or new therapeutic protein targets.

We depend on key members of our management and advisory team and will need to add and retain additional leading experts.

We are highly dependent on our executive officers and other key management and technical personnel. If we fail to retain our Chief Executive Officer, Abraham (Avri) Havron, or our President, Shai Novik, or any other key management and technical personnel, this could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly trained technical, marketing, sales and management personnel, among others, to produce our product candidates and, if our product candidates are produced, to market our products and to continue to produce enhanced releases of our products. We presently do not maintain “key person” life insurance policies on any of our personnel.

Our success also depends on our ability to attract, retain and motivate personnel required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

Under current United States and Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with our key employees. These agreements prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current United States and Israeli law, we may be unable to enforce these agreements, and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our non-compete agreements with our employees, we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could have an adverse effect on our ability to capitalize on our proprietary information.

We do not currently have sales, marketing and distribution capabilities, and may be unable to effectively sell, market and distribute our product candidates in the future, and the failure to do so will have an adverse effect on our business and results of operations.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to successfully commercialize any of our product candidates. We currently have only limited sales, marketing or distribution capabilities. In order to successfully commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

If we do not develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our product candidates directly. To promote any of our potential products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. In addition, any third-party arrangements we are able to enter into may result in lower revenues than we could achieve by directly marketing and selling our potential products.

We may suffer losses from product liability claims if our product candidates cause harm to patients.

Any of our product candidates could cause adverse events, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective or harmful in some patients and our sales would suffer, adversely affecting our financial condition.

In addition, potential adverse events caused by our product candidates could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. We do not currently have any product liability insurance because we are not yet conducting trials on humans. When we begin human trials, we will endeavor to obtain sufficient product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and, as a result, our business may not succeed.

Our product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we could lose these approvals, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:

•	Restrictions on the products, manufacturers or manufacturing process;

•	Warning letters;

•	Civil or criminal penalties, fines and/or injunctions;

•	Product seizures or detentions;

•	Import or export bans or restrictions;

•	Voluntary or mandatory product recalls and related publicity requirements;

•	Suspension or withdrawal of regulatory approvals;

•	Total or partial suspension of production, and

•	Refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our results of operations.

Clinical trials are very expensive, time-consuming and difficult to design and implement and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming and while we are optimistic about our ability to complete our clinical trials relatively quickly as compared to average trial lengths for clinical trials, failure can occur at any stage of the trials, and we may encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness or efficacy during clinical trials;

•	failure of third party suppliers to perform final manufacturing steps for the drug substance;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and

•	lack of sufficient funding to finance the clinical trials.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

The manufacture of our product candidates is an exacting and complex process, and if we or one of our materials suppliers encounters problems manufacturing its products, our business could suffer.

The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with requirements that the FDA or foreign regulators establish. We or our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where we or the supplier may not be able to maintain compliance with the FDA’s requirements, or those of foreign regulators, necessary to continue manufacturing our drug substance. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the U.S. Drug Enforcement Agency and corresponding foreign regulators to ensure strict compliance with requirements and other governmental regulations and corresponding foreign standards. Any failure to comply with requirements or other FDA or foreign regulatory requirements could aversely affect our clinical research activities and our ability to market and develop our product candidates.

We may rely on third parties to implement our manufacturing and supply strategies.

If our current and future licensing, manufacturing and supply strategies are unsuccessful, then we may be unable to complete any future pre-clinical or clinical trials and/or commercialize our product candidates in a timely manner, if at all. Completion of any potential future pre-clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates, or the ability to license them to other companies to perform these functions. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for pre-clinical trials, clinical trials or commercial purposes in the foreseeable future. We intend to continue to license technology and/or rely on contract manufacturers to produce sufficient quantities of our product candidates necessary for any pre-clinical or clinical testing we undertake in the future. Such contract manufacturers may be the sole source of production and may have limited experience at manufacturing, formulating, analyzing, filling and finishing our types of product candidates.

We also intend to rely on third parties to supply the components that we will need to develop, test and commercialize all of our product candidates. There may be a limited supply of these components. We might not be able to enter into agreements that provide us assurance of availability of such components in the future from any supplier. Our potential suppliers may not be able to adequately supply us with the components necessary to successfully conduct our pre-clinical and clinical trials and/or to commercialize our product candidates. If we cannot acquire an acceptable supply of components to produce our product candidates, we will not be able to complete pre-clinical and clinical trials and will not be able to commercialize our product candidates.

If we make technology or product acquisitions, we may incur a number of costs, may have integration difficulties and may experience other risks that could harm our business and results of operations.

We may acquire and/or license additional product candidates and/or technologies. Any product candidate or technology we license or acquire will likely require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product candidates could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

Furthermore, proposing, negotiating and implementing an economically viable acquisition or license can be a lengthy, costly and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates and/or technologies. We may not be able to acquire the rights to alternative product candidates and/or technologies on terms that we find acceptable, or at all. Our failure to acquire or license alternative product candidates and/or technologies could have a material adverse effect on our business, prospects and financial condition.

We may not be able to successfully grow and expand our business.

We may not be able to successfully expand. Successful implementation of our business plan will require management of growth, which will result in an increase in the level of responsibility for management personnel. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. The management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

We may encounter difficulties in managing our growth. These difficulties could increase our losses.

We may experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could increase. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth or result in ineffective growth.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit and public reporting of our financial results, business activities and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal and other costs related to becoming and remaining an SEC reporting company. The public company costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if Modigene Delaware had remained privately-held and did not consummate the merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement of which this prospectus is a part and related documents with respect to the registration for resale of our common stock sold in the private placement offering. These increased costs may be material and may be include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our officers and directors, which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange or the Nasdaq Stock Market (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We are a holding company that depends on cash flow from our wholly-owned subsidiary, to meet our obligations.

We are a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations will be conducted by Modigene Delaware, our wholly-owned subsidiary (and its wholly-owned subsidiary, ModigeneTech). We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future. Accordingly, although we do not anticipate paying any dividends in the foreseeable future, our subsidiary may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay future dividends on, or make any distributions with respect to our common stock.

We may have liabilities arising from our prior business.

Prior to the merger, our business involved providing advertising and graphic design services to corporate clients. Pursuant to the merger, we acquired the business of Modigene Delaware and continued the business operations of Modigene Delaware as a publicly-traded company, and accordingly are not pursuing our prior business. Although Modigene Delaware and its legal counsel conducted due diligence on our prior business, the due diligence process may not have revealed all material liabilities of our prior business then existing or that may be asserted in the future against us relating to our activities prior to the consummation of the merger. These liabilities may arise from our prior operating activities (such as employee or labor matters), financing and credit arrangements and other commercial transactions. The merger agreement contains a limited post-closing adjustment to the number of shares of our common stock issued to pre-merger Modigene Delaware stockholders as a means of providing a remedy for breaches of representations made in the merger agreement by us, including representations related to undisclosed liabilities; however, there is no comparable protection offered to our other investors. Any such liabilities that may survive the merger could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities. Even if any asserted claims are without merit and we were ultimately found to have no liability for such claims, the defense costs and distraction of management’s attention may harm the growth and profitability of our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. In addition, such failure may cause us to suffer violations of the federal securities laws to the extent we are unable to maintain effective internal controls as a result. Any such loss of confidence or violations would have a negative effect on the trading price of our stock.

Potential political, economic and military instability in the State of Israel, where key members of our senior management and its research and development facilities are located, may adversely affect our results of operations.

We maintain office and research and development facilities in the State of Israel. Political, economic and military conditions in Israel may directly affect our ability to conduct business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations and product development and cause our revenues to fail to develop or decrease if we have already begun sales.

Risks Related to Our Intellectual Property

We license our core technology from Washington University, and we could lose our rights to this license if a dispute with Washington University arises or if we fail to comply with the financial and other terms of the license.

Modigene Delaware licenses our core intellectual property from Washington University. ModigeneTech initially entered into a non-exclusive license agreement with Washington University in 2001, and in 2004 amended such license agreement to extend the CTP technology to eleven therapeutic proteins and make such license exclusive. In February 2007, Washington University and Modigene Delaware entered into a revised and expanded definitive license agreement (the “License Agreement”) pursuant to which we and Washington University expanded the exclusive license, adding additional patents, and expanding the applicability of licensed CTP technology to all proteins and peptides having a native or non-native amino acid sequence, excluding Follicle Stimulating Hormone (FSH), Luteinizing Hormone (LH) and Chorionic Gonadotropin (hCG). The License Agreement imposes certain payment, reporting, confidentiality and other obligations on us. In the event that we were to breach any of the obligations and fail to cure, Washington University would have the right to terminate the License Agreement upon 90 days’ notice. In addition, Washington University has the right to terminate the License Agreement upon the bankruptcy or receivership of our Company. The termination of the License Agreement would be detrimental to our business, as all of our current product candidates are based on the licensed intellectual property. If any dispute arises with respect to our arrangement with Washington University, such dispute may disrupt our operations and would likely have a material and adverse impact on us if resolved in a manner that is unfavorable to our Company.

The failure to obtain or maintain patents, licensing agreements and other intellectual property could impact our ability to compete effectively.

To compete effectively, we need to develop and maintain a proprietary position with regard to our own technologies, intellectual property, licensing agreements, product candidates and business. Legal standards relating to the validity and scope of claims in the CTP technology field are still evolving. Therefore, the degree of future protection for our proprietary rights in our core technologies and any products that might be made using these technologies is also uncertain. The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	while the patents we license have been issued, the pending patent applications we have filed may not result in issued patents or may take longer than we expect to result in issued patents;

•	we may be subject to interference proceedings;

•	we may be subject to opposition proceedings in foreign countries;

•	any patents that are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents licensed or issued to us or our customers;

•	other companies may independently develop similar or alternative technologies, or duplicate our technologies;

•	other companies may design around technologies we have licensed or developed; and

•	enforcement of patents is complex, uncertain and expensive.

We cannot be certain that patents will be issued as a result of any of our pending applications, and we cannot be certain that any of our issued patents, whether issued pursuant to our pending applications or licensed from Washington University, will give us adequate protection from competing products. For example, issued patents, including the patents licensed from Washington University, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. If we are unable to effectively enforce our proprietary rights, or if we are found to infringe the rights of others, we may be in breach of our License Agreement.

A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach;

•	our trade secrets or proprietary know-how will otherwise become known; or

•	our competitors will independently develop similar technology or proprietary information.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States is even more uncertain than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. For example, certain countries do not grant patent claims that are directed to the treatment of humans. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships.

Certain of our intellectual property rights are currently licensed from Washington University and, in the future, we intend to continue to license intellectual property from Washington University and/or other key strategic partners. We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights to any licensed technology. Such third parties may determine not to protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties with whom we have entered into strategic relationships could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Our Industry

We are subject to government regulations, and we may experience delays in obtaining required regulatory approvals in the United States to market our proposed product candidates.

Various aspects of our operations are or may become subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming, expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a negative impact on our results. If we experience significant delays in testing or approvals, our product development costs, or our ability to license product candidates, will increase. If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has demonstrated, through clinical trials, to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approval is withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the United States, our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

We face significant competition and continuous technological change.

If our competitors develop and commercialize products faster than we do, or develop and commercialize products that are superior to our product candidates, our commercial opportunities will be reduced or eliminated. The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities, and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaborations;

•	license proprietary technology that is competitive with the technology we are developing;

•	attract funding; and

•	attract and hire scientific talent.

Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

We expect the healthcare industry to face increased scrutiny over reimbursement and healthcare reform, which could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products.

In both the United States and other countries, sales of our products will depend in part upon the availability of reimbursement from third party payors, which include government health administration authorities, managed care providers and private health insurers. Third party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. Although we cannot predict the full effect on our business of the implementation of any legislation, we believe that legislation that reduces reimbursement for our products could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

We are subject to federal anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs, and; the Civil Monetary Penalties Law, which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud an abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products once commercialized may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.

Risks Related to Our Securities

Our common stock has a limited trading history and prospective investors may not be able to sell their shares at their purchase price, if at all.

There is currently a limited public market for our common stock. Our common stock is currently quoted on the NASD’s OTC Bulletin Board under the symbol “MODG.OB.” Prior to the merger, there was no trading of our common stock, and there is no assurance that a regular trading market will develop or, if developed, will be sustained. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.

The offering price of our common stock in the private placement offering is not indicative of future market prices. Investors who purchased securities in the offering purchased at a price that was not established in a competitive market. The public market may not agree with or accept this valuation, in which case investors may not be able to sell their common stock at or above the offering price or their purchase price, if at all.

We expect the market price of our common stock will fluctuate significantly in response to factors, some of which are beyond our control, such as the announcement of new products or product enhancements by us or our competitors, developments concerning intellectual property rights and regulatory approvals, quarterly variations in our and our competitors’ results of operations, changes in earnings estimates or recommendations by securities analysts, developments in our industry, and general market conditions and other factors, including factors unrelated to our own operating performance or the condition or prospects of our industry.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

We may seek listing of our common stock on the American Stock Exchange or the Nasdaq Stock Market. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or of any other stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect to remain eligible for quotation on the OTC Bulletin Board, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise additional capital or attract qualified employees or partners.

Further, the stock market in general, and securities of small-cap companies in particular, have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. You should also be aware that price volatility might be worse if the trading volume of the common stock is low.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock which may affect the trading price of our common stock.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products by us or our competitors;

•	sales of our common stock or other securities in the open market; and

•	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on its market price.

The trading market for our common stock will depend on the research and reports that securities analysts publish about our business and us. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. In addition, because we became public through a “reverse merger,” we may have further difficulty attracting the coverage of securities analysts.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby. We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our Board of Directors. As of August 1, 2007, there were 35,253,777 shares of our common stock outstanding and 6,307,105 shares subject to outstanding options and warrants. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently traded on the OTC Bulletin Board.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principle stockholders and their affiliates control approximately 34.4% of our outstanding common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders. If you acquire our common stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of our common stock.

A significant number of our shares will be eligible for sale, which could depress the market price of our stock.

Sales of a significant number of shares of our common stock in the public market following this registration could harm the market price of our stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the securities issued in the private placement offering, and otherwise, the supply of the common stock will increase, which could decrease its price. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of 1% of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale. Sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held for two years.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDERS

This prospectus covers shares, all of which are currently outstanding, sold in our recent private equity offering to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D and Rule 506 under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of May 21, 2007. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table, two of the selling stockholders are broker-dealers and four of the selling stockholders are affiliates of broker-dealers. We have been advised that each such broker-dealer and affiliate of a broker-dealer purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Beneficial ownership is calculated based on 35,253,777 shares of our common stock outstanding as of August 1, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of our common stock subject to options, warrants or other rights currently exercisable or exercisable within 60 days of August 1, 2007 are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise set forth below, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, unless otherwise noted.

Certificate Title	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Agile Partners LP1.	676,613	200,000	476,613	1.35%
Alec Jaret2.	31,065	11,200	19,865	*
Alfred Morgan3.	10,938	8,750	2,188	*
Allan Rothstein4.	51,084	40,867	10,217	*
Ann S. Totten5.	12,500	10,000	2,500	*
Athanasios Koukoulis6.	10,000	8,000	2,000	*
Bernard Davis[7].	14,000	11,200	2,800	*
Besser Kapital Fund Ltd.8.	43,750	35,000	8,750	*
Bobcat Property Trust9.	33,334	26,667	6,667	*
Byron Hughey & Julie Hughey Ten By Entirety With Common Law Ros Expressly Contained10.	29,445	14,000	15,445	*
Clifford Berger Retirement Plan11.	370,645	160,000	210,645	*
Clyde McGregor12.	420,645	200,000	220,645	*
Cojack Investment Opportunities LLC13.	41,668	33,334	8,334	*
Convergent Master Fund II, LLC14.	126,125	100,900	25,225	*
Cypress Lane Investments15.	26,250	21,000	5,250	*
Dany Dalal16.	43,750	35,000	8,750	*

Certificate Title	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Delaware Charter G&T C/F Elizabeth A. Eller IRA17.	29,375	23,500	5,875	*
Douglas A. Smith18.	210,353	100,000	110,353	*
Egatniv LLC19.	45,000	36,000	9,000	*
Elisha Rothman20.	63,384	50,707	12,677	*
Epione BioInvestments I LP21.	320,416	256,333	64,083	*
Epione BioInvestments II LP22.	181,666	145,333	36,333	*
Epione BioInvestments III LP23.	345,958	276,766	69,192	*
Epione BioInvestments IV LP24.	384,928	307,942	76,986	*
Epsilon Partners Ltd.25.	20,834	16,667	4,167	*
Exop Investors26.	37,500	30,000	7,500	*
George Feldenkreis27.	58,334	46,667	11,667	*
Gordon Family Associates II28.	98,550	33,334	65,215	*
Hanam Capital Corporation29.	20,000	16,000	4,000	*
Hillik Nissani30.	16,666	13,333	3,333	*
Howard Kirschbaum31.	29,168	23,334	5,834	*
Icon Capital Partners32.	56,250	45,000	11,250	*
Igal Ahouvi33.	750,000	600,000	150,000	*
IGWT Global Services Ltd.34.	83,750	67,000	16,750	*
Jacob M. Engel35.	31,250	25,000	6,250	*
Jason Rimland36.	10,750	8,600	2,150	*
Joan K. Warnke37.	15,000	12,000	3,000	*
Joe N. & Jamie Behrendt Revocable Trust 10/20/9638.	53,498	20,000	33,498	*
John D. Long Jr.39.	208,335	166,668	41,667	*
John Orlando40.	99,687	33,334	66,353	*
John P. Funkey Revocable Trust 2/26/9041.	66,074	16,000	50,074	*
Jonathan Fleisig42.	449,452	264,000	185,452	*
Kathleen S. McHugh43.	8,750	7,000	1,750	*
Katsuhiko Watanabe44.	37,138	18,334	18,804	*

Certificate Title	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Kenneth S. Goodwin, IRA, Charles Schwab & Co., Inc.45.	20,833	16,666	4,167	*
Laffin Ventures Corporation46.	416,250	333,000	83,250	*
Lon E. Bell47.	93,694	34,000	59,694	*
Martin Feinberg48.	130,000	104,000	26,000	*
Matthew Gordon49.	14,000	11,200	2,800	*
Michael Cohen50.	35,000	28,000	7,000	*
Michael J. Pierce51.	244,452	100,000	144,452	*
Michael Zimmerman52.	56,629	18,000	38,629	*
Mouton Family Living Trust53.	30,695	15,000	15,695	*
Nadine Smith54.	208,750	167,000	41,750	*
Nechadeim VI LLC55.	262,500	210,000	52,500	*
Nite Capital Master Ltd.56.	166,668	133,334	33,334	*
Nybor Group, Inc.57.	39,584	31,667	7,917	*
O.T. Finance, SA58.	172,823	70,000	102,823	*
Perceptive Life Sciences Master Fund Ltd.59.	1,666,668	1,333,334	333,334	*
Peter C. Gould60.	7,000	5,600	1,400	*
Professional Trading Services SA61.	625,000	500,000	125,000	*
R & R Ventures LLC62.	42,500	34,000	8,500	*
Ram Shaffir63.	1,049,273	166,667	882,606	2.50%
Raymond Dale Hautamaki64.	20,833	16,667	4,167	*
Raymond Rudofsky65.	43,750	35,000	8,750	*
Robert D. Burke & Jennifer B. Burke JTWROS66.	250,000	200,000	50,000	*
Robert Harris67.	14,000	11,200	2,800	*
Robert Klein68.	210,323	100,000	110,323	*
Robert L. Montgomery69.	52,879	15,000	37,879	*
RP Capital, LLP70.	41,668	33,334	8,334	*
Samuel Belzberg71.	312,500	250,000	62,500	*
Scott Rapfogel72.	30,000	24,000	6,000	*
Skye Asset Management SA73.	175,000	140,000	35,000	*

Certificate Title	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of the Offering
Spencer Trask Private Equity Accredited Fund III, LLC74.	321,276	75,000	246,276	*
Starlight Investments Ltd.75.	250,000	200,000	50,000	*
Stephen A. de Kanter76.	8,750	7,000	1,750	*
Steven H. Deutsch77.	191,018	75,000	116,018	*
The J. Roebling Fund LP78.	62,500	50,000	12,500	*
Thornaby Limited79.	208,333	166,667	41,667	*
Timothy Elmes80.	29,166	23,333	5,833	*
Troy T. Taylor81.	25,000	20,000	5,000	*
VP Bank (Schweiz) AG82.	416,666	333,333	83,333	*
Woodlands Construction LLC83.	6,125	4,900	1,225	*

*	Less than 1.0%

(a)	Assumes all of the shares of common stock beneficially owned by the selling stockholders, excluding all shares of common stock underlying warrants, are sold in the offering.

1.
Shares of common stock beneficially owned before the offering includes 200,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $2.50 per share. Also includes 426,613 shares of common stock acquired in the merger in exchange for shares acquired in a private offering completed by Modigene Delaware in December 2005 (the “2005 Offering”). Scott Cummings has the power to vote and dispose of the shares being registered on behalf of Agile Partners L.P.

2.
Shares of common stock beneficially owned before the offering includes 11,200 shares of common stock and warrants to acquire an additional 2,800 shares of common stock at an exercise price of $2.50 per share. Also includes 17,065 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

3.
Shares of common stock beneficially owned before the offering includes 8,750 shares of common stock and warrants to acquire an additional 2,188 shares of common stock at an exercise price of $2.50 per share.

4.
Shares of common stock beneficially owned before the offering includes 40,867 shares of common stock and warrants to acquire an additional 10,217 shares of common stock at an exercise price of $2.50 per share.

5.
Shares of common stock beneficially owned before the offering includes 10,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $2.50 per share.

6.
Shares of common stock beneficially owned before the offering includes 8,000 shares of common stock and warrants to acquire an additional 2,000 shares of common stock at an exercise price of $2.50 per share.

7.
Shares of common stock beneficially owned before the offering includes 11,200 shares of common stock and warrants to acquire an additional 2,800 shares of common stock at an exercise price of $2.50 per share.

8.
Shares of common stock beneficially owned before the offering includes 35,000 shares of common stock and warrants to acquire an additional 8,750 shares of common stock at an exercise price of $2.50 per share. Anthony A. McKinney and Hans Schopper have the power to vote and dispose of the shares being registered on behalf of Besser Kapital Fund Ltd.

9.
Shares of common stock beneficially owned before the offering includes 26,667 shares of common stock and warrants to acquire an additional 6,667 shares of common stock at an exercise price of $2.50 per share. Theresa O’Brien and Thomas B. O’Gallagher have the power to vote and dispose of the shares being registered on behalf of Bobcat Property Trust.

10.
Shares of common stock beneficially owned before the offering includes 14,000 shares of common stock and warrants to acquire an additional 3,500 shares of common stock at an exercise price of $2.50 per share. Also includes 11,945 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

11.
Shares of common stock beneficially owned before the offering includes 160,000 shares of common stock and warrants to acquire an additional 40,000 shares of common stock at an exercise price of $2.50 per share. Also includes 170,645 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Clifford Berger has the power to vote and dispose of the shares being registered on behalf of Clifford Berger Retirement Plan.

12.
Shares of common stock beneficially owned before the offering includes 200,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $2.50 per share. Also includes 170,645 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Mr. McGregor is a broker-dealer.

13.
Shares of common stock beneficially owned before the offering includes 33,334 shares of common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $2.50 per share. Raymond Hautamaki has the power to vote and dispose of the shares being registered on behalf of Cojack Investments LLC.

14.
Shares of common stock beneficially owned before the offering includes 100,900 shares of common stock and warrants to acquire an additional 25,225 shares of common stock at an exercise price of $2.50 per share. Adam Harrington has the power to vote and dispose of the shares being registered on behalf of Convergent Master Fund II, LLC.

15.
Shares of common stock beneficially owned before the offering includes 21,000 shares of common stock and warrants to acquire an additional 5,250 shares of common stock at an exercise price of $2.50 per share. Soloman A. Weisgal, Maurine P. Weisgal and Jerry H. Biederman have the power to vote and dispose of the shares being registered on behalf of Cypress Lanes Investments.

16.
Shares of common stock beneficially owned before the offering includes 35,000 shares of common stock and warrants to acquire an additional 8,750 shares of common stock at an exercise price of $2.50 per share.

17.
Shares of common stock beneficially owned before the offering includes 23,500 shares of common stock and warrants to acquire an additional 5,875 shares of common stock at an exercise price of $2.50 per share. Beth Eller has the power to vote and dispose of the shares being registered on behalf of Delaware Charter G & T C/F Elizabeth A. Eller IRA.

18.
Shares of common stock beneficially owned before the offering includes 100,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $2.50 per share. Also includes 85,323 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

19.
Shares of common stock beneficially owned before the offering includes 36,000 shares of common stock and warrants to acquire an additional 9,000 shares of common stock at an exercise price of $2.50 per share. Shai Stern and Seth Farbman have the power to vote and dispose of the shares being registered on behalf of Egatniv LLC.

20.
Shares of common stock beneficially owned before the offering includes 50,707 shares of common stock and warrants to acquire an additional 12,677 shares of common stock at an exercise price of $2.50 per share.

21.
Shares of common stock beneficially owned before the offering includes 256,333 shares of common stock and warrants to acquire an additional 64,083 shares of common stock at an exercise price of $2.50 per share. Dr. Eric Messika, Andre Messika, Ido Greenberg, Zvika Pritch and Udi Arad have the power to vote and dispose of the shares being registered on behalf of Epione BioInvestments I LP.

22.
Shares of common stock beneficially owned before the offering includes 145,333 shares of common stock and warrants to acquire an additional 36,333 shares of common stock at an exercise price of $2.50 per share. Dr. Eric Messika, Andre Messika, Ido Greenberg, Zvika Pritch and Udi Arad have the power to vote and dispose of the shares being registered on behalf of Epione BioInvestments II LP.

23.
Shares of common stock beneficially owned before the offering includes 276,766 shares of common stock and warrants to acquire an additional 69,192 shares of common stock at an exercise price of $2.50 per share. Dr. Eric Messika, Andre Messika, Ido Greenberg, Zvika Pritch and Udi Arad have the power to vote and dispose of the shares being registered on behalf of Epione BioInvestments III LP.

24.
Shares of common stock beneficially owned before the offering includes 307,942 shares of common stock and warrants to acquire an additional 76,986 shares of common stock at an exercise price of $2.50 per share. Dr. Eric Messika, Andre Messika, Ido Greenberg, Zvika Pritch and Udi Arad have the power to vote and dispose of the shares being registered on behalf of Epione BioInvestments IV LP.

25.
Shares of common stock beneficially owned before the offering includes 16,667 shares of common stock and warrants to acquire an additional 4,167 shares of common stock at an exercise price of $2.50 per share. Marco Montanari, Shakira Burrows and Oliver Chaponnier have the power to vote and dispose of the shares being registered on behalf of Epsilon Partners Ltd.

26.
Shares of common stock beneficially owned before the offering includes 30,000 shares of common stock and warrants to acquire an additional 7,500 shares of common stock at an exercise price of $2.50 per share. William Finneran and Nathan Gantcher have the power to vote and dispose of the shares being registered on behalf of Exop Investors.

27.
Shares of common stock beneficially owned before the offering includes 46,667 shares of common stock and warrants to acquire an additional 11,667 shares of common stock at an exercise price of $2.50 per share.

28.
Shares of common stock beneficially owned before the offering includes 33,334 shares of common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $2.50 per share. Also includes 56,881 shares of common stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Allan S. Gordon has the power to vote and dispose of the shares being registered on behalf of Gordon Family Associates III. Mr. Gordon is an affiliate of a broker-dealer.

29.
Shares of common stock beneficially owned before the offering includes 16,000 shares of common stock and warrants to acquire an additional 4,000 shares of common stock at an exercise price of $2.50 per share. Robert Schaffer has the power to vote and dispose of the shares being registered on behalf of Hanam Capital Corporation.

30.
Shares of common stock beneficially owned before the offering includes 13,333 shares of common stock and warrants to acquire an additional 3,333 shares of common stock at an exercise price of $2.50 per share.

31.
Shares of common stock beneficially owned before the offering includes 23,334 shares of common stock and warrants to acquire an additional 5,834 shares of common stock at an exercise price of $2.50 per share. Mr. Kirschbaum is a partner at the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP, which has acted as counsel to the Company.

32.
Shares of common stock beneficially owned before the offering includes 45,000 shares of common stock and warrants to acquire an additional 11,250 shares of common stock at an exercise price of $2.50 per share. Adam Cabibi has the power to vote and dispose of the shares being registered on behalf of Icon Capital Partners.

33.
Shares of common stock beneficially owned before the offering includes 600,000 shares of common stock and warrants to acquire an additional 150,000 shares of common stock at an exercise price of $2.50 per share.

34.
Shares of common stock beneficially owned before the offering includes 67,000 shares of common stock and warrants to acquire an additional 16,750 shares of common stock at an exercise price of $2.50 per share. Ehud Levy has the power to vote and dispose of the shares being registered on behalf of IGWT Global Services Ltd.

35.
Shares of common stock beneficially owned before the offering includes 25,000 shares of common stock and warrants to acquire an additional 6,250 shares of common stock at an exercise price of $2.50 per share.

36.
Shares of common stock beneficially owned before the offering includes 8,600 shares of common stock and warrants to acquire an additional 2,150 shares of common stock at an exercise price of $2.50 per share.

37.
Shares of common stock beneficially owned before the offering includes 12,000 shares of common stock and warrants to acquire an additional 3,000 shares of common stock at an exercise price of $2.50 per share.

38.
Shares of common stock beneficially owned before the offering includes 20,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $2.50 per share. Also includes 53,498 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Joe N. Behrendt and Jamie Behrendt have the power to vote and dispose of the shares being registered on behalf of the Joe N. and Jamie Behrendt Revocable Trust 10/20/96.

39.
Shares of common stock beneficially owned before the offering includes 166,668 shares of common stock and warrants to acquire an additional 41,667 shares of common stock at an exercise price of $2.50 per share.

40.
Shares of common stock beneficially owned before the offering includes 33,334 shares of common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $2.50 per share. Also includes 58,019 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

41.
Shares of common stock beneficially owned before the offering includes 16,000 shares of common stock and warrants to acquire an additional 4,000 shares of common stock at an exercise price of $2.50 per share. Also includes 46,074 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. John P. Funky has the power to vote and dispose of the shares being registered on behalf of Funky Revocable Trust 2/26/90.

42.
Shares of common stock beneficially owned before the offering includes 264,000 shares of common stock and warrants to acquire an additional 66,000 shares of common stock at an exercise price of $2.50 per share. Also includes 119,452 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Mr. Fleisig is an affiliate of a broker-dealer.

43.
Shares of common stock beneficially owned before the offering includes 7,000 shares of common stock and warrants to acquire an additional 1,750 shares of common stock at an exercise price of $2.50 per share.

44.
Shares of common stock beneficially owned before the offering includes 18,334 shares of common stock and warrants to acquire an additional 4,584 shares of common stock at an exercise price of $2.50 per share. Also includes 14,220 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

45.
Shares of common stock beneficially owned before the offering includes 16,666 shares of common stock and warrants to acquire an additional 4,167 shares of common stock at an exercise price of $2.50 per share. Mr. Goodwin is Senior Counsel at Gottbetter & Partners, LLP, which has acted as counsel to the Company and assisted in the preparation of the registration statement of which this prospectus is a part.

46.
Shares of common stock beneficially owned before the offering includes 333,000 shares of common stock and warrants to acquire an additional 83,250 shares of common stock at an exercise price of $2.50 per share. Mark Tompkins has the power to vote and dispose of the shares being registered on behalf of Laffin Ventures Corporation. Mr. Tompkins is a principal of Tompkins Capital Group, who was retained by the Company to assist with the private offering by Modigene and the merger.

47.
Shares of common stock beneficially owned before the offering includes 34,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $2.50 per share. Also includes 51,194 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

48.
Shares of common stock beneficially owned before the offering includes 104,000 shares of common stock and warrants to acquire an additional 26,000 shares of common stock at an exercise price of $2.50 per share.

49.
Shares of common stock beneficially owned before the offering includes 11,200 shares of common stock and warrants to acquire an additional 2,800 shares of common stock at an exercise price of $2.50 per share.

50.
Shares of common stock beneficially owned before the offering includes 28,000 shares of common stock and warrants to acquire an additional 7,000 shares of common stock at an exercise price of $2.50 per share.

51.
Shares of common stock beneficially owned before the offering includes 100,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $2.50 per share. Also includes 119,452 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

52.
Shares of common stock beneficially owned before the offering includes 18,000 shares of common stock and warrants to acquire an additional 4,500 shares of common stock at an exercise price of $2.50 per share. Also includes 34,129 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

53.
Shares of common stock beneficially owned before the offering includes 15,000 shares of common stock and warrants to acquire an additional 3,750 shares of common stock at an exercise price of $2.50 per share. Also includes 11,945 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Melvin L. Mouton and Betty H. Mouton have the power to vote and dispose of the shares being registered on behalf of Mouton Family Living Trust.

54.
Shares of common stock beneficially owned before the offering includes 167,000 shares of common stock and warrants to acquire an additional 41,750 shares of common stock at an exercise price of $2.50 per share. Ms. Smith is a principal of Tompkins Capital Group, who was retained by the Company to assist with the private offering by Modigene and the merger.

55.
Shares of common stock beneficially owned before the offering includes 210,000 shares of common stock and warrants to acquire an additional 52,500 shares of common stock at an exercise price of $2.50 per share. Nechadeim VI LLC is a broker-dealer. Oded Aboodi has the power to vote and dispose of the shares being registered on behalf of Nechadeim VI LLC.

56.
Shares of common stock beneficially owned before the offering includes 133,334 shares of common stock and warrants to acquire an additional 33,334 shares of common stock at an exercise price of $2.50 per share. Keith Goodman, John Price and Ken Wruk have the power to vote and dispose of the shares being registered on behalf of Nite Capital Master Ltd.

57.
Shares of common stock beneficially owned before the offering includes 31,667 shares of common stock and warrants to acquire an additional 7,917 shares of common stock at an exercise price of $2.50 per share. Warren Schreiber and Robyn Schreiber have the power to vote and dispose of the shares being registered on behalf of Nybor Group, Inc.

58.
Shares of common stock beneficially owned before the offering includes 70,000 shares of common stock and warrants to acquire an additional 17,500 shares of common stock at an exercise price of $2.50 per share. Also includes 85,323 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. Lucien Levy has the power to vote and dispose of the shares being registered on behalf of O.T. Finance, SA.

59.
Shares of common stock beneficially owned before the offering includes 1,333,334 shares of common stock and warrants to acquire an additional 333,334 shares of common stock at an exercise price of $2.50 per share. Joseph Edelman has the power to vote and dispose of the shares being registered on behalf of Perceptive Live Sciences Master Fund Ltd.

60.
Shares of common stock beneficially owned before the offering includes 5,600 shares of common stock and warrants to acquire an additional 1,400 shares of common stock at an exercise price of $2.50 per share.

61.
Shares of common stock beneficially owned before the offering includes 500,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $2.50 per share. Dr. Rene Simon has the power to vote and dispose of the shares being registered on behalf of Professional Trading Services SA.

62.
Shares of common stock beneficially owned before the offering includes 34,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $2.50 per share. Reed Oslan and Ryan Leitch have the power to vote and dispose of the shares being registered on behalf of R & R Ventures LLC.

63.
Shares of common stock beneficially owned before the offering includes 166,667 shares of common stock and warrants to acquire an additional 41,667 shares of common stock at an exercise price of $2.50 per share. Also includes 840,939 shares of common stock acquired in the merger in exchange for shares acquired as an initial founder of Modigene Delaware.

64.
Shares of common stock beneficially owned before the offering includes 16,667 shares of common stock and warrants to acquire an additional 4,167 shares of common stock at an exercise price of $2.50 per share.

65.
Shares of common stock beneficially owned before the offering includes 35,000 shares of common stock and warrants to acquire an additional 8,750 shares of common stock at an exercise price of $2.50 per share.

66.
Shares of common stock beneficially owned before the offering includes 200,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $2.50 per share.

67.
Shares of common stock beneficially owned before the offering includes 11,200 shares of common stock and warrants to acquire an additional 2,800 shares of common stock at an exercise price of $2.50 per share.

68
Shares of common stock beneficially owned before the offering includes 100,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $2.50 per share. Also includes 85,323 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

69.
Shares of common stock beneficially owned before the offering includes 15,000 shares of common stock and warrants to acquire an additional 3,750 shares of common stock at an exercise price of $2.50 per share. Also includes 34,129 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

70.
Shares of common stock beneficially owned before the offering includes 33,334 shares of common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $2.50 per share. Erick Richardson and Nimis Patel have the power to vote and dispose of the shares being registered on behalf of RP Capital LLC.

71.
Shares of common stock beneficially owned before the offering includes 250,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $2.50 per share.

72.
Shares of common stock beneficially owned before the offering includes 24,000 shares of common stock and warrants to acquire an additional 6,000 shares of common stock at an exercise price of $2.50 per share. Mr. Rapfogal is an attorney with Gottbetter & Partners, LLP, which has provided legal services to the Company and has assisted with the preparation of the registration statement of which this prospectus is a part.

73.
Shares of common stock beneficially owned before the offering includes 140,000 shares of common stock and warrants to acquire an additional 35,000 shares of common stock at an exercise price of $2.50 per share. Thomas Gruber has the power to vote and dispose of the shares being registered on behalf of Skye Asset Management SA.

74.
Shares of common stock beneficially owned before the offering includes 75,000 shares of common stock and warrants to acquire an additional 18,750 shares of common stock at an exercise price of $2.50 per share. Also includes 246,276 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering. William P. Dioguardi has the power to vote and dispose of the shares being registered on behalf of Spencer Trask Private Equity Accredited Fund III, LLC (the “Fund”). The Fund is an affiliate of a broker-dealer.

75.
Shares of common stock beneficially owned before the offering includes 200,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $2.50 per share. Guy Naggar has the power to vote and dispose of the shares being registered on behalf of Starlight Investments Ltd.

76.
Shares of common stock beneficially owned before the offering includes 7,000 shares of common stock and warrants to acquire an additional 1,750 shares of common stock at an exercise price of $2.50 per share.

77.
Shares of common stock beneficially owned before the offering includes 75,000 shares of common stock and warrants to acquire an additional 18,750 shares of common stock at an exercise price of $2.50 per share. Also includes 97,268 shares of stock acquired in the merger in exchange for shares acquired in the 2005 Offering.

78.
Shares of common stock beneficially owned before the offering includes 50,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $2.50 per share. David Vynerib has the power to vote and dispose of the shares being registered on behalf of J. Roebling Fund LP. Mr. Vynerib is an affiliate of a broker-dealer.

79.
Shares of common stock beneficially owned before the offering includes 166,667 shares of common stock and warrants to acquire an additional 41,667 shares of common stock at an exercise price of $2.50 per share. Linda Christine Thomson has the power to vote and dispose of the shares being registered on behalf of Thornaby Limited.

80.
Shares of common stock beneficially owned before the offering includes 23,333 shares of common stock and warrants to acquire an additional 5,833 shares of common stock at an exercise price of $2.50 per share.

81.
Shares of common stock beneficially owned before the offering includes 20,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $2.50 per share.

82.
Shares of common stock beneficially owned before the offering includes 333,333 shares of common stock and warrants to acquire an additional 83,333 shares of common stock at an exercise price of $2.50 per share. Daniel Lacher has the power to vote and dispose of the shares being registered on behalf of VP Bank (Schweiz) AG.

83.
Shares of common stock beneficially owned before the offering includes 4,900 shares of common stock and warrants to acquire an additional 1,225 shares of common stock at an exercise price of $2.50 per share. Matt Schilowitz has the power to vote and dispose of the shares being registered on behalf of Woodlands Construction LLC.

USE OF PROCEEDS

We will not receive proceeds from the sale of our common stock under this prospectus. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “MODG.OB.” As of August 1, 2007, there are 35,253,777 shares of our common stock issued and outstanding.

As of August 1, 2007, there were approximately 90 holders of record of our shares of common stock.

Prior to the merger there was no bid history for our common stock, because it had never been publicly traded. As of September 21, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $1.50. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, as reported on the OTC Bulletin Board:

Quarter Ended	High Bid	Low Bid

June 30, 2007	$2.93	$1.50
September 30, 2007 (through September 21, 2007)	$2.09	$1.35

Trades in our common stock may be subject to Rule 15g-9 of the Securities Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock. As a result of these rules, investors may find it difficult to sell their shares.

Dividend Policy

The Company has never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on the common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

Securities Authorized for Issuance under Equity Compensation Plans

As of the end of fiscal year 2006, Modigene Delaware had the following securities authorized for issuance under its 2005 Stock Incentive Plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,392,836	$1.31	207,164

Equity compensation plans not approved by security holders	—	—	—

We had no equity compensation plans as of the end of fiscal year 2006. We adopted the 2007 Equity Incentive Plan in February 2007 and the 2007 Plan was subsequently approved by our stockholders, which plan reserves a total of 3,000,000 shares of our common stock for issuance under the 2007 Plan. On the closing date of the merger, certain of our officers and directors were granted options to purchase an aggregate of 500,000 shares of our common stock under the 2007 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OPERATIONS

The management’s discussion and analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

As the result of the merger, the private placement offering, the private sale and the split-off, and the change in our business and operations from a design company to a biotechnology company, a discussion of our past financial results prior to the merger is not pertinent, and the financial results of Modigene Delaware, the accounting acquirer, are considered our financial results on a going-forward basis.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operation

Critical Accounting Policies

Our historical financial statements included with this prospectus have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are described below.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Financial Statements in United States Dollars: The functional currency of our Company is, and of Modigene Delaware prior to the merger has been, the U.S. dollar, as the U.S. dollar is the primary currency of the economic environment in which Modigene Delaware has operated and in which we expect to continue to operate in the foreseeable future. The majority of ModigeneTech’s operations are currently conducted in Israel, and most of the Israeli expenses are paid in new Israeli schekels; however, most of the expenses are denominated and determined in U.S. dollars. Financing and investing activities, including loans and equity transactions, are made in U.S. dollars.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (FASB), “Foreign Currency Translation.” All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

Principles of Consolidation: The consolidated financial statements include the accounts of Modigene Delaware and its wholly-owned subsidiary, ModigeneTech. Intercompany transactions and balances have been eliminated upon consolidation.

Cash Equivalents: Cash equivalents include short-tem liquid investments that are readily convertible to cash with original maturities of three months or less.

Property and Equipment: Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

%

Office furniture and equipment	6

Laboratory equipment	15

Computers and electronic equipment	33

Leasehold improvements	25

Our long-lived assets have been reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Goodwill in the purchase of Modigene Delaware in the amount of $11,000,009 was impaired in the second quarter of 2007.

Research and Development Costs and Participation: Research and development (R&D) costs are expensed as they are incurred and consist of salaries, benefits and other personnel related costs, fees paid to consultants, clinical trials and related clinical manufacturing costs, license and milestone fees, and facilities and overhead costs. R&D expenses consist of independent R&D costs and costs associated with collaborative R&D and in-licensing arrangements. Participation from government for development of approved projects is recognized as a reduction of expenses as the related costs are incurred.

Severance Pay: The liability of ModigeneTech for severance pay is calculated pursuant to the Severance Pay Law in Israel, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date and is presented on an undiscounted bases. ModigeneTech’s employees are entitled to on month’s salary for each year of employment or portion thereof. Severance expenses for the six month periods ending June 30, 2007 and the six month periods ending June 30, 2006 amounted to $ 6,364 and $0, respectively.

Income Taxes: We account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes.” This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We have provided a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

Concentrations of Credit Risk: Financial instruments that potentially subjected us, Modigene Delaware and ModigeneTech to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in major banks in Israel and the United States. Such deposits in the United States are not insured. Management believes that the financial institutions that hold our investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

We have no off-balance sheet concentration of credit risk such as foreign exchange contracts or other foreign hedging arrangements.

Fair Value of Financial Instruments: The following methods and assumptions were used by us in estimating our fair value disclosures for financial instruments. The carrying amounts of cash and cash equivalents, other receivables, trade payables and liabilities approximate their fair value due to the short-term maturity of such instruments.

Royalty-bearing Grants: Royalty-bearing grants from the Government of Israel for participation in development of approved projects are recognized as a reduction of expenses as the related costs are incurred. Funding is recognized at the time ModigeneTech is entitled to such grants, on the basis of the costs incurred.

Research and development grants received by ModigeneTech during the six month periods ending June 30, 2007 and the six month periods ending June 30, 2006 amounted to $92,964 and $0, respectively.

Loss per Share: Basic and diluted losses per share are presented in accordance with Statement of Financial Accounting Standard No. 128 “Earning per Share.” Outstanding share options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are antidilutive. The total weighted average number of ordinary shares related to outstanding options and warrants excluded from the calculations of diluted loss per share were 4,115,588 and 2,952,108 for the six month periods ending June 30, 2007 and the six month periods ending June 30, 2006, respectively.

Revenue

We have not generated any substantial revenue since our inception. To date, we have funded our operations primarily through grants from the Israeli Office of the Chief Scientist (the “OCS”), and the sale of equity securities. If our development efforts result in clinical success, regulatory approval and successful commercialization of our products, we could generate revenue from sales of our products.

Research and Development Expense

We expect our research and development expense to increase as we continue to develop our product candidates. Research and development expense consists of:

•	internal costs associated with research and development activities;

•	payments made to third party contract research organizations, contract manufacturers, investigative sites, and consultants;

•	manufacturing development costs;

•	personnel-related expenses, including salaries, benefits, travel, and related costs for the personnel involved in the research and development;

•	activities relating to the advancement of product candidates through preclinical studies and clinical trials; and

•	facilities and other expenses, which include expenses for rent and maintenance of facilities, as well as laboratory and other supplies.

These costs and expenses are partially funded by grants received by us from the OCS. There can be no assurance that we will continue to receive grants from the OCS in amounts sufficient for our operations, if at all.

We expect our research and development expenditures to increase most significantly in the near future in connection with the ongoing production of our protein drug candidates. We intend to continue to hire new employees, in research and development, in order to meet our operation plans.

We have multiple research and development projects ongoing at any one time. We utilize our internal resources, employees, and infrastructure across multiple projects and tracks time spent by employees on specific projects. We believe that significant investment in product development is a competitive necessity and plans to continue these investments in order to realize the potential of our product candidates. In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross research and development expense in the aggregate of $291,629 and $640,787, respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross research and development expense in the aggregate of $169,876 and $412,392, respectively. The successful development of our product candidates is subject to numerous risks, uncertainties, and other factors. Beyond the next twelve months, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of, or the period, if any, in which material net cash inflows may commence from our product candidates or any of our other development efforts. This is due to the numerous risks and uncertainties associated with the duration and cost of clinical trials which vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	completion of such preclinical and clinical trials;

•	receipt of necessary regulatory approvals;

•	the number of clinical sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	adverse medical events or side effects in treated patients;

•	lack of comparability with complementary technologies;

•	obtaining capital necessary to fund operations, including the research and development efforts; and

•	the results of clinical trials.

Our expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals, and the expense of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of the foregoing variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the United States Food and Drug Administration (FDA) or other regulatory authorities were to require us to conduct clinical trials beyond those which we currently anticipate will be required for the completion of the clinical development of a product candidate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development. Drug development may take several years and millions of dollars in development costs. If we do not obtain or maintain regulatory approval for our products, our financial condition and results of operations will be substantially harmed.

General and Administrative Expense

General and administrative expense consists primarily of salaries and other related costs, including stock-based compensation expense, for persons serving in our executive and administration functions. Other general and administrative expense includes facility-related costs not otherwise included in research and development expense, and professional fees for legal and accounting services. We expect that our general and administrative expenses will increase as we add additional personnel and becomes subject to the reporting obligations applicable to public companies in the United States. In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross general and administrative expense in the aggregate of $667,404 and $822,320, respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross general and administrative expense in the aggregate of $376,690 and $588,059, respectively.

Financial Expense and Income

Financial expense and income consists of the following:

•	interest earned on our cash and cash equivalents;

•	interest expense on short term bank credit and loan; and

•
expense or income resulting from fluctuations of the New Israeli Shekel, which a portion of our assets and liabilities are denominated in, against the United States Dollar and other foreign currencies.

In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross financial expense (income) in the aggregate of $550 and ($59,654), respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross financial income in the aggregate of $1,007 and $83,480, respectively.

Stock-based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Stock-Based Payment” (SFAS 123(R)), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options under our stock plan, based on estimated fair values. SFAS(R) superseded our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) for periods beginning in fiscal 2006.

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. Prior to the adoption of SFAS 123(R), we accounted for equity-based awards to employees and directors using the intrinsic value method, in accordance with APB 25, as allowed under Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Under this transition method, compensation cost recognized in the year ended December 31, 2006 includes: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As required by the modified prospective method, results for prior periods have not been restated.

We recognized compensation expenses for the value of these awards, based on the straight line method over the requisite service period of each award.

We estimate the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. For the six a month period ending June 30, 2007 and June 30, 2006, our stock-based compensation expenses were $78,775 and $70,590, respectively.

We apply SFAS 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (EITF 96-18) with respect to options and warrants issued to non-employees.

SFAS 123 and EITF 96-18 require the use of an option valuation model to measure the fair value of the options at the grant date.

For the six a month period ending June 30, 2007 and June 30, 2006, our stock-based compensation expenses were $469,225 and $224,410, respectively.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2007

Revenues

There were no revenues for the six and three month periods ending June 30, 2007 and June 30, 2006.

Research and Development Expenses

In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross research and development expense in the aggregate of $291,629 and $640,787, respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross research and development expense in the aggregate of $169,876 and $412,392, respectively. The increase resulted primarily from significant development expenses related to salaries and related consulting and materials associated with the development of EPO-CTP, hGH-CTP and IFN-Beta-CTP. The increase was partially offset by $92,964 in grant funds received by us from the OCS.

General and Administrative Expenses

In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross general and administrative expense in the aggregate of $667,404 and $822,320, respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross general and administrative expense in the aggregate of $376,690 and $588,059, respectively. The difference resulted primarily from public-company associated expenses that were added to the normal course of general and administrative (G&A) expenses.

Financial Expenses and Income

In the six month periods ending June 30, 2006 and June 30, 2007, we incurred a gross financial expense (income) in the aggregate of $550, and ($59,654), respectively. In the three month periods ending June 30, 2006 and June 30, 2007, we incurred a gross financial income in the aggregate of $1,007 and $83,480, respectively. The increase resulted primarily from the higher balance of cash and cash equivalents held by us during the second quarter of 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

There were no revenues for the year ended December 31, 2006, and no revenues for the year ended December 31, 2005.

Research and Development Expenses

Research and development expenses were $754,000 for the year ended December 31, 2006, an increase of $713,000, or 1,739%, from $41,000 for the year ended December 31, 2005. The increase resulted primarily from significant development expenses related to salaries and related consulting and materials associated with the development of EPO-CTP and hGH-CTP. The increase was partially offset by $100,000 in grant funds received by Modigene Delaware from the OCS.

General and Administrative Expenses

General and administrative expenses were $1,496,000 for the year ended December 31, 2006, a reduction of $2,250,000, or 60%, from $3,716,000 for the year ended December 31, 2005. The difference resulted primarily from $3,500,000 in share based compensation accounted for in 2005.

Financial Expenses and Income

Financial income was $35,000 for the year ended December 31, 2006, compared to expense of $2,000 for the year ended December 31, 2005, an increase of $37,000. The increase resulted primarily from the higher balance of cash and cash equivalents held by Modigene Delaware during 2006.

Cash Flows

In the six month periods ending June 30, 2006 and June 30, 2007, net cash used in operations was approximately $1,195,829 and $670,527, respectively. The difference resulted primarily from increase in R&D expenses and G&A expenses.

In the six month periods ending June 30, 2006 and June 30, 2007, net cash used in investing activities was approximately $132,530 and ($13,991), respectively. The difference resulted primarily from a decrease in equipment purchases.

In the six month periods ending June 30, 2006 and June 30, 2007, net cash provided by financing activities was approximately $12,133 and $13,410,340, respectively. The difference resulted primarily from proceeds from issuance of common shares to investors.

Funding Requirements

We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a public company in the United States upon the consummation of the merger, including the costs of directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the continued progress of our research and development of product candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates.

We believe that our existing cash and cash equivalents and short-term investments will be sufficient to enable us to fund our operating expenses and capital expenditure requirements at least for the next twenty four months. We have based this estimate on assumptions that may prove to be wrong or subject to change, and we may be required to use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials. Our future capital requirements will depend on many factors, including the progress and results of our clinical trials, the duration and cost of discovery and preclinical development, and laboratory testing and clinical trials for our product candidates, the timing and outcome of regulatory review of our product candidates, the number and development requirements of other product candidates that we pursue, and the costs of commercialization activities, including product marketing, sales, and distribution. We do not anticipate that we will generate product revenues for at least the next several years. In the absence of additional funding, we expect continuing operating losses to result in increases in our cash used in operations over the next several years. To the extent that our capital resources are insufficient to meet our future capital requirements, we will need to finance our future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. We currently do not have any commitments for future external funding. We may need to raise additional funds more quickly if one or more of our assumptions proves to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable. We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities may result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.

Effects of Inflation and Currency Fluctuations

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the six month periods ending June 30, 2006 and June 30, 2007.

Currency fluctuations could affect us by increased or decreased costs mainly for goods and services acquired outside of Israel. We do not believe currency fluctuations have had a material effect on our results of operations during the six month periods ending June 30, 2006 and June 30, 2007.

Arrangements

We had no off-balance sheet arrangements as of June 30, 2006 or June 30, 2007. See Note 7 of the financial statements of this prospectus for a full description of certain contingent royalty payments.

Recently Issued Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS(R). Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while SFAS 123(R) requires all share-based payments to employees to be recognized based on their fair values. SFAS 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods.

SFAS 123(R) requires nonpublic companies that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under SFAS 123 to adopt their requirements prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Those entities shall continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards (either the minimum value method under SFAS 123 or the provisions of APB 25 and its related interpretive guidance).

The impact of adoption of SFAS 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, because outstanding awards are to be accounted for based on principles originally applied to them (unless modified, repurchased, or cancelled after the required effective date) no resulting accounting effect is expected to such awards.

The new standard set forth in SFAS 123(R) became effective for us in the first fiscal year beginning after December 15, 2005.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, “Accounting for Income Taxes.” This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty.

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific details related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings.

We are currently evaluating the effect of the adoption of FIN 48 on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. As applicable to us, this statement will be effective as of the year beginning January 1, 2008. We are currently evaluating the impact that the adoption of SFAS 159 would have on our financial statements and disclosures.

DESCRIPTION OF BUSINESS

We were incorporated in August 2003 as the parent company of Liaison Design Group, LLC. On May 11, 2000, Sandra Conklin and Sambrick Communication formed Liaison Design Group, LLC as a North Carolina limited liability company to join their respective graphics design and marketing/advertising businesses. On March 10, 2003, Seamus Duerr was admitted as a member. On September 26, 2003, the membership interests of Liaison Design Group were transferred to us in exchange for shares of our common stock.

On May 9, 2007, our wholly-owned subsidiary merged with and into Modigene Delaware, and we acquired the existing business operations of Modigene Delaware and its wholly owned subsidiary, ModigeneTech. Prior to the merger, we transferred all of our operating assets and liabilities to Liaison Design Group, and simultaneously with the closing of the merger, we completed the sale of all of its outstanding membership interest to Ms. Conklin, Mr. Duerr and Sambrick Communication. As a result of these transactions, the business of Modigene Delaware and ModigeneTech became our business on a going-forward basis.

Overview

We are a development stage biopharmaceutical company utilizing patented technology to develop longer-acting, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. We have obtained certain exclusive worldwide rights from Washington University in St. Louis, Missouri to use a short, naturally-occurring amino acid sequence (peptide) that has the effect of slowing the removal from the body of the therapeutic protein to which it is attached. This Carboxyl Terminal Peptide (CTP) can be readily attached to a wide array of existing therapeutic proteins, stabilizing the therapeutic protein in the bloodstream and extending its life span without additional toxicity or loss of desired biological activity. We are using the CTP technology to develop new, proprietary versions of certain existing therapeutic proteins that have longer life spans, giving our products greatly improved therapeutic profiles and distinct market advantages.

We believe our products in development will provide several key advantages: dramatic reduction in the number of injections required to achieve the same or superior therapeutic effect from the same dosage; extended patent protection as proprietary new formulations of existing therapies; faster commercialization with greater chance of success and lower costs than those typically associated with a new therapeutic protein; and manufacturing using industry standard biotechnology based protein production processes.

The first novel protein containing CTP technology has reached Phase III clinical studies, being currently conducted by the Dutch multinational biotechnology company Organon International Inc., which licensed the technology directly from Washington University (prior to the formation of Modigene Delaware) only for application to Follicle Stimulating Hormone (FSH) and two other hormones, human Chorionic Gonadotropin and Luteinizing Hormone. Organon has publicly reported highly successful Phase II results.

Worldwide sales of therapeutic proteins were approximately $53 billion in 2005 and are expected to increase to more than $70 billion by 2008.1 Our internal product development program is currently focused on extending the life span of the following biopharmaceuticals, which together address an established market in excess of $15 billion:

•	Human Growth Hormone (hGH)

•	Erythropoietin (EPO)

•	Interferon β

•	Glucagon-Like Peptide-1 (GLP-1)

Worldwide sales of hGH are estimated at $2.2 billion, those of EPO at $10.7 billion, those of interferon β at $3.8 billion, and GLP-1 analogues have just reached the market, but are expected to grow rapidly to $1.5 billion.2 We believe that the CTP technology will be broadly applicable to these as well as many other of the best-selling therapeutic proteins in the market and will be attractive to potential partners because it will allow them to extend proprietary rights for therapeutic proteins with near-term patent expirations.

Discovery, Development and Clinical Experience with CTP Technology

Our core technology was developed by Washington University in St. Louis, while investigating the female hormone human Chorionic Gonadotropin (hCG), which facilitates pregnancy by maintaining production of progesterone and stimulating development of the fetus.

hCG has a long life span of up to 2 days, meaning that the body is slow to break it down. Luteinizing Hormone (LH) is another female hormone having a chemical composition (amino acid sequence) very close to that of hCG. LH has a very short life span of 20 minutes. Scientists at Washington University discovered that the only difference between hCG and LH is a short amino-acid sequence present in hCG and not in LH which they called “CTP,” for Carboxyl-Terminal Peptide. This is shown schematically below. When produced in mammalian cells, this CTP is heavily modified by sugars being added (a process called glycosylation). Through numerous experiments, it was confirmed that CTP was responsible for the longer life span of hCG as compared to LH. Washington University then performed additional experimentation adding CTP to different therapeutic proteins and the results showed that the CTP-modified proteins had dramatically increased life span.

[1]
Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm); Neose Technologies, Inc. Form 10-K, filed March 11, 2005, for period ending December 31, 2004; Business Communications Company, Inc., The Market for Bioengineered Protein Drugs, Abstract, January 2004 (http://www.bccresearch.com/biotech); Forbes, The World’s Ten Best-Selling Drugs, 3/22/2006.

[2]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

Modigene’s core technology is the use of a short, naturally occurring amino acid sequence (CTP) to slow the removal of therapeutic proteins from the body without increasing toxicity or altering the overall biological activity

Our scientific founder, Dr. Fuad Fares, was a post-doctoral student at Washington University and worked on these findings and experiments. When Dr. Fares returned to Israel in 2001, he formed ModigeneTech to license the CTP technology from Washington University for certain therapeutic indications. Due to its interest in the CTP technology, a division of Johnson & Johnson became an early investor in ModigeneTech and remains a stockholder of our company today.

Prior to Dr. Fares’ completion of our initial license agreement with Washington University, the Dutch biotech company Organon, which had revenues of $3 billion in 2005 and employs more than 14,000 employees,3  licensed the CTP solution to be used in conjunction with FSH, hCG and LH, used to treat female infertility. Organon’s goal was to develop a longer-lasting version of their FSH product, marketed as Follistim and required to be injected on a daily basis. The FSH market is quite significant, with annual sales of $1.3 billion.4  There have been several attempts to create a long-lasting version of FSH utilizing existing technologies that compete with our CTP technology, including a PEGylated version, all of which have been abandoned or terminated.

Organon has successfully completed FDA-regulated Phase I and Phase II clinical trials with this longer-acting FSH-CTP, and is now in the midst of its Phase III trial, involving 1,400 patients across 75 clinical centers worldwide. The Phase II clinical trial findings indicate that the addition of CTP to the FSH protein does not impact its therapeutic activity or cause any negative immune system response. Importantly, Organon’s FSH-CTP appears to require only one injection to achieve the same clinical efficacy of ten daily injections of regular FSH, as shown in the figure below.5 Organon is currently conducting Phase III trials and plans to seek FDA approval for its extended-life FSH-CTP therapy in the near future. We believe that Organon’s success to date, in conjunction with our own research and development efforts, indicates that the addition of CTP to existing therapeutic proteins is commercially valuable. We are now the exclusive licensee for the utilization of CTP technology in all therapeutic proteins, peptides and their modified forms except for human FSH, LH, and hCG.

[3]	Organon International (http://www.organon.com).

[4]	Informations Sekretarial Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

[5]	P. Devroey et al., The Journal of Clinical Endocrinology and Metabolism 89: 2062-70 (2004).

Stimulation of egg follicle growth in women preparing for IVF. Standard treatment of daily injection of rFSH (rightmost bar in each day’s group) is compared to a single injection of FSH-CTP in one of three dose levels. At the days shown, large (growing) follicles were detected by ultrasound. There were at least as many large follicles stimulated by each of the FSH-CTP doses as with the control group.

Opportunity Background

Overview of Therapeutic Proteins

Therapeutic proteins are proteins that are either extracted from human cells or engineered and produced in the laboratory for pharmaceutical use. The majority of therapeutic proteins are recombinant human proteins manufactured using non-human cell lines that are engineered to contain certain human genetic sequences which cause them to produce the desired protein. Recombinant proteins are an important class of therapeutics used to replace deficiencies in critical blood borne growth factors and to strengthen the immune system to fight cancer and infectious disease. Therapeutic proteins are also used to relieve patients’ suffering from many conditions, including various cancers (treated by monoclonal antibodies and interferons), heart attacks, strokes, cystic fibrosis and Gaucher’s disease (treated by enzymes and blood factors), diabetes (treated by insulin), anemia (treated by erythopoietins), and hemophilia (treated by blood clotting factors).

The FDA has approved 75 therapeutic proteins, also known as biopharmaceuticals, and there are more than 500 additional proteins under development. Worldwide sales of therapeutic proteins were reported to be approximately $53 billion in 2005, and are expected to increase to more than $70 billion by 2008.6 To date, much of the growth has been in sales of erythopoietins (used to treat anemia) and insulins (used to treat diabetes). Many of the proteins currently on the market will lose the protection of certain patent claims over the next 15 years. In addition, many marketed proteins are facing increased competition from next-generation versions or from other therapeutic proteins approved for the same disease indications.

Because proteins are broken down in the gastrointestinal system, marketed therapeutic proteins must be administered by injection. Once in the bloodstream, therapeutic proteins are broken down by enzymes and cellular activity, as well as filtered out of the blood by the kidneys. Therefore, injections must be given frequently to achieve effective therapeutic levels. A large market opportunity exists for new versions of proven therapeutic proteins that remain active longer, thereby reducing the number of required injections and optimizing therapeutic results and patient acceptability. However, existing approaches to creating modified therapeutic proteins are generally based on the addition of synthetic, non-protein elements that result in problems such as loss of desired biological activity, toxicity of the modified protein and increased manufacturing complexity and cost. Despite these challenges, four longer-lasting modified therapeutic proteins currently on the market generated total combined sales of over $8.1 billion in 2005.7 Each of these improved therapeutics was custom-designed with great effort.

[6]
Business Communications Company, Inc., The Market for Bioengineered Protein Drugs, Abstract, January 2004 (http://www.bccresearch.com/biotech); Forbes, The World’s Ten Best-Selling Drugs, 3/22/2006. Neose Technologies, Inc. Form 10-K, filed March 11, 2005, for period ending December 31, 2004.

[7]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

Attempts to Extend the Life Span of Therapeutic Proteins

Several strategies have been devised in recent years to extend the life span of therapeutic proteins by slowing their clearance from the body. These strategies have included two main techniques:

•
Increasing the size of the therapeutic protein. This is achieved either by attaching large polymeric chains to the protein (PEGylation) or by attaching other large, non-active proteins that have longer life spans compared to the target therapeutic protein.

•
Altering the physical structure of the therapeutic protein. This is achieved by adding carbohydrate structures to the therapeutic protein (glycosylation) through modifications of the original genetic sequence of the protein. These additional “sugar chains” slow the clearance of the therapeutic protein from the bloodstream.

Limitations of Existing Life Span Extension Solutions

There are several fundamental issues with the existing technologies that attempt to create longer-lasting versions of therapeutic proteins. If the size of the protein is increased by way of attaching large polymeric chains or another protein, the end result is a very large protein. Because most therapeutic proteins work by binding to specific receptors, the new “bulkiness” may prevent them from achieving the desired result. The smaller the protein, the more significant the effect of the size increase may be. The successful attempts at increasing the size of therapeutic proteins, while preserving substantial activity, have been relatively few, and have been with proteins that are already large. Even so, the biological activity of the modified protein has been significantly less than that of the unmodified protein, and thus requires a higher injected dose as compared to the unmodified protein’s usual dosage. One typical method to achieve the desired size increase is to add long polymers of polyethylene glycol (PEG) to a protein; however, such method has in the past resulted in the creation of foreign structures to which the immune system may adversely react. When this happens, the immune system also works to remove the modified protein from the bloodstream, defeating the purpose of the original modification. It can also lead to additional negative effects, such as reaction at the injection site.

Another technique, glycosylation, requires custom alterations (point mutations) to the protein’s genetic structure to increase its life span. The resulting modified protein is entirely new and often generates unexpected adverse reactions, resulting in potentially toxic effects. To date, creating a protein with a longer life span that is not toxic has been a lengthy trial and error process.

Although the existing modification technologies have been tried on almost all therapeutic proteins, only three modified proteins have been commercially successful: two developed by Amgen Inc., and one independently developed by Schering-Plough Corporation and Roche Pharmaceuticals. Each of these marketed longer-lasting therapeutic proteins has captured multi-billion dollar annual sales and is a leader in its respective market based upon annual sales:

•
Utilizing PEGylation, Schering-Plough and Roche independently developed PEG-INTRON and PEGASYS, therapeutic proteins with a longer life span than that of regular Alpha interferon (used for treating Hepatitis B and C), and which generated sales in 2005 of $2.7 billion.

•	Utilizing PEGylation, Amgen developed Neulasta, an anti-neutropenia therapeutic protein with a longer life span than that of regular G-CSF, and which generated sales in 2005 of $2.2 billion.[8]

•	Utilizing additional glycosylation, Amgen developed Aranesp, an anti-anemia therapeutic protein with a longer life span than that of regular EPO, and which generated sales in 2005 of $3.2 billion.

These products, collectively having revenues of more than $8 billion a year, clearly indicate the potential value of developing improved therapeutic proteins.

[8]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

Our Solution

Through our license agreement with Washington University, we have secured exclusive, worldwide rights to use the CTP technology with respect all natural and non-natural therapeutic proteins and peptides (other than LH, TSH, FSH and hCG), including hGH, EPO, interferon β and GLP-1. Our solution to creating proprietary, enhanced longevity protein therapeutics is CTP, a short, naturally-occurring amino acid sequence that has the effect of slowing the removal and/or breakdown of the therapeutic protein to which it is attached. Using standard recombinant DNA techniques, the CTP cassette can be readily attached in one or more copies to a wide array of existing therapeutic proteins. When these proteins are produced in mammalian cells, the CTP portion undergoes a natural process in which special carbohydrate chains are attached (O-linked glycosylation). This additional CTP piece, along with its carbohydrate chains, stabilizes the therapeutic protein in the bloodstream and greatly extends its life span, without additional toxicity or loss of its desired biological activity. This is quite distinct from other methods used to extend protein life span, which require the addition to the therapeutic drug of large proteins or of synthetic, non-protein elements that may result in problems such as loss of desired biological activity or toxicity of the modified protein, as well as increased manufacturing complexity and cost. Moreover, CTP-modified proteins can be manufactured using established and widely used mammalian protein expression systems (cell lines). Therefore, the technology risks are minimized, while the benefits of the CTP technology can be substantial.

There are two existing biopharmaceuticals that utilize CTP technology. The first product is hCG, of which CTP is naturally a part. Besides being present normally in high amounts during pregnancy, it is also given therapeutically to women or men as a fertility treatment (sold by Serono, Organon and Ferring). The second product is FSH-CTP, in clinical development by Organon as described above. The data from the use in humans of these two products gives us confidence that the CTP technology may be able to address the major problems faced by the other attempted approaches to increase protein lifespan. Data from these products reassures us that CTP can be used safely in humans and that it is effective in extending the serum lifetime and activity in humans.

We believe the clinical development program for our drugs will be faster, less expensive and more predictable than those conducted for existing therapeutic proteins. We can base the design of our studies, the inclusion criteria, clinical endpoints and sample sizes, on the knowledge gained from development of the predecessor drugs, with the assurance that these have been accepted by regulatory authorities in the past. In addition there are usually surrogate markers for clinical efficacy that have been defined and accepted by the medical community. These can provide easier and faster ways of learning at an early stage the correct dosing range and frequency. In some cases, they can even be used as definitive clinical trial endpoints. These factors drive down the time and costs associated with clinical trials. For these reasons, we believe that our first product could receive FDA approval in four years.

Research & Development: Our Development Programs

We are currently pursuing the development and commercialization of four products - Human Growth Hormone, Erythropoietin, Interferon β and Glucagon-Like Peptide-1 - which collectively address an established market in excess of $15 billion, representing approximately 30% of the total market for therapeutic proteins.9 We estimate the aggregate cost of our research and development programs during the first six months of 2007 was $640,787.

Human Growth Hormone (hGH)

Market Opportunity

Growth hormone deficiency (GHD) is a pituitary disorder resulting in short stature and other physical ailments. It affects approximately 20,000 children in the United States. GHD occurs when the production of growth hormone, secreted by the pituitary gland, is disrupted. Since growth hormone plays a critical role in stimulating body growth and development, and is involved in the production of muscle protein and in the breakdown of fats, a decrease in the hormone affects numerous body processes.

Recombinant hGH is used for the long-term treatment of children and adults with growth failure due to inadequate secretion of endogenous growth hormone. The primary indications it treats in children are growth hormone deficiency, kidney disease, Prader-Willi Syndrome and Turner’s Syndrome. In adults, the primary indications are replacement of endogenous growth hormone and the treatment of AIDS-induced weight loss. The annual market for hGH was $2.2 billion in 2005, with six companies then marketing versions of the therapeutic protein.

[9]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec.sales.htm).

In addition to its current use, hGH has been proven to promote a number of lifestyle benefits including weight loss, increased energy levels, enhanced sexual performance, improved cholesterol, younger, tighter, thicker skin, and reduced wrinkles and cellulite. We expect the hGH market to expand significantly as hGH moves beyond therapeutic treatment to include the treatment of lifestyle issues.

Current Products

Prior to the advent of recombinant versions, growth hormone was purified from human cadavers. For the past 20 years, recombinantly produced protein has been supplied to the market by an increasing number of companies. Current products on the U.S. market are Nutropin (Genentech), Genotropin (Pfizer), Humatrope (Eli Lilly), Norditropin (Novo Nordisk), Serostim (Serono) and Omnitrope (Novartis), which was approved in May 2006.

Modigene’s hGH-CTP Program

Patients using hGH receive daily injections six or seven times a week. This is particularly burdensome for pediatric patients. We believe a significant market opportunity exists for a longer-lasting version of hGH that would require fewer injections. This concept was validated by Genentech’s development and launch, in 2000, of Nutropin Depot, which used a biodegradable gel formulation of hGH, intended to provide once or twice per month dosing. This product was not well accepted in the marketplace due to the large bore needle required plus a high incidence of injection site reactions caused by the byproducts of the biodegradation of the gel material. The product was discontinued in 2004. We believe hGH-CTP will not suffer from these deficiencies, and will in fact benefit from the groundwork and raised expectations Genentech created.

We have successfully cloned and expressed several variants of its hGH-CTP. The in-vivo biological activity of the hGH-CTP variants has been tested using the standard hGH animal model, named the “Weight Gain Assay.” In that animal model we conducted a comparative study of the effect of daily injection of commercial hGH, versus single weekly injection of hGH-CTP, on the growth of hypophysectomized rats - rats that had their pituitary gland removed by surgery. The rats cannot continue to grow and add weight without their pituitary gland, unless they get supplemental hGH via injection. During a period of 11 days, we injected one group of rats with 11 consecutive daily injections of commercial hGH, while other groups have been injected once every six days with our long-lasting hGH-CTP. As shown below, the results demonstrate that a single injection per week of our hGH-CTP is highly effective in inducing growth, and as effective as six daily injections of commercial hGH. We intend to file an investigational new drug application (IND) with the FDA for a CTP-modified hGH within 12 months from the closing of the Offering. Given the enormous clinical experience with growth hormone over many decades, accepted surrogate markers of its activity in the body and clear clinical trial endpoints, we expect our clinical program to progress rapidly, predictably, and at relatively low cost. We currently target FDA approval to be obtained by the end of 2011.

11 days of incremental weight gain was measured in hypophysectomized male rats following two injections - once every 6 days SC injection of 50 µg/rat. The control group was a standard protocol of once daily injection of 10 µg/rat of commercial rhGH Biotropin. The experiment was conducted according to USP official monograph: Somatotropin.

Phramacokinetic animal models show that the durability of the hGH-CTP, as measured by its T1/2, is approximately 5.2x longer than commercial hGH when injected subcutaneously, and 13.8x when injected intravenously. In addition, the serum availability of hGH-CTP is approximately 9.6x and 16.5x better than commercial hGH, for intravenous and subcutaneous administrations, respectively.

Erythropoietin (“EPO”)

Market Opportunity

The level of red blood cells in the body at any given time depends on a protein hormone called Erythropoietin (EPO). The kidneys make EPO and it travels to the bone marrow, where it stimulates the production of red blood cells. Individuals with chronic kidney failure, chemotherapy patients and HIV/AIDS patients on AZT therapy suffer from low levels of EPO. Without sufficient EPO, the level of red blood cells drops, which causes anemia. Symptoms of anemia can be vague, but most commonly, people with anemia report a feeling of weakness or fatigue. More severe anemia leads to shortness of breath, and can lead to heart failure in the elderly.

In addition to its major use in patients with chronic kidney failure and on chemotherapy, EPO is also used in patients who may require a blood transfusion or undergo surgery where blood loss is expected. In these cases, EPO is given in advance as a precaution. The bone marrow produces more red blood cells, and if blood is lost during the operation, there is still enough to sustain the patient.

Annual sales of EPO were estimated to be $10.7 billion in 2005, and rising.10 Of this, Amgen’s long-acting EPO, Aranesp, currently sells $3.2 billion per year.

Current Products

Recombinant EPO was launched as a pharmaceutical product by Amgen for treatment of anemia resulting from chronic renal failure in 1989 under the brand name Epogen. In 1991 it was also approved for treating anemia resulting from cancer chemotherapy. Johnson & Johnson (J&J) markets EPO under license from Amgen for cancer chemotherapy under the brand names Procrit (US) and Eprex (ex-US). A longer-acting erythropoietin analogue, darbepoetin (dEPO), also known as novel erythropoiesis-stimulating protein (NESP), was launched by Amgen under the brand name Aranesp in 2001.

[10]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

Amgen’s patents have so far prevented other companies from entering the U.S. market. Even though the patents are all based on work done in the early 1980s, the last of them will not expire until 2015, thirty-two years after the date of the original application. Outside the United States, Amgen’s patents did not prevail and EPO is also available from Roche and Chugai under the brand names NeoRecormon and Epogin. Also in Europe, EPO produced by different technology will soon be available from Shire as Dynepo (originally developed by Transkaryotic). Unlike existing forms of pharmaceutical EPO manufactured in cultured animal cells, Dynepo is made in cultured human cells. It is therefore expected to have an authentic human form of glycosylation. This characteristic may make it a longer-acting product than existing brands, but clinical data have not yet been made public. A long-acting PEGylated form is in development by Roche as CERA. Roche is being sued by Amgen to prevent importation of CERA into the United States, but so far Roche has prevailed under clinical trials exemption principles. Roche also maintains that CERA does not infringe Amgen’s patents, and filed for FDA approval in April 2006.

EPO is generally injected subcutaneously (under the skin) by the patient, although it may also be given intravenously (through a vein). Several injections weekly are required for the original forms, but the long-acting forms may require injections only once every two weeks.

Modigene’s EPO-CTP Program

Our scientists have created constructs of EPO with CTP attached, and demonstrated in rodents that EPO-CTP has extended serum lifetime and enhanced activity compared to equivalent amounts of EPO, and is at least as effective as Aranesp, Amgen’s long-acting EPO. Aranesp was constructed as one of a very large number of mutants of EPO, each of which was laboriously cloned, expressed and tested for activity. By comparison, only a single cloning experiment was required to engineer each variant of EPO-CTP. Schematic structures of EPO, Aranesp and EPO-CTP with a single CTP cassette are shown below (not to scale). It can be seen that EPO-CTP with a single CTP cassette contains the same maximal number of sialic acids as the terminal residues on its carbohydrate chains as does Aranesp. These sialic acids have been described by Amgen to be a major factor in determining serum half-life. A secondary contributor is molecular weight, and EPO-CTP appears to benefit from this factor, especially in EPO-CTP variants with three CTP cassettes.

The in-vivo biological activity of the EPO-CTP variants has been tested using the standard EPO animal model. In that animal model we conducted a comparative study of the biological effect of single injection of commercial EPO, single injection of Aranesp, and a single weekly injection of EPO-CTP, on mice. The hemoglobin levels, as well as other parameters, of the mice were measured. In addition, the half-life (durability) of EPO, Aranesp, and EPO-CTP was measured. As shown below, the results demonstrate that (i) a EPO-CTP has a half-life higher by 21% than that of Aranesp, (ii) a single injection per week of our EPO-CTP is highly effective in inducing immature red blood cells, as well as hemoglobin levels, and (iii) a single injection per week of our EPO-CTP has a stronger biological effect than that of a single injection per week of Aranesp.

Interferon β

Market Opportunity

Beta interferon is a drug used to reduce the frequency and severity of relapses afflicting people suffering from multiple sclerosis (MS). MS is an autoimmune neurological disorder affecting the insulating myelin layers of the brain and spinal cord. If unchecked, over time the immune system attack on the myelin leads to poor coordination, severe disabilities and premature death.

Annual sales of beta interferon were estimated to be $3.8 billion in 2005, selling under the product names Rebif by Serono, Inc., Betaseron/Betaferon by Schering AG and Avonex by Biogen Idec.11

Current Products for MS

Beta interferon is available as two different proteins with similar activity. Interferon β-1b (Betaseron) is a genetically altered protein produced in E. coli bacteria, and was the first product introduced for MS in 1993. Interferon β-1a is the natural sequence protein, produced in mammalian cells, and is glycosylated. It was introduced to the U.S. market in 1996 by Biogen Idec (Avonex), followed in 2002 by Serono’s product Rebif, which is co-marketed by Pfizer. Betaseron is injected every other day subcutaneously, Avonex is given once per week by intramuscular injection and Rebif is given subcutaneously three times per week. Interferons have been shown to reduce the rate of MS relapses by 30-40%, and to slow the progression of disability in MS patients. None of the products on the market is a cure, but patients today who start early on interferon can suppress the disease enough that they are much less likely today to end up in a wheelchair than they were before these treatments were available.

In addition to the beta interferons sold by Biogen Idec, Schering and Serono, the other major product used for MS is Copaxone, developed by Teva and marketed together with Sanofi Aventis. Worldwide sales of Copaxone were $329 million in the first quarter of 2006.12 Other drugs approved for MS include the chemotherapeutic Novantrone (Serono) and the biologic Tysabri (Biogen Idec), which is reserved for unresponsive cases due to potentially fatal adverse effects.

Modigene’s Interferon β-1a-CTP Program

Modigene’s IFN-β-CTP is produced in Chinese hamster ovary cells—the same cell line also used by Avonex® and Rebif®. We produced the protein and conducted in vitro and preclinical animal models of IFN-β-CTP. A single injection of IFN-β-CTP has shown the potential to require injection protocol of only once every two weeks, compared with two to four times for the current protocols with commercial IFN-β (Avonex® and Rebif®).

Phramacokinetic animal models show that the durability of the IFN-β-CTP, as measured by its T1/2, is approximately 8.2x longer than commercial IFN-β when injected intravenously. In addition, the serum availability of IFN-β-CTP is approximately 24x better than commercial IFN-β, for intravenous administration.

The receptor specificity of IFN-β-CTP is identical to the commercial IFN-β, providing further indication that the increased longevity of IFN-β-CTP will not deteriorate any biological effect. We plan to file an IND application and begin Phase I/II human clinical trials for IFN-β-1a-CTP by the first quarter 2009. We believe that we could receive FDA approval for IFN-β-1a-CTP in late 2013.

Glucagon-Like Peptide-1 (“GLP-1”)

Market Opportunity

Diabetes is a chronic disease in which a person’s blood glucose levels are too high due to either a lack of insulin or the body’s inability to use the insulin effectively. Insulin is an essential hormone that enables the absorption of glucose into the body’s cells, which then use it as fuel. High glucose levels can damage blood vessels and lead to complications such as diabetic blindness, kidney diseases, heart diseases, strokes, peripheral neuropathy and vascular disease, leading to the amputation of limbs. The risks of these complications can be reduced significantly with close control of blood glucose. Despite this, two thirds of deaths in diabetes patients are attributed to cardiovascular disease.

Type 2 diabetes, usually diagnosed in adults (although increasingly in obese children and adolescents), occurs when the body does not produce sufficient insulin or the insulin produced is not being utilized effectively (a condition called insulin resistance). There are a number of oral drugs available for the treatment of this type of diabetes, although insulin injections may need to be taken when the oral drugs are unable to control blood glucose levels. Between 90% and 95% of all diabetics have Type 2 diabetes.

[11]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

[12]	Teva press release, May 10, 2006.

Diabetes is the most common endocrine disorder in the United States and is the fifth leading cause of death in the country (excluding accidents). The prevalence of Type 2 diabetes has tripled in the last 30 years, due in large part to the increase in obesity. Type 2 diabetes affects more than 17 million Americans, over 6% of the total population,13 and in 2002 was estimated to cost the country $132 billion.14 Worldwide, the World Health Organization currently estimates that as of the year 2000 diabetes affected some 177 million individuals, and projects that this number may increase to at least 300 million by 2025.15 It is estimated that in 2002, worldwide spending on oral diabetes drugs and injected insulin for Type 2 diabetes was $12.5 billion.16

Many patients’ diabetes is poorly controlled despite use of oral drugs or insulin, and insulin therapy typically causes weight gain. Because obesity is a major factor in causing the diabetes, weight gain is highly undesirable. This has instigated a continued search for new and better anti-diabetic agents, leading to the discovery of GLP-1. GLP-1 is a peptide hormone that acts throughout the body to help maintain healthy blood sugar levels and to control appetite. In healthy individuals, GLP-1 levels rise during a meal to help the body utilize and control the elevation in blood sugar levels, but this response is blunted in Type 2 diabetics. GLP-1 also contributes to the health and survival of the insulin-producing cells in the body. GLP-1 analogues have just reached the market, but are expected to grow rapidly to $1.5 billion.17

There is also evidence that GLP-1 could be an important therapy for congestive heart failure,18 and it is being studied in clinical trials for that indication using continuous infusion.

Current Products

Type 2 diabetes is treated first with diet and exercise, then with oral pharmaceutical agents and finally with insulin. The U.S. market for oral diabetic drugs was $5.4 billion in 2002, and the market for insulin was about $1.9 billion that year. Despite the range of treatment options, a large fraction of patients do not manage to control their blood glucose levels adequately.

The primary obstacle to the use of GLP-1 as a therapeutic for diabetes is its extremely short half-life of about five minutes in the body. For this reason, researchers have tried a number of approaches to overcome this problem. The first product to reach the market is a longer-lived GLP-1 analogue originally isolated from the gila monster, recently introduced to the market as Byetta (exenatide). Other attempts to address the short half-life have been to attach the peptide to a long-circulating protein, or to use continuous infusion, which for most patients is not practical.

Modigene’s GLP-1-CTP Program

We believe it will be practical to apply our CTP technology across the board to greatly prolong the time therapeutic peptides circulate in the body. Our proof of concept for this approach will be to use it for GLP-1, which has proven therapeutic value. Construction of the recombinant DNA vectors has begun. We plan to begin clinical studies with this project in 2009.

Our Business Strategy

Our goal is to become a leader in the development and commercialization of longer-lasting, proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales, through the utilization of our CTP technology. Key elements of our strategy are to:

•
Develop and commercialize improved versions of biopharmaceuticals that dramatically reduce the number of injections required to achieve the same therapeutic effect from the existing drugs. Based on the clinical track record of our CTP technology, as evidenced by the results of Organon’s FSH-CTP Phase II clinical trial, we believe that the addition of CTP to therapeutic proteins significantly enhances the lifespan of those proteins, without any adverse effects. We expect these modified proteins to offer significant advantages, including less frequent dosing and possibly improved efficacy, over the original versions of the drugs now on the market, as well as to meet or exceed the pharmacokinetic profile of next-generation versions of the drugs now on the market.

[13]	National Diabetes Information Clearinghouse (NIDDK/NIH).

[14]	American Diabetes Association (ADA).

[15]	World Health Organization (http://www.who.int/mediacentre/factsheets/fs236/en/).

[16]	From Business Communications Company, Inc. (BCC), a Connecticut, U.S., based business research firm specializing in biotechnology.

[17]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

[18]	See review by H. Taegtmeyer, Circulation 110: 894-896 (2004).

•
Leverage extensive existing clinical and regulatory experience with the original drugs to bring our improved versions of these biopharmaceuticals to market more quickly, at lower costs and with a clearer path to regulatory approval. Because there is a large knowledge base on the original products, the preclinical, clinical and regulatory requirements needed to obtain marketing approval are very well defined. In particular, clinical study designs, inclusion criteria and endpoints can be used that have already been accepted by regulatory authorities. There typically exist accepted surrogate markers for clinical efficacy, which can sometimes even be used as definitive trial endpoints, but at the least are highly informative of proper dose range and frequency. All of these factors drive down the time and costs associated with clinical trials, which represent up to 90% of product development costs for a typical therapeutic protein. In addition to lowering the costs and time to market, we believe the strategy of targeting drugs with proven safety and efficacy provides a better prospect of clinical success of our proprietary development portfolio as compared to de novo protein drug development. The possibility of delays due to regulatory safety concerns is also reduced as the FDA gains comfort with the safety profile of CTP-modified proteins (CTP is naturally present in the body, on the approved drug hCG and on FSH-CTP). We estimate that the average time to market and cost of clinical trials for our products could be up to 50% less than that required to develop a new therapeutic protein. For these reasons, we believe that our first product could receive FDA approval in four years.

•
Seek attractive partnership opportunities. We believe that the CTP technology is applicable to most therapeutic proteins and peptides that have been approved to date by the FDA, including many of the best-selling therapeutic proteins in the market. We believe that the proprietary rights provided by CTP technology, together with the clinical and compliance benefits, will be attractive to potential partners, either the originator of the therapeutic protein or their prospective competitors. We will seek to build a portfolio of commercially attractive partnerships in a blend of co-developments and licenses. Where possible, we will seek partnerships that allow us to participate significantly in the commercial success of each of the compounds.

•
Leverage our core competencies. We believe that our CTP technology improves the drug properties of therapeutic proteins. We will continue to use our CTP technology to develop improved versions of protein drugs with proven safety and efficacy and to improve the therapeutic profiles of new drugs that will be developed by our partners. We will also continue to conduct exploratory drug development research in therapeutic peptides and Fab fragments of monoclonal antibodies, where our CTP technology, intellectual property and internal expertise provide us with opportunities.

Our Partnering Strategy

In addition to commercializing the three therapeutic proteins and one peptide discussed above, there are many additional product candidates we can pursue in an opportunistic fashion. We plan to pursue partnering deals with biotechnology companies that have a strategic interest in using our solution to develop longer-lasting versions of their existing therapeutic proteins or peptides, or those in development. We anticipate such partnerships will provide significant revenues in the form of license fees, milestone payments and royalties on sales, which will help to subsidize our research and development costs. Examples of such potential partnering opportunities include, among many others:

Alpha interferon

The protein family of interferons, produced by animal cells when they are invaded by viruses, is released into the bloodstream or intercellular fluid to induce healthy cells to manufacture an enzyme that counters the infection. Alpha interferon has been approved for therapeutic use against chronic Hepatitis B, chronic Hepatitis C, hairy-cell leukemia, malignant melanoma, genital warts and some rarer cancers. Annual sales of Alpha interferon were estimated to be $2.7 billion in 2005, selling under product names INTRON A and PEG-INTRON by Schering-Plough (interferon alfa-2b), and Roferon A and PEGASYS by Roche (interferon alfa-2a).19

[19]	Informations Sekretariat Biotechnologies (http://www.i-s-b.org/business/rec_sales.htm).

Granulocyte Colony Stimulating Factor

Granulocyte Colony Stimulating Factor (G-CSF) stimulates the body’s bone marrow to make more of a crucial type of white blood cells called neutrophils. G-CSF is administered to patients undergoing chemotherapy who develop a low neutrophil count (neutropenia), which puts them at risk for severe infections and may mandate interruptions in cancer treatment. G-CSF is administered daily via injection. G-CSF, marketed by Amgen as Neupogen/Neulasta and by Chugai Pharmaceutical Co., Ltd. as Granocyte in Europe, had estimated 2004 worldwide sales in excess of $4.4 billion. Amgen received approval for Neulasta, a longer-lasting (PEGylated) version of Neupogen, in January 2002. In its first year on the market, Neulasta sales increased 170% from $467 million in 2002 to $1.27 billion in 2003 and increased a further 38.6% to $1.74 billion in 2004, thereby exceeding 2004 sales of Neupogen, which were only $1.18 billion.20

Angiostatin, Endostatin

Angiogenesis is the development of new blood vessels from pre-existing ones. Two very promising antiangiogenic factors that inhibit cancer growth are Angiostatin and Endostatin.

Interleukin 11

Interleukin 11 is a protein that stimulates the production of platelets, which are important for proper clotting of the blood and wound healing. Interleukin 11 is used to increase platelets and decrease the need for platelet transfusions following treatment with certain cancer chemotherapy medications in patients who are at high risk of severely low platelet levels. Interleukin 11 is currently manufactured and marketed under the name Neumega by Wyeth.

Fab antibody fragments

Fab antibody fragments are the targeting segments of monoclonal antibodies, and have exceptional target binding affinity and specificity. They can be attached to various drugs that need “transportation” to certain biological targets. However, the Fab antibody fragments have a very short life span, and as a result are typically not suitable for many applications. We believe the CTP technology can prolong the life span of these Fab antibody fragments, enabling them to become therapeutic alternatives. Because we have an exclusive license to attach CTP to all available Fab antibody fragments, we can choose the most promising candidates from a pool of hundreds of Fab antibody fragments for development.

Therapeutic peptides

Globally, more than 40 peptide-based products having an annual sales volume of more than $ 5 billion are commercially available. Most of therapeutic peptides such as Somatostatins, Vasopressins, Platellet aggregate inhibitors, Calcitonins, GNRH/LHRH and Immunopeptides have very short durability and need to be injected on a daily basis.

Intellectual Property

Through our wholly-owned subsidiary, ModigeneTech, we license intellectual property that is necessary to conduct our business from Washington University. We initially licensed core intellectual property pursuant to a non-exclusive license agreement entered into with Washington University in 2001 and amended such license in 2004 such that ModigeneTech became the exclusive licensee of the two key CTP patents in connection with 11 therapeutic proteins. Pursuant to the prior license agreement, Modigene Delaware issued a total of 221,979 shares of its common stock to Washington University (378,796 shares of our common stock on a post-merger basis). In February 2007 we entered into the License Agreement that superseded the prior license agreement and granted ModigeneTech the exclusive license to three CTP patents and expanded the field of use to all natural and non-natural therapeutic proteins and peptides (other than LH, FSH and hCG). Under the License Agreement, we have the right to sub-license the licensed patents. The License Agreement terminates in 2018 when the last of the patents licensed to us under the License Agreement expires, unless terminated earlier. Under the License Agreement, we are required to pay an initial fee of $100,000 in installments over the 18 months following the effective date of the License Agreement; annual license maintenance fees of $30,000 (payable until the first commercial sale); royalty fees of 1.5% to 5% from net revenues (with certain required minimum royalties after the first commercial sale of $10,000, $20,000 and $40,000 for the first, second, and third year and beyond, respectively), and sub-licensing fees of 7.5% to 20% on sub-licensing payments. Pursuant to the License Agreement, we will also be responsible for milestone payments of $15,000 for each molecule at IND filing, $30,000 at the initiation of a Phase II clinical trial and $40,000 at the initiation of a Phase III clinical trial.

[20]	Bear, Stearns & Co., Amgen—Peer Perform, Shifting the Focus From Medicare to Emerging EPO Competition - CERA Battle Will Likely Be Intense, April 20, 2005.

Pursuant to our License Agreement with Washington University, we have obtained an exclusive license to the key CTP patents that have been issued by the U.S. Patent and Trademark Office - U.S. #5,712,122, U.S. #5,759,818 and U.S. #6,225,449. We believe these patents provide broad and comprehensive coverage of the CTP technology, and we expect to aggressively enforce our intellectual property rights if necessary. In addition, unrelated to the patents from Washington University, we have filed, and will likely continue to file, patent applications to cover CTP innovations, such as configurations, compositions and methods.

Competition

The pharmaceutical industry is highly competitive. We face significant competition from pharmaceutical companies and biotechnology companies that are researching and developing therapeutic proteins with enhanced life spans. Several pharmaceutical companies, such as Amgen, Eli Lilly and Company (through its acquisition of Applied Molecular Evolution), Nektar Therapeutics, ConjuChem Inc., Flamel Technologies S.A., Neose Technologies, Inc., Nautilus Biotech S.A. and Human Genome Sciences (through its acquisition of Principia Pharmaceutical Corp.) have marketed products or are involved with the development of therapeutic proteins with enhanced life spans.

These companies, as well as potential entrants into our market, have longer operating histories, larger customer or use bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current or potential competitors can devote substantially greater resources to the development and promotion of their products than we can.

Additionally, there has been consolidation within the pharmaceutical industry and larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures to gain access to additional technology or products. Any of these trends would increase the competition we face and could adversely affect our business and operating results.

Government Regulation

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of our products and our ongoing research and development activities. All of our products require rigorous preclinical and clinical testing and regulatory approval by governmental agencies prior to commercialization and are subject to pervasive and continuing regulation upon approval. The lengthy process of seeking approval and the subsequent compliance with applicable statutes and regulations, if approval is obtained, are very costly and require the expenditure of substantial resources.

In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the safety and effectiveness standards for our products and the raw materials and components used in the production of, testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products on a product-by-product basis.

Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, and animal studies to assess potential safety and efficacy. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. After laboratory analysis and preclinical testing, we intend to file an IND with the FDA to begin human testing. Typically, this requires a three-phase human clinical testing program which itself is subject to numerous laws and regulatory requirements, including adequate monitoring, reporting, record keeping and informed consent. In Phase I, small clinical trials are conducted to determine the safety and proper dose ranges of our product candidates. In Phase II, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of our product candidates. In Phase III, clinical trials are conducted to provide sufficient data for the statistically valid proof of safety and efficacy. The time and expense required for us to perform this clinical testing can vary and is substantial. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, the Institutional Review Board monitoring the clinical trials or the IND sponsor may suspend the clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

We cannot take any action to market any new drug or biologic product in the United States until our appropriate marketing application has been approved by the FDA. The FDA has substantial discretion over the approval process and may disagree with our interpretation of the data submitted. The process may be significantly extended by requests for additional information or clarification regarding information already provided. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians. Satisfaction of these and other regulatory requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures on our activities. We can not be certain that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later-stage clinical trials. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on our business.

Even after we obtain FDA approval, we may be required to conduct further clinical trials and provide additional data on safety and effectiveness. We are also required to gain separate clearance for the use of an approved product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

In addition to regulating and auditing human clinical trials, the FDA regulates and inspects equipment, facilities, laboratories and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving FDA approval, we make a material change in manufacturing equipment, location or process, additional regulatory review may be required. We also must adhere to current Good Manufacturing Practice (GMP) regulations and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect our equipment, facilities, laboratories and processes following the initial approval. If, as a result of these inspections, the FDA determines that our equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing operations.

The requirements that we and our collaborators must satisfy to obtain regulatory approval by government agencies in other countries prior to commercialization of our products in such countries can be as rigorous, costly and uncertain. In the European countries, Canada and Australia, regulatory requirements and approval processes are similar in principle to those in the United States. Additionally, depending on the type of drug for which approval is sought, there are currently two potential tracks for marketing approval in the European countries: mutual recognition and the centralized procedure. These review mechanisms may ultimately lead to approval in all European Union countries, but each method grants all participating countries some decision-making authority in product approval. Foreign governments also have stringent post-approval requirements including those relating to manufacture, labeling, reporting, record keeping and marketing. Failure to substantially comply with these on-going requirements could lead to government action against the product, the Company and/or its representatives.

The levels of revenues and profitability of biopharmaceutical companies may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of therapeutic and other pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. In addition, in the United States and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability and adequacy of reimbursement from third party payers, such as the government or private insurance plans. Third party payers are increasingly challenging established prices, and new products that are more expensive than existing treatments may have difficulty finding ready acceptance unless there is a clear therapeutic benefit. We cannot assure you that any of our products will be considered cost effective, or that reimbursement will be available or sufficient to allow us to sell them competitively and profitably.

We are also subject to various federal, state, and international laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Federal and state false claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payors (including Medicare and Medicaid), claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. If the government were to allege against or convict us of violating these laws, there could be a material adverse effect on us, including our stock price. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, which could have a materially adverse effect on our business, results of operations and financial condition. We will consult counsel concerning the potential application of these and other laws to our business and our sales, marketing and other activities and will make good faith efforts to comply with them. However, given their broad reach and the increasing attention given by law enforcement authorities, we cannot assure you that some of our activities will not be challenged or deemed to violate some of these laws.

We are also subject to numerous federal, state, local, and international laws and regulations relating to safe working conditions, manufacturing practices, environmental protection, import and export controls, fire hazard control, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances. We believe that our procedures comply with the standards prescribed by federal, state, or local laws, rules, and/or regulations; however, the risk of injury or accidental contamination cannot be completely eliminated.

We have currently received no approvals from the FDA or other foreign regulators in connection with our product candidates. We intend to file an IND with the FDA for a CTP-modified hGH within the next 12 months. We also intend to an IND with the FDA for a CTP-modified EPO within the next 15 months. Because of the extended time frame (five to six years) of securing FDA approval, and because we cannot accurately predict the variables attendant to complying with all necessary governmental regulations relating to such approval process, we cannot accurately assess the cost of obtaining FDA approval for our product candidates, although our current expectation is that these costs may aggregate approximately $300 million. Such costs could materially increase in the event that the FDA or other governmental regulators require additional testing and research or for a number of other factors outside our control.

Employees

We currently employ 12 employees, including six with Ph.D. degrees and three with M.Sc. degrees, focused on research and development, and three focused on general management and business development. None of our employees is represented by a labor union, and we consider our employee relations to be good. We also utilize a number of consultants to assist with research and development and commercialization activities. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Description of Property

Our executive officers are located at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182 and our phone number is (866) 644-7811. We lease this executive office from a party related to one of our directors. See “Certain Relationships and Related Transactions.” We paid all rent through December 2006 by issuing 50,000 shares of Modigene Delaware’s common stock to the lessor, which shares converted into 85,323 shares of our common stock in the merger.

In addition, we lease a research and development laboratory, located in the Weizmann Science Park in Nes-Ziona, Israel. The laboratory is approximately 4,165 square feet. We pay a monthly lease of $5,000, plus approximately $300 per month with respect to taxes and utilities, for this laboratory space. This lease will expire on January 20, 2008, and we have a two-year extension option.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

We anticipate that we will expend significant financial and managerial resources to the defense of our intellectual property rights in the future if we believe that our rights have been violated. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following persons became the executive officers and directors of the Company following the merger and hold the positions set forth opposite their names.

Name	Age	Position

Abraham (Avri) Havron, Ph.D.	60	Chief Executive Officer Director

Shai Novik, M.B.A.	41	President Director

Fuad Fares, D.Sc.	52	Chief Scientific Officer Director

Robert F. Mauer	53	Chief Financial Officer

Eugene Bauer, M.D.	65	Chairman of the Board of Directors

Alastair Clemow, Ph.D.	56	Director

Phillip Frost, M.D.	70	Director

Jane H. Hsiao, Ph.D., M.B.A.	59	Director

Joel Kanter	50	Director

Adam Stern	43	Director

Eyal Fima	43	Vice President of Product Development, ModigeneTech

Our directors hold office until the earlier of their death, resignation or removal, or until their successors have been qualified.

Executive Officers and Directors

Abraham (Avri) Havron, Ph.D., Chief Executive Officer, Director.  Dr. Havron has served as the Chief Executive Officer and a director of Modigene Delaware and ModigeneTech since 2005.  Dr. Havron is a 25-year veteran of the biotechnology industry and was a member of the founding team and Director of Research and Development of Interpharm Laboratories (a subsidiary of Serono) from 1980 to 1987, which developed the multiple sclerosis drug Rebif, with current sales of more than $1 billion annually; Vice-President Manufacturing and Process-Development of BioTechnology General Ltd., Rehovot, Israel (a subsidiary of Savient Pharmaceuticals) from 1987 to 1999; and Vice President and Chief Technology Officer of Clal Biotechnology Industries Ltd. from 1999 to 2003.  Dr. Havron’s managerial responsibilities included the co-development of several therapeutic proteins and other bio-pharmaceuticals currently in the market, including recombinant hGH (BioTropin), recombinant Hepatitis B Vaccine (Bio-Hep-B), recombinant Beta Interferon (Rebif), recombinant human Insulin and hyaluronic acid for ophthalmic and orthopedic applications.  Dr. Havron also serves on the board of directors of the following privately-held Israeli technology companies: Braintact Ltd. and Angio-B Ltd.  Dr. Havron earned his Ph.D. in Bio-Organic Chemistry, from the Weizmann Institute of Science, and served as a Research Fellow in the Harvard Medical School, Department of Radiology.

Shai Novik, President, Director. Mr. Novik has served as the President and a director of Modigene Delaware since its inception. From 2003 to 2005, Mr. Novik was the Managing Director of A.S. Novik, a private investment firm, and from 2000 to 2002 he was Managing Director of A-Online Capital, a public investment firm. Mr. Novik previously served as Chief Operating Officer and Head of Strategic Planning of THCG, a technology and life sciences investment company from 1998 to 2000. THCG was a portfolio company of Greenwich Street Partners, one of the largest U.S. private equity funds. THCG’s own portfolio included several life sciences and medical devices companies. Prior to his position at THCG, Mr. Novik served as Chief Operating Officer and Chairman of Strategy Committee of RogersCasey, an investment advisory company serving Fortune 500 companies such as DuPont, Kodak, General Electric and others, from 1994 to 1998. Mr. Novik is the co-founder and Chairman of the Board of Stentomics Inc., a private drug-eluting stent technology company developing next-generation, polymer-free drug-eluting stent solutions. Mr. Novik also serves on the boards of the privately-held companies Eyekon Inc. and Odysseus Ventures Ltd. Mr. Novik served for seven years in the Israeli Defense Forces, and received his M.B.A, with Distinction, from Cornell University.

Fuad Fares, D.Sc., Chief Scientific Officer (ModigeneTech), Director. Dr. Fares has served as the Chief Scientific Officer of ModigeneTech since 2002 and director of Modigene Delaware since 2005. Dr. Fares has been the head of the Molecular Biology Division, Biochemical Research Unit, Department of Biochemistry and Molecular Genetics at the Carmel Medical Center in Haifa, Israel, and has been the Managing Director of Galili Herbal since 1999. While doing postdoctoral work at Washington University (St. Louis, Missouri), Dr. Fares worked with Professor Irving Boime to develop our platform technology. Dr. Fares was elected a research member at the Rappaport Institute for Research in Medical Sciences (Technion - Israel Institute of Technology, Bruce Rappaport Faculty of Medicine, 1995-1997). He is the recipient of several awards including the prestigious Lindner Prize of the Israel Endocrine Society (2004) and the Shawers Prize of the Israel Endocrine Society (1997). Dr. Fares is the author of over forty scientific articles and chapters in scientific textbooks.  He is a member of two Israeli organizations: the Israel Endocrine Society and the Israeli Society for Biochemistry and Molecular Biology. In the United States, Dr. Fares is a member of the Clinical Ligand Assay Society (CLAS), and the New York Academy of Sciences. He received a D.Sc. in pharmacology from the Technion - Israel Institute of Technology (Haifa, Israel).

Robert F. Mauer, Chief Financial Officer. Mr. Mauer was hired as our part-time Chief Financial Officer on August 7, 2007. Mr. Mauer is also the Chief Financial Officer of Chicago Financial, Inc., a private company providing financial and administrative services to a variety of clients (including entities and individuals that are affiliated with Joel Kanter, one of our independent directors). He has held that position since 2004. From 2001 to 2004, Mr. Mauer was the CFO of Chicago Holdings, Inc., a private investment company specializing in private and public investments. From 1996 to 2000, he was the CFO of Walnut Financial, Inc. (NASDAQ: WNUT), a publicly-traded investment company that specialized in early-stage healthcare investments. From 1992 to 1996, Mr. Mauer was Director of Corporate Planning, Vice President of Non-Utility Operations, and Controller of Non-Utility Operations for Washington Gas Light Company. From 1977 to 1992, he was employed by Owens Corning and held various financial positions including Controller of Owens Corning Great Britain. Mr. Mauer is also a member of the Board of Directors of Thornton Friends School in Silver Spring, Maryland since July 2007. Mr. Mauer received his B.A. in Business Administration-Accounting from the University of Toledo in Toledo, Ohio.

Eugene Bauer, M.D., Chairman of the Board of Directors. Dr. Bauer has served as the Chairman of the Board of Directors of Modigene Delaware since 2005. Dr. Bauer has been the Chief Executive Officer of Neosil, Inc., an early stage dermatology pharmaceutical company, since 2004 and is Professor Emeritus in the School of Medicine at Stanford University. Dr. Bauer is one of three co-founders and emeritus member of the Board of Directors of Connetics Corporation, a public company focused on pharmaceuticals for skin diseases that grew to have a market capitalization of over $1 billion and was acquired in December 2006 by Steifel Laboratories, Inc., the largest independent dermatology company. He is also a member of the Board of Directors of Neosil, Inc., Protalex, Inc. (PTRX.OB-OTC.BB), a publicly-traded pharmaceutical company, Peplin, Ltd. (PEPBF.PK), a publicly-traded company listed on the Australian Stock Exchange engaged in the business of cancer-pharmaceuticals, Arbor Vita Corp. and Medgenics, Inc., both of which are privately-held pharmaceutical companies, and Echo Healthcare Acquisition Corp. (EHHA.OB-OTC.BB), a publicly-traded special acquisition company focusing on healthcare. He has served on several not-for-profit boards of directors, including the boards of directors of Stanford Hospital and Clinics, the Lucile Salter Packard Children’s Hospital and UCSF Stanford Health Care, and is currently on the Board of Directors of the American Dermatological Association. Between 2001 and 2004, Dr. Bauer was a Senior Client Partner for the North American Health Care Division of Korn/Ferry International. Dr. Bauer served as Vice President for Medical Affairs of Stanford University from 1997 to 2001, and as Dean of the School of Medicine from 1995 to 2001. In these positions, Dr. Bauer was responsible on behalf of Stanford University for all financial and strategic activities of the School of Medicine, the Stanford University Hospital, the Faculty Practice and the Lucile Salter Packard Children’s Hospital. Dr. Bauer has been a professor at Stanford University since 1988. Dr. Bauer received his M.D. from Northwestern University Medical School in 1967. He is the member of many honorific societies, including the Institute of Medicine of the National Academy of Sciences.

Alastair Clemow, Ph.D., Director. Dr. Clemow has served as a director of Modigene Delaware since its inception. Dr. Clemow serves as President and Chief Executive Officer of NexGen Spine Inc., a private company developing an artificial spinal implant, where he has been employed since 2004. Previously, Dr. Clemow served as the President and Chief Executive Officer of Gelifex Inc., a medical device company developing an innovative spinal nucleus replacement implant, which was acquired by Synthes Spine in 2004. From 2000 to 2004, Dr. Clemow served as Principal of Tanton Technologies, an organization that provides strategic and technical assessment of new medical device opportunities for large, mid-cap and early stage development companies. Prior to that, Dr. Clemow served in numerous positions with Johnson & Johnson from 1981 to 2000, including Vice President of Worldwide Business Development for Ethicon Endo-Surgery Inc., Vice President of New Business Development for Johnson & Johnson Professional Inc. and Director of Research and Development of Johnson & Johnson Orthopedics. In those capacities, Dr. Clemow was responsible for acquiring or developing what represents billions of dollars of Johnson & Johnson revenue today. Dr. Clemow serves on the boards of HydroCision, Inc., a privately-held medical device company, Echo Healthcare Acquisition Corp. (EHHA.OB-OTC.BB), a publicly-traded special acquisition company focusing on healthcare, and BioMedical Enterprises, Inc., a privately-held medical device company. Dr. Clemow holds a Ph.D. in Metallurgy from the University of Surrey, Guildford, U.K. and a Master in Business Administration from Columbia University. He is a member of numerous professional societies and a Past President of the Society for Biomaterials.

Phillip Frost, M.D., Director. Dr. Frost was appointed as a director of Modigene upon the closing of the private sale. Dr. Frost is the former Chairman and Chief Executive Officer of IVAX Corp. since 1987, until IVAX’s sale to Teva Pharmaceuticals (TEVA-NASDAQ) in 2006. Dr. Frost is the Chief Executive Officer and Chairman of Opko Health, Inc. (OPK-AMEX), and the Vice Chairman of the Board of Teva Pharmaceuticals (TEVA-NASDAQ). Dr. Frost was named Chairman of the Board of Ladenburg Thalmann & Co., Inc. (LTS-AMEX), an American Stock Exchange-listed investment banking and securities brokerage firm, in July 2006 and has been a director of Ladenburg Thalmann since March 2005. He serves on the Board of Regents of the Smithsonian Institution, a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center, and is Vice Chairman of the Board of Governors of the American Stock Exchange. Dr. Frost is also a director of Protalix BioTherapeutics (PLX-AMEX), a biotech pharmaceutical company; Continucare Corporation (CNU-AMEX), a provider of outpatient healthcare and home healthcare services; and Northrop Grumman Corp. (NOC-NYSE), a global defense and aerospace company. Dr. Frost received his M.D. from the Albert Einstein College of Medicine.

Jane H. Hsiao, PhD, M.B.A., Director. Dr. Hsiao was appointed as a director of Modigene upon the closing of the private sale. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX Corporation from 1995 to January 2006, when Teva acquired IVAX. Dr. Hsiao served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and Assistant to the Chairman. Dr. Hsiao served as Chairman and President of DVM Pharmaceuticals from 1998 through 2006. Dr. Hsiao is a director of Protalix BioTherapeutics (PLX-AMEX), a biotech pharmaceutical company; a director of Opko Health, Inc. (OPK-AMEX), a biotech pharmaceutical company; and a director of Cellular Technical Services Company, Inc., a provider of products and services for the telecommunications industry. Dr. Hsiao received a Ph.D. in Pharmaceutical Chemistry from the University of Illinois, Chicago.

Joel Kanter, Director. Mr. Kanter has served as a director of Modigene Delaware since its inception. Mr. Kanter has served as President of Windy City, Inc., a privately held investment firm, since 1986. From 1995 to 1999, Mr. Kanter served as the Chief Executive Officer and President of Walnut Financial Services, Inc., then a publicly traded company. Walnut Financial’s primary business focus was the provision of different forms of financing to small businesses by providing equity financing to start-up and early stage development companies, bridge financing and factoring services to small and medium-sized companies, and later stage institutional financing to more mature enterprises through an institutional fund. Over the course of its 13 year history, Walnut Financial provided financing to over 300 companies, including Plax Mouthwash (Oral Research Laboratories), Sonicare Toothbrushes (Optiva Corp.), the first manufacturer of Global Positioning System devices (Magellan Corp.), the largest and only nationwide Preferred Provider Organization (First Health), and the third largest institutional pharmacy company (Vitalink Pharmacy Services). Walnut Financial was acquired by THCG, Inc. in 1999 in a transaction that ultimately provided approximately $300 million in market value to the shareholders. Mr. Kanter serves on the Board of Directors of several companies including I-Flow Corporation (IFLO-NASDAQGM), a publicly-held drug delivery company, Magna- Lab, Inc. (MAGAA.OB-OTC.BB), a publicly-held company formerly engaged in cardiac imaging, Aquamatrix, Inc. (AQMT.OB-OTC.BB), a publicly-held company engaged in the development, manufacture and marketing of aqueous polymer hydrogels, Echo Healthcare Acquisition Corp. (EHHA.OB-OTC.BB), a publicly-held special acquisition company focusing on healthcare, Prospect Medical Holdings, Inc. (PZZ-AMEX), a publicly-held company engaged as an owner/operator of independent physicians associations, WaferGen Bio-systems, Inc. (WGBS.OB-OTC.BB), a publicly-held company that develops laboratory analytical systems for cell biology and genetic analysis, and a number of private concerns. Mr. Kanter has a B.A. in political science and a B.S. in psychology from Tulane University.

Adam Stern, Director. Mr. Stern has served as a director of Modigene Delaware since 2006. Mr. Stern is a Senior Managing Director of Spencer Trask, and is a member of Spencer Trask Breakthrough Partners LLC, a significant stockholder of Modigene Delaware. Mr. Stern has over 18 years of venture capital, investment banking and sales experience focusing on the technology and life science sectors of the capital markets. He has completed over 100 transactions throughout his career, including private placements, public offerings and mergers & acquisitions, valued in excess of several billion dollars. Mr. Stern has been a keynote speaker and conference panelist nationally on topics ranging from PIPE transactions (private placements in public equity) to reverse mergers and venture capital. Mr. Stern is currently a Senior Managing Director of Spencer Trask, which he joined in September 1997 from Josephthal & Co., members of the New York Stock Exchange, where he served as Senior Vice President and Managing Director of Private Equity Marketing from 1989-1997. He has been a NASD licensed securities broker since 1987 and a General Securities Principal since 1991. Mr. Stern holds a Bachelor of Arts degree with Honors in Corporate Communications from the University of South Florida in Tampa.

Eyal Fima, Vice President of Product Development (ModigeneTech). Formerly, Dr. Fima was the Co-Founder & CEO of NatSpears Ltd. - a biotechnology company focused on targeted cancer therapeutics via protein fusion, for treatment of prostate and pancreatic cancer from 2001 to 2002. Dr. Fima was a research fellow at the Immunology Department of Ben-Gurion University in Israel from 2002 to 2005, where he researched the involvement of PKC eta (signal transduction) in breast cancer. Dr. Fima is the former National and Olympic coach of the Israeli Taekwondo team, leading the team to medals in world championships of 1998 and 2000, and in European championships in 1997, 1998 and 1999. Dr. Fima received his Ph.D. in immunotherapeutic protocols and cytokines regulation from Ben-Gurion University’s Medical School in Israel, and an M.B.A. from Ben-Gurion University’s Business School in Israel.

There are no family relationships among the above-listed directors and executive officers. Further, they have been neither convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws or commodities laws. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Scientific Advisory Board

The following persons comprise Modigene Delaware’s Scientific Advisory Board team which has extensive experience in a variety of areas, including scientific discoveries, therapeutic product development and biotechnology innovations.

Edward P. Amento, M.D., is a Director of Molecular Medicine Research Institute and Clinical Professor of Medicine (Immunology/Rheumatology) and Dermatology at Stanford School of Medicine. Dr. Amento’s former positions include founder and President of Connetics Corporation; Program Head, Genentech; and Assistant Professor of Medicine, Harvard Medical School.

Barry M. Sherman, M.D., is a former Director, Clinical Research, Vice President, Medical Affairs, and Chief Medical Officer of Genentech. Dr. Sherman is also a former Professor of Medicine and Endocrinology at the University of Iowa College of Medicine where he served as Associate Chairman of the Department of Internal Medicine and Director of the National Institutes of Health sponsored Clinical Research Center. He has more than 30 years experience in academic and pharmaceutical biomedical research.

Dan Shochat, Ph.D., led the development of Bexxar®, a radioiodinated antibody for the treatment of Non-Hodgkin’s Lymphoma, which was approved by the FDA in June 2003. At American Cyanamide Co., Dr. Shochat led the development, in collaboration with Celltech, of the first approved antibody-drug conjugate, Mylotarg®, invented the technology and single-vial formulation, and then developed the FDA-approved in vivo tumor-imaging reagent CEA-Scan®. Dr. Shochat is currently Executive Vice President of Development of KaloBios, Inc. Formerly, Dr. Shochat was Director, Product R&D at Immunomedics; Director of Biotechnology Development at American Cyanamid Co.; and Senior Vice President and Chief Scientific Officer at Coulter Pharmaceutical, Inc. Dr. Shochat received his Ph.D. in Biochemistry from L.S.U. Medical School in New Orleans, LA.

Judith Swain, Ph.D., is currently Dean for Translational Medicine and the Founding Director of the College of Integrated Life Sciences at the University of California, San Diego (UCSD). In September 2006 she became the Executive Director of the Singapore Institute for Clinical Sciences within A*STAR. Prior to UCSD, Dr. Swain served as Chair of the Department of Medicine at Stanford University. She is widely known in the field of molecular cardiology, and pioneered the use of transgenic animals to understand the genetic basis of cardiovascular development and disease. She serves as a director or member of the scientific advisory boards for a number of biomedical technology companies, and is co-founder of Synecor, LLC a medical device incubator company. Dr. Swain has been elected to a number of honorary societies including the Institute of Medicine.

Each member of our Scientific Advisory Board was granted options to purchase 25,000 shares of common stock of Modigene Delaware under the 2005 Stock Incentive Plan. These were converted into options to purchase 42,661 shares of our common stock in the merger. The options were subject to a three-year vesting period when issued, but upon the closing of the merger, vesting of all options was accelerated and all options granted under the 2005 Plan became immediately exercisable. The options have an adjusted exercise price of $0.88 per share, and expiration dates between December 14, 2015 and March 1, 2016.

Board of Directors and Corporate Governance

Our Board of Directors consists of nine members. On the closing date of the merger, Peter L. Coker, the sole member of the Board of Directors of LDG resigned, and simultaneously therewith, a new Board of Directors was appointed. The Board consists of seven members who were former directors of Modigene Delaware (Messrs. Havron, Novik, Fares, Clemow, Bauer, Kanter and Stern) and Drs. Frost and Hsiao.

Board Independence and Committees

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has a requirement that the Board of Directors be independent. However, in evaluating the independence of its members and the composition of the committees of the Board of Directors, the Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

The Board of Directors expects to continue to evaluate its independence standards and whether and to what extent the composition of the Board and its committees meets those standards. We intend to appoint such persons to the Board and committees of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange. Therefore, we intend that a majority of our directors will be independent directors of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC.

We believe that Messrs. Bauer, Clemow, Frost and Kanter and Dr. Hsiao are currently “independent” directors as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act. The Board determined that Mr. Stern is not independent as a result of the payments to Spencer Trask disclosed under “Certain Relationships and Related Transactions,” and that Messrs. Novik and Havron are not independent as a result of their employment relationship with the Company.

The current members of the audit committee are Joel Kanter (chairman), Eugene Bauer and Alastair Clemow, and as stated above our Board of Directors believes that all of the members are independent as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules. Our compensation committee consists of Eugene Bauer (chairman), Alastair Clemow and Joel Kanter, and as stated above our Board of Directors believes that all of such members are independent. Our governance committee currently consists of Phillip Frost (chairman), Eugene Bauer and Shai Novik. As previously stated, our Board of Directors has determined that Messrs. Bauer and Frost are independent.

Code of Ethics

We adopted a written code of ethics prior to the merger. We believe that the code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of August 1, 2007, by (i) each person who, to our knowledge, owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Modigene Inc., 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 1, 2007 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	No. of Shares of Common Stock Beneficially Owned	% of Common Stock Outstanding

Directors and Executive Officers:
Eugene Bauer(1)	511,889	1.45%
Alastair Clemow(2)	389,527	1.10%
Fuad Fares	1,814,905	5.15%
Phillip Frost(3)	4,693,332	13.21%
Abraham (Avri) Havron(4)	507,299	1.42%
Jane H. Hsiao(5)	1,114,666	3.16%
Joel Kanter(6)	597,258	1.69%
Robert F. Mauer	—	—
Shai Novik(7)	1,638,057	4.59%
Adam Stern(8)	1,550,744	4.33%
Directors and Executive Officers as a group(9)	12,817,676	34.40%

(1)	Includes 119,452 shares of common stock eligible to be acquired within 60 days through the exercise of options.

(2)	Includes 109,213 shares of common stock eligible to be acquired within 60 days through the exercise of options.

(3)
The number of shares beneficially owned by Dr. Frost consists of 4,426,666 shares of common stock and warrants to purchase 266,666 shares of common stock held by or beneficially owned by Frost Gamma Investments Trust, of which Frost Gamma Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is one of two limited partners of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is the sole shareholder of Frost-Nevada Corporation. The address of Frost Gamma Investments Trust is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.

(4)	Includes 375,418 shares of common stock eligible to be acquired within 60 days through the exercise of options.

(5)
Includes 63,333 shares of common stock eligible to be acquired within 60 days through the exercise of warrants held by Dr. Hsiao. Dr. Hsiao’s address is c/o The Frost Group, 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.

(6)
Includes 511,935 shares of common stock owned by Windy City, Inc. Mr. Kanter is the President and sole director of Windy City, Inc. and has sole voting and investment control over said securities. Mr. Kanter disclaims any and all beneficial ownership of securities owned by Windy City, Inc. Also includes 85,323 shares of common stock eligible to be acquired within 60 days through the exercise of options.

(7)	Includes 460,741 shares of common stock eligible to be acquired within 60 days through the exercise of options.

(8)
Includes 1,023,871 shares of common stock owned by Spencer Trask Breakthrough Partners LLC, with respect to which Mr. Stern shares voting and investment power. Also includes warrants to purchase 441,550 shares of common stock which are eligible to be exercised within 60 days and with respect to which Mr. Stern shares voting and investment power. Also includes options to purchase 85,322 shares of common stock held by Mr. Stern, which are eligible to be exercised within 60 days.

(9)	Footnotes (1) through (8) are incorporated herein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer and the only other highly compensated executive officer who received annual compensation in excess of $100,000. Each of the named executive officers is entitled to certain payments in connection with resignation, retirement or other termination, or a change in control as described more fully under the heading “Agreements with Executive Officers & Consultants.”

Name and Principal Position	Year	Annual Salary		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)

Dr. Abraham Havron	2006	$80,000		$20,000	(2)	$88,619	$26,500	(3)	$215,119
Chief Executive Officer	2005	3,111	(4)	0		79,274	9,250	(5)	91,635

Shai Novik	2006	195,000		97,500	(6)	88,619	22,630	(7)	403,749
President	2005	14,473	(8)	100,000		120,270	0		234,743

(1)
The following assumptions were made in connection with the determination of the fair value of the options as of the grant date pursuant to FAS 123R: (a) the value of the Modigene Delaware common stock of $1.50 per share based on last investment round closed in December 2005; (b) the Company’s fair value served as underlying assets’ price (Spot Price) required by Black & Sholes formula; (c) liquidation is expected to take place four years after the valuation date; (d) the annual risk free rate is 5.12%; and (e) based on comparable firms, a volatility of 85.0% was set.

(2)	Bonus was paid on June 30, 2007.

(3)	Payment for consulting services provided during 2004-2005 prior to December 14, 2005.

(4)	Represents the pro-rata salary paid based on an annual salary of $80,000, as employment commenced on December 14, 2005.

(5)	Payment for consulting services provided during 2005.

(6)	Bonus was paid on June 30, 2007.

(7)	Reimbursements of Israeli government mandatory healthcare, pension and social security taxes.

(8)	Represents the pro-rata salary paid based on an annual salary of $195,000, as employment commenced on December 14, 2005.

Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards
Name	No. Securities Under Unexercised Options (#) Exercisable		No. Securities Under Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Dr. Abraham Havron	77,284	(2)			$0.001	12/14/2007
	66,666	(3)			0.001	12/14/2015
	6,112	(4)	12,222	(3)	1.50	12/14/2015
			85,000	(5)	1.50	12/14/2016

Shai Novik	128,334	(6)	56,666	(7)	1.50	12/14/2015
			85,000	(8)	1.50	12/14/2016

(1)
Option numbers and prices are presented as of December 31, 2006 and, accordingly, do not reflect the effect of the merger. Upon the merger, we adopted and assumed the 2005 Stock Incentive Plan and the currently outstanding options automatically converted into options to purchase shares of our common stock of using the same exchange ratio applied to convert the Modigene Delaware shares into our common stock in the merger. Because the merger and the private placement transactions resulted in the former stockholders of Modigene Delaware owning less than 50% of our outstanding stock, the vesting of all options issued under the 2005 Plan was accelerated, and all of such options became immediately exercisable.

(2)
Option to purchase 77,274 shares of Modigene Delaware’s common stock at an exercise price of $0.001 (par value) per share granted on January 10, 2003, which option was vested in full on date of grant and expires on December 14, 2007.

(3)
Option to purchase 66,666 shares of Modigene Delaware’s common stock at an exercise price of $0.001 (par value) per share granted on December 14, 2005, which option was vested in full on date of grant and expires 10 years after the date of grant.

(4)
Option to purchase 18,334 shares of Modigene Delaware’s common stock at an exercise price of $1.50 per share granted on December 14, 2005, which option vests over a period of three years and expires 10 years after the date of grant.

(5)
Option to purchase 85,000 shares of Modigene Delaware’s common stock at an exercise price of $1.50 per share granted on December 14, 2006, which option vests over a period of three years and expires 10 years after the date of grant.

(6)	Options to purchase 128,334 shares of Modigene Delaware’s common stock at an exercise price of $1.50 per share granted on December 14, 2005, and expire 10 years after the date of grant.

(7)
Option to purchase 56,666 shares of Modigene Delaware’s common stock at an exercise price of $1.50 per share granted on December 14, 2005, which vests annually over a period of three years and expires 10 years after the date of grant.

(8)
Option to purchase 85,000 shares of Modigene Delaware’s common stock at an exercise price of $1.50 per share granted on December 14, 2006, which vests annually over a period of three years and expires 10 years after the date of grant.

Agreements with Executive Officers & Consultants

Consulting Agreement with Dr. Abraham (Avri) Havron. Dr. Havron, Chief Executive Officer and a director of Modigene, entered into a consulting agreement with Modigene Delaware, which was assumed by us in the merger. Pursuant to the consulting agreement, Dr. Havron serves as Chief Executive Officer of Modigene on a part-time basis, at an annual compensation rate of $80,000, and a one-time grant of options to purchase 66,666 shares of Modigene Delaware common stock with a per share exercise price of $0.001 (which were converted into options to purchase 113,762 shares of our common stock, at an exercise price of $0.0006 per share, in the merger), and options to purchase 18,334 shares of Modigene Delaware common stock with a per share exercise price of $1.50 (which were converted into options to purchase 31,286 shares of our common stock, at an exercise price of $0.879 per share, in the merger). The consulting agreement had an initial one-year term expiring December 14, 2006, with an option to extend by mutual agreement of the parties.  The agreement was extended for another one-year term, with an increase in the annual compensation rate to $140,000, and an annual cash bonus target of up to 25%. Either party may terminate the agreement on 30 days’ prior notice; however, if Modigene terminates the agreement for any reason other than Dr. Havron’s material breach, Dr. Havron will be entitled to a lump sum severance payment of $40,000. Pursuant to the consulting agreement, Dr. Havron agreed to a nonsolicitation provision (relating to employees of Modigene), which is to be effective for a period of one year subsequent to any termination of the agreement.

Employment Agreement with Shai Novik. Mr. Novik, President and a director of Modigene, entered into an employment agreement with Modigene Delaware, which was assumed by us in the merger. Such agreement provides that Mr. Novik will serve as President of Modigene for an initial two-year term expiring December 14, 2007, which term shall be automatically extended for additional successive one-year terms on each one-year anniversary, unless either party gives written notice, no less than 60 days prior to the end of the then-current term, of an election not to renew the agreement. Mr. Novik’s base salary prior to completion of the private placement offering was $195,000. Upon the closing of the offering, the base salary was increased to $205,000. In addition, Mr. Novik will be entitled to an annual cash bonus of up to 50% of his base salary, based on corporate and personal milestones, along with equity performance awards, each as determined by the compensation committee of our board of directors. Mr. Novik received an option grant to purchase 185,000 shares of Modigene Delaware’s common stock with a per share exercise price of $1.50. These options were converted into options to purchase 315,693 shares of our common stock, with a per share exercise price of $0.879, in the merger. In addition, Mr. Novik is entitled to a signing bonus of $100,000, half of which was paid upon execution of the agreement and the remaining half of which was paid on December 14, 2006.

At any time during the term, Mr. Novik shall be entitled to assign all or a part of his rights and obligations hereunder to a controlled entity (a “controlled entity” is an entity wholly-owned by Mr. Novik and/or members of Mr. Novik’s immediate family) provided that (i) the controlled entity executes the employment agreement upon such assignment and agrees to be bound by the provisions hereof, (ii) the controlled entity shall at all times after such assignment employ or otherwise retain the services of Mr. Novik, (iii) in addition to the controlled entity, Mr. Novik will remain personally bound by and subject to certain confidentiality and non-competition restrictions, (iv) the management services and other duties shall be rendered by the controlled entity only through Mr. Novik, and (v) the total cost to Modigene shall be the same as if such services are rendered by Mr. Novik as a direct employee of Modigene.

If Mr. Novik voluntarily terminates his employment (other than in connection with a change of control and certain other reasons), Mr. Novik will be entitled only to payment of his base salary through the date of termination, and will not be entitled to any performance bonus for that year. However, if Mr. Novik terminates the agreement as the result of a material breach by Modigene, he will be entitled to payment of his base salary over a 12-month period following the termination, plus the value of any accrued benefits. If Modigene terminates Mr. Novik other than for cause (as defined in the agreement), or if the term expires and is not renewed by Modigene, Mr. Novik will be entitled to receive an amount equal to his then-current base salary over the 12-month period following termination, plus the value of accrued benefits and a pro-rata portion of the current year’s performance bonus. If Mr. Novik is terminated for cause, he will be entitled to receive only any amounts that were due and owing to him at the time of such termination.

If either (a) Mr. Novik terminates his employment for good reason (as defined in the agreement) or (b) Modigene or its successor terminates Mr. Novik’s employment within 12 months of a change in control (as defined in the agreement), then Mr. Novik will be entitled to receive a lump-sum payment equal to the lesser of (i) his base salary for 12 months and (ii) his base salary for the remainder of the term, and all unvested stock options will immediately vest and be exercisable. This amount is subject to reduction so that the total amount of payments or benefits provided to Mr. Novik under his employment agreement or any benefit plans or agreements will not constitute an “excess parachute payment” under the Internal Revenue Code.

The employment agreement includes a covenant limiting his ability to compete with Modigene during his employment and for a period of one year following his termination, and includes a nonsolicitation provision that applies during the same period.

Under his employment agreement, Mr. Novik will be provided with such benefits as are provided generally to executive officers of Modigene.

Consulting Agreement with Dr. Fuad Fares. Dr. Fuad Fares, Chief Scientific Officer of ModigeneTech and a director of Modigene, entered into a consulting agreement with ModigeneTech. Pursuant to this consulting agreement, Dr. Fares serves as Chief Scientific Officer of ModigeneTech on a part-time basis, at a monthly compensation rate of $3,000 (plus any applicable V.A.T.). In addition, Dr. Fares will be entitled to reasonable expense reimbursement. Dr. Fares will be entitled to payments ranging from $7,000 to $37,500 upon successful achievement of certain milestones related with the development of a new biotechnology platform for Modigene. The aggregate amount of all milestone payments that Dr. Fares may receive is $102,000. The initial consulting agreement had an initial one-year term December 14, 2006. On January 1, 2007, the parties entered into a new 24-month consulting agreement expiring on December 31, 2008, with an option to extend for subsequent 12-month periods upon mutual agreement of the parties. Either party may terminate the agreement on 30 days’ prior notice; however, if Modigene terminates the agreement for any reason other than Dr. Fares’ material breach of the agreement, Dr. Fares will be entitled to a severance payment equal to $18,000. Pursuant to the agreement, Dr. Fares agreed to a nonsolicitation provision (relating to employees of Modigene), which is to be effective for a period of one year subsequent to any termination of the agreement. Either party may terminate the agreement on 30 days’ prior notice; however, if Modigene terminates the agreement for any reason other than Dr. Fares’ material breach of the agreement, Dr. Fares will be entitled to a severance payment equal to $18,000. Pursuant to the agreement, Dr. Fares agreed to a nonsolicitation provision (relating to employees of Modigene), which is to be effective for a period of one year subsequent to any termination of the agreement.

Employment Agreement with Eyal Fima. Mr. Fima, Vice President of Product Development of ModigeneTech, entered into an employment agreement with ModigeneTech. Mr. Fima served for an initial one-year term that expired December 14, 2006, and the term was automatically extended for additional one-year term. The term will automatically extend for additional one-year terms, unless either party gives written notice, no less than 90 days prior to the end of the then-current term, of an election not to renew the agreement. Mr. Fima’s current monthly base salary is 25,000 NIS ($6,000). In addition, Mr. Fima is entitled to an annual cash bonus of up to 25% of his base salary, based on corporate and personal milestones, along with equity performance awards, each as determined by ModigeneTech’s board of directors. Mr. Fima received an option grant to purchase 25,000 shares of Modigene Delaware’s common stock with a per share exercise price of $1.50 (which were converted into options to purchase 42,661 shares of our common stock, at an exercise price of $0.879 per share, in the merger). In addition, Mr. Fima is entitled to reimbursement of certain car expenses.

Employment Agreement with Robert F. Mauer. Mr. Mauer, Chief Financial Officer of Modigene, entered into an employment agreement with Modigene. Pursuant to the agreement, Mr. Mauer will serve as our Chief Financial Officer on a part-time basis, and will undertake the principal financial officer function of Modigene. The agreement provides for a monthly salary of $3,666.67 to Mr. Mauer, together with reimbursement of reasonable out-of-pocket expenses incurred by Mr. Mauer in the course of his employment. Mr. Mauer is not entitled to participate in any welfare or benefit plans generally made available to full time employees of Modigene. The agreement is an at-will agreement, terminable by either Modigene or Mr. Mauer on 30 days’ notice. The agreement may also be terminated by Modigene in the event of a breach by Mr. Mauer, but if such breach is curable Mr. Mauer will have 30 days following notice in which to cure the breach. In the event of any termination of the agreement, Mr. Mauer will be entitled only to salary accrued through the date of termination. The agreement contains a customary agreement by Mr. Mauer relating to non-disclosure of confidential information.

Director Compensation

In 2006, Modigene Delaware awarded the following non-management director with stock options issued under the 2005 Stock Incentive Plan.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation	Total ($)

Adam Stern(1)	$0	$55,715	$0	$55,715

(1)	Aggregate stock option awards outstanding at the end of the 2006 fiscal year held by Mr. Stern consisted of options to purchase 50,000 shares of common stock of Modigene Delaware.

Upon the merger, we adopted and assumed Modigene Delaware’s 2005 Stock Incentive Plan and the currently outstanding options were automatically converted into options to purchase shares of our common stock of using the same exchange ratio applied to convert the Modigene Delaware shares into our common stock in the merger. Because the merger and the private placement transactions resulted in the former stockholders of Modigene Delaware owning less than 50% of our outstanding stock, under the terms of the 2005 Plan the vesting of all options issued under the 2005 Plan was accelerated, and all of such options became immediately exercisable. In addition, Modigene’s directors are reimbursed for reasonable and necessary out-of-pocket expenses incurred in connection with their service to Modigene, including travel expenses.

We expect to establish compensation arrangements for our Board of Directors. Currently, our directors are entitled to reimbursement of expenses incurred in connection with their service.

2007 Equity Incentive Plan

The Board of Directors of LDG adopted the 2007 Equity Incentive Plan on February 26, 2007, which reserves a total of 3,000,000 shares of our common stock for issuance. If an incentive award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan.

Shares issued under the 2007 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2007 Plan. In addition, the number of shares of common stock subject to the 2007 Plan, any number of shares subject to any numerical limit in the 2007 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The compensation committee of the Board administers the 2007 Plan. Subject to the terms of the 2007 Plan, the compensation committee has complete authority and discretion to determine the terms of awards under the 2007 Plan.

Grants

The 2007 Plan authorizes the grant to 2007 Plan participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code and stock appreciation rights, as described below:

•
Options granted under the 2007 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2007 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (SARs) entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2007 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2007 Plan would terminate ten years after it is adopted.

On the closing date of the merger, certain of our officers and directors were granted options to purchase shares of our common stock under the 2007 Plan on the following terms:

Name	# of Shares	Exercise Price Per Share	Vesting Schedule	Expiration

Abraham Havron	200,000	$2.00	1/3 on the first anniversary of the date of grant; 1/3 on the second anniversary of the date of grant; and 1/3 on the third anniversary of the date of grant	10 years from date of grant

Shai Novik	200,000	$2.00	1/3 on the first anniversary of the date of grant; 1/3 on the second anniversary of the date of grant; and 1/3 on the third anniversary of the date of grant	10 years from date of grant

Eugene Bauer	25,000	$2.00	on the first anniversary of the date of grant	10 years from date of grant

Alastair Clemow	25,000	$2.00	on the first anniversary of the date of grant	10 years from date of grant

Joel Kanter	25,000	$2.00	on the first anniversary of the date of grant	10 years from date of grant

Adam Stern	25,000	$2.00	on the first anniversary of the date of grant	10 years from date of grant

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases by Founders and Directors of Modigene Delaware and Modigene

Modigene Delaware’s founders, Eugene Bauer, Alastair Clemow, Shai Novik, Ram Shaffir, Windy City, Inc., Chicago Investments, Inc., Spencer Trask Breakthrough Partners LLC and Spencer Trask Edison Partners LLC, purchased their shares of Modigene Delaware’s common stock for par value consideration of $0.001 per share in July and August 2005.

Directors and Officers of Modigene Delaware

Modigene Delaware’s directors have received stock option grants and reimbursement of certain expenses. A summary of the stock option grants issued to Modigene Delaware’s directors for the fiscal year ended December 31, 2006 is listed below. See also the “Director Compensation” section of this prospectus.

Director	Options(1)	Grant Date	Vesting Schedule	Expiration	Exercise Price(1)

Adam Stern	85,322	9/25/06	Immediately exercisable(2)	9/25/16	$0.879

Abraham Havron	145,048	12/14/06	Immediately exercisable(2)	12/14/16	$0.879

Shai Novik	145,048	12/14/06	Immediately exercisable(2)	12/14/16	$0.879

(1)	Adjusted to reflect the merger.

(2)
When issued, the options had a three-year vesting schedule. However, upon the closing of the merger and the private placement transactions, vesting of all options was accelerated and all options granted under the 2005 Stock Incentive Plan became immediately exercisable.

Certain of our directors are also executive officers. Each of Messrs. Novik, Havron and Fares has entered into employment or consulting agreements with Modigene and receive compensation thereunder. See the “Agreements with Executive Officers & Consultants” section of this prospectus.

Our part-time chief financial officer, Robert Mauer, is simultaneously employed by several other companies including companies with which Mr. Kanter, an independent member of our board, or members of his family has certain relationships, as follows. Mr. Kanter is a paid employee of Chicago Investments, Inc. (CII), a wholly-owned subsidiary of Chicago Financial, Inc. (CFI), which is Mr. Mauer’s primary employee. CFI provides executive and administrative services to various entities and individuals, most of whom are affiliated with Mr. Kanter’s extended family, including CII, Windy City, Inc. (of which Mr. Kanter is the president) and Kanter Family Foundation (of which Mr. Kanter is the president), each of which entities are stockholders of Modigene. In addition, from 2001 through 2004, Mr. Mauer was the chief financial officer of Chicago Holdings, Inc. (CHI). A majority of CHI’s capital stock is beneficially owned by trusts established for various of the descendants of (i) Beatrice and Morris Kanter and (ii) Helen and Henry Krakow, including Mr. Kanter and his brother, Joshua Kanter, who are discretionary beneficiaries of certain of said trust owners. Our audit committee and board carefully considered these relationships and determined that they do not impair Mr. Kanter’s independence.

Lease of Property

We lease a corporate headquarters office in Vienna, Virginia from CII, a significant stockholder of the Company. We paid all rent through December 2006 through the issuance of 50,000 shares of Modigene Delaware common stock to the lessor, which shares converted into 85,323 shares of our common stock in the merger. Joshua Kanter, Joel Kanter’s brother, is the president and a director of CII. CII is a wholly-owned subsidiary of CHI.

Transactions with Former LDG Stockholders

Prior to the closing date of the merger, we transferred all of our operating assets and liabilities to our wholly-owned subsidiary, Liaison Design Group, LLC, and contemporaneously with the closing of the merger split-off the LLC through the sale of all of its outstanding membership interests to three of our former stockholders (two of which were officers and directors of LDG until February 26, 2007 and one of which is wholly-owned by a former director of LDG). In connection with the split-off, 34,920,633 shares of our common stock held by such stockholders (prior to the merger) were surrendered and cancelled without further consideration.

During 2006, the spouse of Sandra Conklin, a director and executive officer of LDG from its inception until February 27, 2007, made a $28,000 loan to LDG. Such loan was not evidenced by a note, but was repaid in full on February 27, 2007.

During calendar year 2006, LDG paid compensation of $55,000 to Seamus Deurr, a director and executive officer of LDG from its inception until February 27, 2007, for services rendered to LDG.

Peter L. Coker, a former officer of LDG, loaned LDG $127,423 during the three months ended March 31, 2007. The loan was short term, without interest, and was forgiven by Mr. Coker upon the closing of the merger and the private placement transactions.

Compensation Payable in Connection with the Offering

At the initial closing of the private placement offering, we paid cash commissions totaling $591,281 and granted warrants to purchase an aggregate of 242,324 shares of our common stock to broker/dealers who introduced investors in the private placement. At the second closing of the offering, we paid cash commissions totaling $107,600 and issued warrants to purchase an aggregate of 51,885 shares of our common stock to these broker/dealers. Adam Stern, one of our directors, is a managing partner of Spencer Trask, one of the broker/dealers who assisted in the offering.

Agreements with Spencer Trask

We are a party to an engagement letter dated January 9, 2007, with Spencer Trask and Roth Capital Partners, LLC, providing for the payment of compensation upon the sale of our securities to certain investors introduced by such firms. Adam Stern, a director of the Company, is a managing partner of Spencer Trask. In addition, in December 2005, Modigene Delaware entered into a five-year finder’s fee agreement with Spencer Trask, which provides for the payment of finder’s fees to Spencer Trask in the event of certain transactions involving Modigene Delaware.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our amended and restated Articles of Incorporation which provides for the issuance of 310,000,000 shares of capital stock of which 300,000,000 are shares of common stock, par value $0.00001 per share, and 10,000,000 are blank-check preferred stock.

Capital Stock Issued and Outstanding

As of August 1, 2007, there were issued and outstanding:

•	35,253,777 shares of our common stock;

•	0 shares of preferred stock;

•
Options to purchase 2,864,923 shares of our common stock, of which options to purchase 2,244,923 shares are granted under the 2005 Plan and options to purchase 620,000 shares are granted under the 2007 Plan; and

•
Warrants to purchase 3,562,185 shares of our common stock, of which warrants to purchase 2,166,672 shares are issued to the investors in the offering, warrants to purchase 333,333 shares are issued to the strategic investors in the private sale, warrants to purchase 66,666 shares are issued to Spencer Trask in connection with the private sale, warrants to purchase 294,209 shares are issued to broker-dealers in connection with the offering and warrants to purchase 701,305 shares are issued to former Modigene Delaware warrant holders.

Description of Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board from time to time, the common stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of Modigene, the common stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, $0.00001 par value per share, none of which as of the date hereof is designated or outstanding. The Board of Directors will be vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the stockholders.

Description of Options

As of August 1, 2007, we have granted options to purchase 620,000 shares of our common stock to executive officers and certain of our employees. All such options were issued pursuant to the 2007 Equity Incentive Plan and are exercisable at a price of $2.00 per share. As of August 1, 2007, there were also options to purchase 2,244,923 shares of common stock under the 2005 Stock Incentive Plan, issued to the former Modigene Delaware option holders, the exercise prices of which options have been adjusted by the merger conversion ratio.

Description of Warrants

We issued warrants to purchase an aggregate of 2,166,672 shares of our common stock to investors who purchased units in the private placement offering. The warrants provide for the purchase of shares of our common stock for five years at an exercise price of $2.50 per whole share.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

We issued warrants to purchase 333,333 shares of our common stock to the strategic investors as part of the private sale. The terms of these warrants are substantially identical to the terms of the warrants described above. In addition, we have issued warrants to purchase 66,666 shares of our common stock to Spencer Trask, the terms of which are substantially identical to the terms of the warrants described above, in connection with the completion of the private sale.

Broker-dealers who introduced investors to the private placement offering were entitled to warrants to purchase a number of shares of common stock equal to five percent (5%) of the units sold to investors introduced by them in the offering. As a result of the foregoing arrangement, we issued warrants to purchase an aggregate of 294,209 shares of our common stock to broker/dealers who assisted in the offering. The warrants issued to broker-dealers are substantially identical to the terms of the warrants issued to the investors in the private placement offering.

We have also issued a warrant to purchase 701,305 shares of our common stock to the former Modigene Delaware warrant holder in exchange for its outstanding warrant to purchase shares of Series A Preferred Stock of Modigene Delaware. The per share exercise price of such warrants is approximately $0.88 per share of common stock, which exercise price has been adjusted by the conversion ratio in the merger.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has less than 200 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, and stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by BKR Yarel + Partners, Independent Registered Public Accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

•	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and

•	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors. At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Before the merger, and since our inception, our independent registered public accounting firm was Hansen, Barnett & Maxwell, P.C., and the independent registered public accounting firm for Modigene Delaware was Ernest & Young LLP until February 2007, at which time Ernst & Young LLP was replaced by BKR Yarel + Partners. Because the above-described transactions were treated as a reverse acquisition for accounting purposes, future historical financial reports filed by the Company will be those of Modigene Delaware, the accounting acquirer. Accordingly, our board of directors determined to change our independent registered public accounting firm from Hansen, Barnett & Maxwell to BKR Yarel. Hansen, Barnett & Maxwell was dismissed as our independent registered public accounting firm on May 14, 2007, and BKR Yarel was engaged as our independent registered public accounting firm on the same date.

The report of Hansen, Barnett & Maxwell on LDG’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, but did include an explanatory paragraph relating to LDG’s ability to continue as a “going concern.”

In connection with the audit of LDG’s financial statements since inception and through the date of the dismissal, there were no disagreements with Hansen, Barnett & Maxwell on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hansen, Barnett & Maxwell, would have caused Hansen, Barnett & Maxwell to make reference to the matter in their report.

During the most recent fiscal year and through the dismissal of Hansen, Barnett & Maxwell, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

At our request Hansen, Barnett & Maxwell furnished us with a letter stating whether it agrees with the statements made in our Current Report on Form 8-K filed with respect to their dismissal. A copy of this letter was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on May 18, 2007, and is incorporated herein by reference.

INDEX TO FINANCIAL STATEMENTS OF
MODIGENE INC.

Introduction.

The interim financial statements included herein are unaudited but reflect, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and the results of our operations for the interim periods presented. The results of operations for the quarterly period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

June 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$13,013,666
Accounts receivable and prepaid expenses	255,602
Restricted cash	25,000
Total current assets	13,294,268
Property and equipment, net	137,490
Severance pay fund	17,772
Total Assets	$13,449,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term bank credit	$11,501
Trade payables	69,867
Accrued expenses and other liabilities	238,646
Total current liabilities	320,014
Accrued severance pay	26,091
Commitments and contingent liabilities
Shareholders’ equity:
Stock capital -
Preferred stock of $ 0.00001 par value - 10,000,000 shares of preferred stock authorized, none issued or outstanding	-
Common shares of $ 0.00001 par value - 300,000,000 shares of common stock authorized 35,253,777 shares issued and outstanding	353
Additional paid-in capital	34,699,899
(Deficit) accumulated during the development stage	(21,596,827)
Total shareholders’ equity	13,103,425
Total liabilities and shareholders’ equity	$13,449,530

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the six months ended June 30		For the three months ended June 30		Period from May 31, 2005 (date of inception) to June 30
	2007	2006	2007	2006	2007
Revenues	$-	$-	$-	$-	$-
Operating expenses:
In-process research and development write-off	11,000,009	-	11,000,009	-	14,218,785
Research and development, net	640,787	291,629	412,392	169,876	1,436,398
General and administrative	822,320	667,404	588,059	376,690	6,035,869
	12,463,116	959,033	12,000,460	546,566	21,691,052

Operating (loss)	(12,463,116)	(959,033)	(12,000,460)	(546,566)	(21,691,052)

Financial income	86,146	7,956	83,480	7,956	124,146
Financial (expenses)	(26,492)	(8,506)	(-)	(6,949)	(29,921)

(Loss) for the period	$(12,403,462)	$(959,583)	$(11,916,980)	$(545,559)	$(21,596,827)

(Loss) per share (basic & diluted)	$(0.63)	$(0.07)	$(0.46)	$(0.04)	$(1.43)

Weighted average number of shares outstanding	19,812,817	13,588,555	25,968,680	13,588,555	15,070,912

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended June 30,		Period from May 31, 2005 (date of inception) to June 30,
	2007	2006	2007
Cash flows from operating activities
Net cash (used in) operating activities	$(1,195,829)	$(670,527)	$(2,649,588)

Cash flows from investing activities
Purchase of property and equipment	(14,820)	(132,530)	(161,802)
Payment for the acquisition of ModigeneTech Ltd.	-	-	(356,979)
Loan granted by the Company to ModigeneTech Ltd.	-	-	(497,575)
Cash received in acquisition of ModigeneTech Ltd.	-	-	379,717
Long term deposit	1,740	-	-
Restricted deposit	27,071	-	(26,740)
Net cash (used in) investing activities	13,991	(132,530)	(663,379)

Cash flows from financing activities
Short term bank credit	(4,773)	14,629	9,006
Proceeds from loans	-	-	173,000
Principal payment of loans	-	(2,496)	(173,000)
Proceeds from issuance of redeemable convertible preferred shares, net	-	-	2,896,605
Proceeds from issuance of shares and option exercise	13,415,114	-	13,421,022
Net cash provided by financing activities	13,410,340	12,133	16,326,633
(Decrease) increase in cash and cash equivalents	12,228,501	(790,924)	13,013,666
Cash and cash equivalents at the beginning of the period	785,165	2,368,024	-
Cash and cash equivalents at the end of the period	$13,013,666	$1,577,100	$13,013,666

Cash paid for income taxes	$-	$-	$-

Cash paid for interest expenses	$26,492	$-	$29,921

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited)

NOTE 1:- GENERAL

a. General:

Modigene Inc. (“the Company”) was formed on August 22, 2003 under the laws of the state of Nevada. The Company is engaged in the development of therapeutic proteins with extended half-lifes, through its subsidiary, ModigeneTech Ltd. (“ModigeneTech”).

The Company is devoting substantially all of its efforts toward conducting research and development activities. The Company’s activities also include raising capital, recruiting personnel and building infrastructure. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flow from operations. The Company’s deficit accumulated during the development stage aggregated $21,596,827 through June 30, 2007. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. The Company raised approximately $11.6 million in a private placement, as described in note C. below. According to the Company’s forecasted cash flows, the funds raised enables the continuance of the Company’s activities for the next two years with no need of additional fund raising,

b. Reverse Acquisition of Modigene Inc., a Delaware corporation:

On May 9, 2007, Modigene Inc., a Delaware corporation (“Modigene Delaware”), Modigene Acquisition Corp., a wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”) and the Company (Modigene Inc., formerly called LDG, Inc.), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the Merger Agreement, the Acquisition Subsidiary merged (the “Merger”) with and into Modigene Delaware, with Modigene Delaware remaining as the surviving entity and a wholly-owned subsidiary of the Company. The Company acquired the business of Modigene Delaware pursuant to the Merger and will continue the existing business operations of Modigene Delaware as a publicly-traded company under the name Modigene Inc. In the Merger, the stockholders of Modigene Delaware received common stock of the Company in exchange for their shares of common stock of Modigene Delaware. Pursuant to the Merger Agreement the Company became the holding company of Modigene Delaware and ModigeneTech.

Contemporaneously with the closing of the Merger and the private placement described in note C. below, the Company split off (the “Split-Off”) its wholly-owned subsidiary, Liaison Design Group, LLC (“LDG LLC”), through the sale of all of the membership interests of LDG LLC, upon the terms and conditions of a split-off agreement.

The Merger was treated as a recapitalization of the Company for accounting purposes. The historical financial statements of the Company before the Merger are replaced with the historical financial statements of Modigene Delaware before the Merger. The Merger is being accounted for as a reverse acquisition. Modigene Delaware is the acquirer for accounting purposes. No goodwill or other intangible assets were recorded.

Effective May 9, 2007, the Company issued 13,588,552 shares of its common stock to the shareholders of Modigene Delaware, in exchange for all of the issued and outstanding common stock and Series A preferred stock of Modigene Delaware pursuant to the Merger Agreement. The fair value of the common stock issued for the acquisition was $11,000,009. The know-how purchased in the amount of $11,000,009 has not yet reached technological feasibility and has no alternative future use other than the technological indications for which it was in development. Accordingly, the entire amount representing the know-how was recorded as in-process research and development and accordingly was immediately expensed in the consolidated statement of operations on the acquisition date.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited)

c. Private Placement

Simultaneously with the closing of the Merger, the Company completed the first phase of a private placement (the “Offering”) of 6,418,814 units of its securities (“Units”) at a purchase price of $1.50 per Unit, with each Unit consisting of one share of the Company’s common stock and a five year warrant to purchase one-quarter of one share of the Company’s common stock for an exercise price of $2.50 per whole share. The Company raised total cash consideration of $9,628,212 before expenses. Upon the completion of the first phase of the Offering, the Company issued warrants to purchase up to an aggregate of 242,324 shares of the Company’s common stock to broker/dealers who assisted in the Offering.

Contemporaneously with the closing of the Merger and the first phase of the Offering, the Company completed a sale (the “Private Sale”) of 5,377,660 shares of its common stock, and warrants to purchase 333,333 shares of common stock, to strategic investors, for total consideration of $2,000,000. The strategic investors were entitled to additional shares on a pro rata basis if additional Units were sold in connection with the Offering.

On May 21, 2007, the Company completed a second phase of the Offering and closed on the sale of an additional 2,247,858 Units, for total cash proceeds of $3,371,766 (before expenses). Upon the completion of the second closing of the offering, the Company issued warrants to purchase up to an aggregate of 51,885 shares of common stock to the broker/dealers who had assisted in the Offering and additional 155,673 shares of common stock (for no additional consideration) to the strategic investors.

d. Acquisition of ModigeneTech Ltd.

In December 2005, Modigene Delaware acquired all of the outstanding shares of ModigeneTech in consideration for shares of common stock of Modigene Delaware (the “Share Exchange”). In the Share Exchange, all of the options of ModigeneTech were exchanged for options to purchase shares of Modigene Delaware’s common stock. The fair value of the common stock issued and the options granted for the Share Exchange was $2,625,587.

In conjunction with Share Exchange, Modigene Delaware also issued shares of common stock, valued at $3,514,426, to the Company’s founders for their services as the agents in the transaction (finders’ fee).

Issuance expenses paid in cash in the amount of $356,979 were also recorded as acquisition costs in connection with the Share Exchange.

ModigeneTech was formed in April 2001 under the laws of Israel and ceased its operations during year 2004 due to lack of financing resources. The acquisition was accounted for as acquisition of group of assets that does not constitute a business and no goodwill was recognized.

The know-how purchased in the amount of $3,218,776 has not yet reached technological feasibility and has no alternative future use other than the technological indications for which it was in development. Accordingly, the entire amount representing the know-how was recorded as in-process research and development and accordingly was immediately expensed in the consolidated statement of operations on the acquisition date.

Following the Share Exchange, ModigeneTech became a wholly-owned subsidiary of Modigene Delaware. The financial statements of ModigeneTech were consolidated with the financial statements of Modigene Delaware commencing December 14, 2005.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

a. Basis of presentation:

The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) pursuant to Item 310 of Regulation S-B. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP’) have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been made. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the December 31, 2006 financial statements and the notes thereto included in the Company’s Current Report on Form 8-K filed May 14, 2007.

b. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Modigene Delaware and ModigeneTech. Intercompany transactions and balances, have been eliminated upon consolidation.

c. Loss per share:

Basic and diluted losses per share are presented in accordance with FASB issued SFAS no. 128 “Earnings per share” (“SFAS 128”). Outstanding share options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are antidilutive.

NOTE 3:- SHAREHOLDERS’ EQUITY

a. Rights of common stock:

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Subject to any preferential rights of any outstanding series of preferred stock that may be created by the Company’s Board of Directors (the “Board”) from time to time, the common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

b. Rights of preferred stock:

As of the date of the financial statements, no shares of preferred stock of the Company are designated or outstanding. The Board is vested with authority to designate shares of preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the Company’s stockholders.

c. Option plan:

The Company has issued stock options to purchase 2,864,923 shares of common stock, of which options to purchase 2,244,923 shares have been granted under Modigene Delaware’s 2005 Stock Incentive Plan, which was assumed by the Company in the Merger, and options to purchase 620,000 shares have been granted under the Company’s 2007 Equity Incentive Plan. The Company accounts for stock based compensation using the fair value recognition provisions of SFAS No. 123R (revised 2004), “Share Based Payment”.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited)

The fair value of each stock option is estimated based upon grant date fair value using the Black-Scholes option-pricing model with the following weighted average assumptions used: (i) annual dividends of $0.00, (ii) expected volatility of 85%, (iii) risk-free interest rate of 4.67%, and (iv) expected average option lives of 6.36 years.

A summary of the stock options granted under the 2005 and 2007 Plans is as follows:

	June 30, 2007
	Number of Options	Weighted average Exercise Price
Outstanding at the beginning of the period	451,604	$1.16
Issued upon the acquisition of Modigene Delaware	1,925,200	$1.16
Exercised	(131,881)	$0.001
Issued in the private placement	500,000	$2.00
Granted	120,000	$2.50
Outstanding at the end of the period	2,864,923	$1.35

Options exercisable	2,294,923	$1.25

The options outstanding as of June 30, 2007, have been separated into exercise prices, as follows:

		Remaining Weighted average contractual life
Exercise Price	Options Outstanding	(years)	Options Exercisable
$ -	113,762	8.46	113,762
$ 0.001	281,308	0.46	281,308
$ 0.004	60,497	0.46	60,497
$ 0.879	375,418	9.42	375,418
$ 1.50	1,021,453	6.50	1,021,453
$ 2.00	500,000	9.87	-
$ 2.25	392,485	5.35	392,485
$ 2.50	120,000	5.70	50,000
	2,864,923	6.64	2,294,923

Weighted average fair values and average exercise prices of options at date of grant are as follows:

Weighted average exercise price	1.25
Weighted average fair value on date of grant	1.81

MODIGENE INC. AND SUBSIDIARY
(A development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited)

Stock based compensation expenses for the six months period ended June 30, 2007 and 2006 were $548,000 and $454,361, respectively. Expenses for the three months period ended June 30, 2007 and 2006 were $294,642 and $145,613, respectively. Expenses for the period from May 31, 2005 (date of inception) to June 30, 2007 were $4,760,594.

d. Warrants:

The Company issued warrants to purchase up to an aggregate of 2,166,667 shares of common stock to investors who purchased Units in the Offering.

The Company issued strategic investors options to purchase up to an aggregate of 333,333 shares of common stock as a part of the Private Sale.

In addition, the Company issued warrants to purchase up to an aggregate of 1,066,526 shares of common stock to broker/dealers who assisted with the Offering and the Private Sale.

Of these warrants, warrants to purchase up to an aggregate of 701,204 shares (the “Replacement Warrants”) were issued in the Merger in exchange for a warrant to purchase up to 410,973 shares of Series A preferred stock of Modigene Delaware, which were originally issued by Modigene Delaware to broker/dealers who assisted Modigene Delaware with a private placement of its Series A preferred stock in 2005. These Replacement Warrants have an exercise price of $0.88 per whole share, and are exerciseable in whole or in part, until the earlier of (i) December 14, 2015, and (ii) the third anniversary of the closing of a public offering of equity securities of the Company under the Securities Act of 1933, as amended (or any similar or successor act) at a per share price of at least $4.40 and in which the Company receives gross proceeds of at least $20,000,000.

The terms of the warrants, other than the Replacement Warrants, provide for the purchase of shares of common stock for five years at an exercise price of $2.50 per whole share.

All of the warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. The Company will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

IN U.S. DOLLARS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the stockholders of

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

We have audited the accompanying consolidated balance sheet of Modigene Inc. (a development stage company) (“the Company”) and its subsidiary as of December 31, 2005, and the related consolidated statement of operations, changes in stockholders’ deficiency and cash flows for the period from May 31, 2005 (inception date) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2005, and the consolidated results of their operations and cash flows for the period from May 31, 2005 (inception) through December 31, 2005, in conformity with U.S generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1a, the Company has incurred operating losses and its ability to continue to operate as a going concern is dependent upon additional financial support. These conditions and others raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel	Yarel + Partners
March 22, 2007	Certified Public Accountants

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED BALANCE SHEET
U.S. dollars in thousands (except share data)

December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,368

Long-term Assets:
Property and equipment, net	14

Total assets	$2,382

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Short-term loan	$2
Trade payables	10
Related Party payables	65
Accrued expenses and other liabilities	150

Total current liabilities	227

Long-Term Liabilities	397

Commitments and contingent liabilities
Redeemable preferred shares:
Series A Redeemable Convertible Preferred shares $ 0.001 par value: 25,000,000 shares authorized 2,054,865 shares issued and outstanding Aggregate liquidation preference of $ 3,082	2,500
Shareholders’ deficiency:
Stock capital -
Common shares of $ 0.001 par value - 50,000,000 shares authorized 5,908,182 shares issued and outstanding	6
Additional paid-in capital	6,577
Deferred compensation	(347)
Deficit accumulated during the development stage	(6,978)
Total shareholders’ deficiency	(742)

Total liabilities and shareholders’ deficiency	$2,382

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENT OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

Period from May 31, 2005 (date of inception) to December 31, 2005
Operating expenses:
In-process research and development write-off	$3,219
Research and development	41
General and administrative	3,716

Operating loss	6,976
Financial expenses, net	2

Loss for the period	$6,978

Loss per share	$14.79

Weighted average number of shares outstanding	471,730

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY
U.S. dollars in thousands (except share data)

	Common stock		Additional paid-in	Deferred	Deficit accumulated during the development	Total stockholders’
	Shares	Amount	capital	compensation	stage	deficiency

Balance as of May 31, 2005 (date of inception)	-	$-	$-	$-	$-	$-

Issuance of Common stocks and options in conjunction with the acquisition of ModigeneTech Ltd.	2,220,182	2	2,627	-	-	2,629

Stock compensation	3,343,000	4	3,511	-	-	3,515

Deferred compensation on restricted shares of common stock to non employees	345,000	*	362	(347)	-	15

Stock-based compensation related to options granted to non employees	-	-	77	-	-	77

Loss for the period	-	-	-	-	(6,978)	(6,978)

Balance as of December 31, 2005	5,908,182	$6	$6,577	$(347)	$(6,978)	$ (742)

* Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars in thousands

Period from May 31, 2005 (date of inception) to December 31, 2005
Cash flows from operating activities
Loss for the period	$(6,978)
Adjustments to reconcile loss for the period to net cash used in operating activities:
In-process research and development write-off	3,219
Stock based compensation	3,607
Increase in accrued expenses and other liabilities	94
Net cash (used in) operating activities	(58)

Cash flows from investing activities
Payment for the acquisition of ModigeneTech Ltd. (a)	(855)
Cash received in acquisition of ModigeneTech Ltd.	380
Proceeds from loans	173
Principal payment of loans	(173)
Net cash (used in) investing activities	(475)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred shares, net	2,897
Proceeds from issuance of shares to founders	4
Net cash provided by financing activities	2,901

Increase in cash and cash equivalents	2,368
Cash and cash equivalents at the beginning of the period	-
Cash and cash equivalents at the end of the period	$2,368

Cash paid for income taxes	$-

Cash paid for interest expense	$2

a.	Payment for acquisition of ModigeneTech Ltd.:
	Working capital deficiency	$(249)
	Property and equipment, net	(14)
	Short-term loan	2
	In-process research and development	(3,219)
	Issuance of Common stock and options	2,625
		$(855)

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 1:-	GENERAL

	a.	General:

Modigene Inc. (“the Company”) was formed on May 31, 2005 in Delaware. The Company is engaged in the development of therapeutic proteins with extended half-lifes, through its subsidiary, ModigeneTech Ltd. (“the Subsidiary”).

The Company is devoting substantially all of its efforts toward conducting research and development activities. The Company’s activities also include raising capital, recruiting personnel and building infrastructure. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flow from operations. The Company’s deficit accumulated during the development stage aggregated $ 6,978 through December 31, 2005. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. The Company plans to continue to finance its operations with a combination of stock issuance and private placements and, in the longer term, revenues. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development.

The Company’s ability to continue to operate as a going concern is dependent upon additional financial support. These financial statements do not include any adjustments relating to the recoverability and classification of assets’ carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

	b.	Acquisition of ModigeneTech Ltd:

In December 2005, the Company acquired all of the outstanding shares of ModigeneTech Ltd (“ModigeneTech”) in consideration for 2,220,182 shares of Common stock of the Company. In addition, all of the options of ModigeneTech were exchanged for options to purchase 277,585 shares of the Company’s Common stock, at an exercise price of $ 0.001 to $0.004 per share. The fair value of the Common stock issued and the options granted for the acquisition was $ 2,629.

In conjunction with the transaction, the Company also issued 3,343,000 shares of Common stock, valued at $ 3,515, to the Company’s founders for their services as the agents in the transaction (finders’ fee).

Issuance expenses paid in cash in the amount of $ 356 were also recorded as acquisition costs.

ModigeneTech was formed in April 2001 under the laws of Israel and ceased its operations during year 2004 due to lack of financing resources. The acquisition was out of the scope of SFAS No. 141 “Business Combinations” since ModigeneTech did not meet the definition of business under Emerging Issue Task Force (“EITF”) 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”. Accordingly, the acquisition was accounted for as acquisition of group of assets that does not constitute a business and no goodwill was recognized.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

The following table summarizes the fair values of the assets acquired and liabilities assumed:

Cash and cash equivalent	$380
Trade payables	(10)
Accrued expenses	(121)
Property and equipment	14
Short-term loan	(2)
In-process research and development	3,219
$3,480

The know-how purchased in the amount of $ 3,219 has not yet reached technological feasibility and has no alternative future use other than the technological indications for which it was in development. Accordingly, the entire amount representing the know-how was recorded as in-process research and development and accordingly was immediately expensed in the consolidated statement of operations on the acquisition date (by analogy to FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”).

Following the Stock Exchange Agreement, ModigeneTech became a wholly-owned Subsidiary of the Company. The financial statements of Modigentech were consolidated with the accounts of the Company, commencing December 14, 2005.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The significant accounting policies followed in the preparation of the financial statements, on a consistent basis are:

	a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

	b.	Financial statements in U.S. dollars:

The functional currency of the Company is the U.S dollar, as the U.S. dollar is the primary currency of the economic environment in which the Company has operated and expects to continue to operate in the foreseeable future. The majority of the Subsidiary’s operations are currently conducted in Israel and most of the Israeli expenses are currently paid in new Israeli shekels (“NIS”); however, most of the expenses are denominated and determined in U.S. dollars. Financing and investing activities including loans and equity transactions are made in U.S. dollars.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting standards Board (“FASB”), “Foreign Currency Translation”. All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly- owned Subsidiary. Intercompany transactions and balances, have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents include short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

e.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

%
Office furniture and equipment	6
Laboratory equipment	15
Computers and electronic equipment	33

The Company’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairments were recognized during the period ended December 31, 2005.

f.	Accounting for stock-based compensation:

The Company has elected to follow APB No. 25, “Accounting for Stock Issued to Employees” and FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of the Company’s options is less than the market value of the underlying shares on the date of grant, compensation expense is recognized and amortized ratably over the vesting period of the options.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, which amended certain provisions of SFAS No. 123. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.

Pro forma information regarding loss for the period is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, and has been determined as if the Company had accounted for its employee options under the fair value method prescribed by that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

Year ended December 31, 2005
Risk free interest rate	4.4%
Dividend yield	0%
Volatility factor	0.85
Expected life of the options	5.9

Pro forma information under SFAS No. 123:

Period from May 31, 2005 (date of inception) to December 31, 2005
Loss for the period as reported	$6,978
Add: stock-based employee compensation expense determined under fair value method	3
Pro forma loss for the period	$6,981

The Company applies SFAS 123 and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”) with respect to options and warrants issued to non-employees.
SFAS No. 123 and EITF 96-18 require the use of an option valuation model to measure the fair value of the options at the grant date.

g.	Research and development costs:

Research and development (or “R&D”) expenses include salaries, benefits and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D expenses consist of independent R&D costs and costs associated with collaborative R&D and in-licensing arrangements. In addition, we acquire R&D services from other companies and fund research institutions under agreements which we can generally terminate at will. R&D expenses also include post-marketing activities such as Phase IV and investigator-sponsored trials and product registries. R&D costs, including upfront fees and milestones paid to collaborators, are expensed as incurred. The costs of the acquisition of technology is capitalized if it has alternative future uses in other R&D projects or otherwise. R&D collaborations resulting in a net payment of development and post-marketing costs are recognized as R&D expense as the related costs are incurred.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

h.	Severance pay:

The liability of the Subsidiary for severance pay is calculated pursuant to the Severance Pay Law in Israel, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date and is presented on an undiscounted basis.
The Subsidiary’s employees are entitled to one month’s salary for each year of employment or a portion thereof. As there were no employees until November 16, 2005, no liability was recorded.

i.	Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

j.	Concentrations of credit risk:

Financial instruments that potentially subject the Company and its Subsidiary to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in major banks in Israel and in the U.S. Such deposits in the U.S. are not insured.

Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts or other foreign hedging arrangements.

k.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, other receivables, trade payables and liabilities approximate their fair value due to the short-term maturity of such instruments.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

l.	Royalty-bearing grants:

Royalty-bearing grants from the Government of Israel for funding approved research and development projects are recognized at the time the Subsidiary is entitled to such grants, on the basis of the costs incurred and included as a deduction of research and development costs.

No grants were received during the year ended December 31, 2005.

m.	Impact of recently issued accounting standards:

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123R”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statements 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123R requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods.

Statement 123(R) requires nonpublic companies that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under Statement 123 to adopt its requirements prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. Those entities shall continue to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards (either the minimum value method under Statement 123 or the provisions of Opinion 25 and its related interpretive guidance).

The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, since outstanding awards are to be accounted for based on principles originally applied to them (unless modified, repurchased, or cancelled after the required effective date) no resulting accounting effect is expected to such awards.

The new Standard will be effective for the Company in the first fiscal year beginning after December 15, 2005.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty.

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific details related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings.

The Company is currently evaluating the effect of the adoption of FIN 48 on its financial statements.

NOTE 3:-	PROPERTY AND EQUIPMENT, NET

December 31, 2005
Cost:
Office furniture and equipment	$3
Computers and electronic equipment	2
Laboratory equipment	27
32
Accumulated depreciation:
Office furniture and equipment	1
Computers and electronic equipment	2
Laboratory equipment	15
18
Depreciated cost	$14

NOTE 4:-	ACCRUED EXPENSES AND OTHER LIABILITIES

December 31, 2005

Employees and payroll accruals	$12
Accrued expenses	138
$150

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 5:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.
The Subsidiary is committed to pay royalties to the Government of Israel with respect to the proceeds from sales of products which were developed in the framework of projects in which the Israeli Government participated by means of grants. Under the terms of the funding the Subsidiary received from the Chief Scientist, royalty payments are computed on the sales proceeds from such products at the rate of 3%. The contingent liability to the Chief Scientists is limited to the amount of the grants received plus interest at the rate of LIBOR.
As of December 31, 2005, no royalties were accrued or paid.

The Company and its Subsidiary committed to the Chief Scientist to keep the know-how and production rights under the Subsidiary’s possession.

b.
On December 14, 2005, the Company signed consulting agreements with its CEO and with another executive to provide certain consulting services for an annual fee of $ 80 and $ 75, respectively. The agreements will terminate at the occurrence of: (a) the consultants’ material breach of their obligation, or (b) the consultants’ voluntary termination, or (c) the Company’s voluntary termination. At the occurrence of event (c) the Company shall pay to the consultants an amount of $ 40 and $ 35, respectively. As of December 31, 2005, no liability was accrued or paid.

c.
On December 14, 2005 (“the effective date”), the Company entered into employment agreements with two of its executives. According to the agreements, the Company committed to grant targeted cash bonuses of up to 25% and 50% of the executives’ base salaries, respectively. The bonuses shall be paid within a month after the end of the fiscal year of the employment and shall be based upon performance.

In addition, the Company committed to pay the President a signing bonus of $ 100 in two installments: (1) $ 50 on December 17, 2005 (2) $ 50 upon the earliest of: (i) the receipt of $ 100 by the Company from any business or research and development collaboration; (ii) the closing of the next funding round; (iii) on December 14, 2006, or (iv) the termination of the agreement for any reason. As of December 31, 2005, the Company paid to the President $ 50 and recorded a liability for another $50.

	d.	Operating lease:

The Subsidiary rents its offices under a lease operating agreement, commencing January 1, 2006, and expires on December 31, 2007, including a 24-month renewal option. Aggregate minimum rental commitments under non-cancelable lease as of December 31, 2005, are as follows:

Year ended December 31,
2006	$46
2007	51
$97

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 6:-	REDEEMABLE CONVERTIBLE PREFERRED SHARES

	December 31, 2005
	Authorized	Issued and Outstanding
	Number of shares
Series A Redeemable Convertible Preferred shares of $ 0.001 par value	25,000,000	2,054,865

In December 2005, the Company issued 2,054,865 Redeemable Convertible Preferred A share, in consideration for $ 2,897 (net of $ 185 issuance costs).

Shares of redeemable convertible Preferred A share confer upon their holders voting rights, on as if converted basis with the Common stock. The holders of Redeemable Convertible Preferred A shares are entitled to receive, on a pro rata basis, a per share liquidation preference of $ 1.5, which is equal to their initial purchase price, (adjusted for stock splits, combination stock dividends, recapitalizations, and similar events), plus an amount equal to any declared but unpaid dividends. The stock has an aggregate preference in liquidation or deemed liquidation, (as defined in the Stock Purchase Agreement).

The redeemable convertible Preferred stock will automatically be converted into Common share at the adjusted conversion ratio upon receipt of gross proceeds of $ 7,500. Each Redeemable Convertible Preferred shares is convertible into one Common stock, adjusted to stock split, stock dividend or other similar occurrence, without the payment of any additional consideration, at the option of the shareholders. The conversion price of Redeemable Convertible Preferred share is also subject to adjustment for future issuances of Common stock at a purchase price less than the then effective conversion ratio.

The holders of redeemable preferred share will be entitled to preemptive rights to acquire equity securities. The Redeemable Convertible Preferred share holders have certain rights to demand registration of the shares in the stock exchange market.

The Redeemable Preferred shareholders hold the right to require redeeming the Preferred shares after five years, for a price equal to the liquidation preference if no liquidity event (as defined in the stock purchase agreement) has occurred.

The redeemable convertible Preferred shares is classified as temporary equity pursuant to SEC Accounting Series Release No. 268 (“ASR 268”) and EITF Topic No. D-98. ASR 268 prohibits the combination of all equity securities under the general heading “Shareholders’ Equity” where the redemption of equity is outside the control of the issuer. Rule 5-02.28 of SEC Regulation S-X requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date; (2) at the option of the holder; or (3) upon the occurrence of an event that is not solely within the control of the issuer.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

On December 14, 2005, the Company issued to the placement agent (that assists the Company in the fund raising effort) warrants to purchase 410,973 fully paid Series A redeemable convertible Preferred stock of par value $ 0.001 per share, at an exercise price of $ 1.5 per share with a cashless exercise right. The warrants shall be exercisable until the earlier of: (1) ten years from the issuance date and (2) three years from a closing of an initial public offering, as defined in the Placement Agency Agreement. The fair value of the warrants in the amount of $ 397 was deducted from redeemable convertible preferred shares and presented separately as long-term liability.

NOTE 7:-	SHAREHOLDERS’ EQUITY

	a.	Rights of stock capital:

Shares of Common stock confer upon the holders the right to vote in general meetings of the Company, and the right to receive dividends, if declared.

	b.	Restricted stock:

In December 2005, the Company signed a service agreement with an affiliate of one of its founders, according to which the Company issued to the affiliate 345,000 restricted Common stock of $ 0.001 par value each. The restricted stock will vest over a twelve-month period commencing the grant date. Stock-based compensation expenses in respect of restricted stock amounted to $ 15 in the period from May 31, 2005 (date of inception) to December 31, 2005.

	c.	Option plan:

1.
In December 2005, the Company adopted a Stock Incentive Plan, according to which the Company has reserved a total of 1,600,000 Common stock of the Company. All options will expire after 10 years from the date of grant.

		2.	A summary of the stock options granted to employees and directors in 2005 is as follows:

	2005
	Number of Options	Weighted average Exercise Price
Outstanding at the beginning of the period	-	$-
Granted *	259,000	$1.50
Issued upon the acquisition of ModigeneTech (see Note 1b)	106,354	$0.001
Outstanding at the end of the period	365,354	$1.06
Options exercisable	106,354	$0.07

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

The weighted average fair value of all options granted during the year ended December 31, 2005, whose exercise price is above the fair value of the stock on the date of grant, was $ 0.68. The Company did not record any compensation expenses in respect of its share-based employee compensation awards in accordance with APB No. 25 for the period from May 31, 2005 (date of inception) to December 31, 2005.

The options outstanding as of December 31, 2005, have been separated into exercise prices, as follows:

Exercise Price	Options Outstanding as of December 31, 2005	Remaining weighted average contractual life (years)	Options exercisable as of December 31, 2005
$ 0.001	106,354	2.00	106,354
$ 1.5	259,000	6.30	-
	365,354	5.08	106,354

Additional 50,000 options were granted to a Director of the Company. Due to resignation of the Director on January 31, 2006, all 50,000 options granted have been forfeited.

d.	Options to non employees:

The Company’s outstanding options to non employees as of December 31, 2005, are as follows:

Issuance date	Options for Common Stock	Exercise Price	Options Exercisable	Exercisable Through
December 2005	66,666	$0.001	66,666	December 2015
December 2005	278,334	$1.50	-	December 2015
December 2005	58,495	$0.001	58,495	January 2010
December 2005	112,736	$0.001- 0.004	112,736	December 2007
	516,231		237,897

The fair value for these options was estimated using Black-Scholes option-pricing model with the following weighted-average assumptions for 2005: weighted-average volatility of 85%, risk-free interest rates of 4.41%, dividend yield of 0% for 2005 and a weighted-average expected life of the options of approximately 8.05 years. The Company recorded stock-based compensation expenses in respect of options to non employees in accordance with SFAS No. 123 and EITF 96-18 for the period from May 31, 2005 (date of inception) to December 31, 2005 in the amount of $ 77.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

NOTE 8:-	INCOME TAXES

	a.	Losses for tax purposes:

Carry-forward tax losses and deductions of the Subsidiary total approximately $ 250 as of December 31, 2005, which may be carried forward and offset against taxable income in the future for an indefinite period.

	b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes.

As of December 31, 2005, the Company has provided full valuation allowances in respect of deferred tax assets. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

	c.	Tax laws applicable to the Subsidiary:

Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes of ModigeneTech are measured and reflected in real terms in accordance with the change in the Israeli Consumer Price Index (“CPI”). As explained in Note 2(b), the consolidated financial statements are presented in dollars. The differences between the change in the Israeli CPI and in the NIS/ dollar exchange rate cause a difference between taxable income or loss and the income or loss before taxes reflected in the consolidated financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency amount and the tax basis of assets and liabilities.

NOTE 9:-	SUBSEQUENT EVENTS

a.
In February 2007, the Company signed an exclusive licensing agreement with Washington University (“WU”). This agreement replaces a non-exclusive agreement signed with ModigeneTech from 2001 and exclusive amended agreements signed with ModigeneTech from 2002 and 2005.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

According to the February 2007 agreement, WU will grant the Company a license to use certain WU’s Intellectual Property (“IP”) and Patents in consideration for:

	1.	221,979 shares of Common stock of the Company issued to WU in December 2005.

	2.	License issue fee of $100, payable in 3 installments, until August 2008.

	3.	License maintenance fee payment of $15 every six months, commencing February 2008 and continuing until the Company’s first commercial sale.

4.
A royalty payment of 1.5% - 5% of sales, depending on the use of IP in the sold product. A minimum royalty payment for each product sold by the Company (first year $10, second year $20, third year and after - $40 per year) will be paid and will be credited against royalty payments.

	5.	Milestone payment of $85 for each initial patient studies.

b.
On March 13, 2007 the Company signed a term sheet with a third party (amending an earlier term sheet from January 8, 2007) appointed to assist in the acquisition of the Company by a publicly traded corporation in a reverse merger transaction.

c.
On January 1, 2007 the Company signed a 12 months consulting agreement with its CEO, which can be extended for subsequent 12 months, amending a former agreement signed in December 2005.

Under the agreement, the Company will pay its CEO $140 annual consulting fees and a cash bonus of up to 25% of the annual consulting fee, based upon performance criteria established by the Board.

Upon the Company’s termination of this agreement, the Company shall pay the Consultant a lump sum of $40.

d.
On January 1, 2007 the Company signed a 24 months consulting agreement with an Executive Officer, which can be extended for subsequent 12 months.

Under the agreement, the Company will pay its CSO a monthly consulting fee of $3.

In addition, the Company will pay milestone payments of up to $102, upon successful completion of the milestones, as determined by the agreement.

Upon the Company’s termination of this agreement, the Company shall pay the Consultant a lump sum of $18.

e.
In June 2006, the Company signed an agreement with Placement Agents (“the finders”).

According to the agreement, in the event that the Company or its affiliates shall enter, during the period of the agreement, into a transaction (as defined in the agreement) with a party introduced by the finders, the Company will pay them a cash finder fee and a financial advisory fee equal to 6% and 2.5% of the gross proceeds from the sale of securities in the transaction, respectively.

In addition, upon the closing of the transaction, the Company will issue warrants to the finders to purchase Common stock equal to 5% of the total stock issued in the transaction.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)

f.
On September 20, 2006, the Company entered into an agreement with a third party, being contracted to write an executive informational overview.

According to the agreement, the Company will pay the party $35 in two installments (as described in the agreement) and will issue 150,000 options to purchase Common stock, at an exercise price of $2.25 per share, which vest on March, 2008.

The options are exercisable for a period of 4 years.

g.	During the year ended December 31, 2006 the Company granted stock options to employees and non-employees under the 2005 stock incentive plan as follows:

	Number of Options granted	Exercise Price
Employees	86,250	$1.50
Non-employees	195,000	$1.50
Non-employees	230,000	$2.25

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006

IN U.S. DOLLARS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

We have audited the accompanying consolidated balance sheets of Modigene Inc. (a development stage company) (“the Company”) and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the year ended December 31, 2006 and for the period from May 31, 2005 (inception date) through December 31, 2005 and for the period from May 31, 2005 (inception date) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for the year ended December 31, 2006 and for the period from May 31, 2005 (inception date) through December 31, 2005 and for the period from May 31, 2005 (inception date) through December 31, 2006, in conformity with U.S generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1a, the Company has incurred operating losses and its ability to continue to operate as a going concern is dependent upon additional financial support. These conditions and others raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Tel-Aviv, Israel	Yarel + Partners
April 1, 2007	Certified Public Accountants

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED BALANCE SHEET
U.S. dollars in thousands (except share data)

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$785	$2,368
Accounts receivable and prepaid expenses	68	-
Restricted cash	52	-
Total current assets	905	2,368
Property and equipment, net	137	14
Long-term Assets:
Severance pay fund	17	-
Long term deposit	2	-
Total long term assets	19	-
Total assets	$1,061	$2,382

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Short-term bank credit	$16	$2
Trade payables	56	10
Related party payables	116	65
Accrued expenses and other liabilities	275	150
Total current liabilities	463	227
Long-Term Liabilities	397	397
Accrued severance pay	19	-
Commitments and contingent liabilities
Redeemable preferred shares:
Series A Redeemable Convertible Preferred shares $ 0.001 par value: 25,000,000 shares authorized; 2,054,865 shares issued and outstanding; Aggregate liquidation preference of $ 3,082	2,500	2,500
Shareholders’ deficiency:
Stock capital -
Common shares of $ 0.001 par value - 50,000,000 shares authorized 5,908,182 shares issued and outstanding	6	6
Additional paid-in capital	6,839	6,577
Deferred compensation	-	(347)
Deficit accumulated during the development stage	(9,163)	(6,978)
Total shareholders’ deficiency	(2,318)	(742)
Total liabilities and shareholders’ deficiency	$1,061	$2,382

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENT OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

		Period from May 31, 2005
	Year ended	(date of inception)
	December 31,	to December 31,
	2006	2005	2006
Operating expenses:

In-process research and development write-off	$-	$3,219	$3,219
Research and development, net	754	41	795
General and administrative	1,466	3,716	5,182

Operating loss	2,220	6,976	9,196
Financial expenses	3	2	5
Financial (income)	(38)	-	(38)

Loss for the period	$2,185	$6,978	$9,163

Loss per share (basic & diluted)	$0.37	$14.79	$2.35

Weighted average number of shares outstanding	5,908,182	471,730	3,897,971

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

STATEMENT OF STOCKHOLDERS’ DEFICIENCY
U.S. dollars in thousands (except share data)

	Common stock		Additional paid-in	Deferred	(Deficit) accumulated during the development	Total stockholders’
	Shares	Amount	capital	compensation	stage	deficiency

Balance as of May 31, 2005 (date of inception)	-	$-	$-	$-	$-	$-

Issuance of common stock and options in conjunction with the acquisition of ModigeneTech Ltd.	2,220,182	2	2,627	-	-	2,629

Contributed capital	-	-	4	-	-	4

Stock based compensation	3,343,000	4	3,507	-	-	3,511

Deferred compensation on restricted shares of common stock to non employees	345,000	*	362	(347)	-	15

Stock-based compensation related to options granted to non employees	-	-	77	-	-	77

Loss for the period	-	-	-	-	(6,978)	(6,978)

Balance as of December 31, 2005	5,908,182	6	6,577	(347)	(6,978)	(742)

Amortization of deferred compensation on restricted shares of common stock to non employees	-	-	-	347	-	347

Cumulative effect of first time adoption of the fair value based method for stock based compensation expenses to employees	-	-	3	-	-	3

Stock-based compensation	-	-	259	-	-	259

Loss for the year	-	-	-	-	(2,185)	(2,185)

Balance as of December 31, 2006	5,908,182	$6	$6,839	$-	$(9,163)	$2,318

* Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars in thousands

		Period from May 31, 2005
	Year ended	(date of inception)
	December 31,	to December 31,
	2006	2005	2006
Cash flows from operating activities
Loss for the period	$(2,185)	$(6,978)	$(9,163)
Adjustments to reconcile loss for the period to net cash (used in) operating activities:
Depreciation	22	-	22
In-process research and development write-off	-	3,219	3,219
Stock based compensation	609	3,603	4,212
Increase in accrued severance pay, net	2	-	2
Increase in accounts receivable and prepaid expenses	(68)	-	(68)
Increase in trade payables	46	-	46
Increase in related parties	51	65	116
Increase in accrued expenses and other liabilities	125	29	154
Net cash (used in) operating activities	(1,398)	(62)	(1,460)

Cash flows from investing activities
Purchase of property and equipment	(145)	-	(145)
Payment for the acquisition of ModigeneTech Ltd. (a)	-	(357)	(357)
Loan granted by the Company to ModigeneTech Ltd.	-	(494)	(494)
Cash received in acquisition of ModigeneTech Ltd.	-	380	380
Long term deposit	(2)	-	(2)
Restricted deposit	(52)	-	(52)
Net cash (used in) investing activities	(199)	(471)	(670)

Cash flows from financing activities
Short term bank credit	14	-	14
Proceeds from loans	-	173	173
Principal payment of loans	-	(173)	(173)
Proceeds from issuance of redeemable convertible preferred shares, net	-	2,897	2,897
Proceeds from issuance of shares to founders	-	4	4
Net cash provided by financing activities	14	2,901	2,915
(Decrease) increase in cash and cash equivalents	(1,583)	2,368	785
Cash and cash equivalents at the beginning of the period	2,368	-	-
Cash and cash equivalents at the end of the period	$785	$2,368	$785

Cash paid for income taxes	$-	$-	$-

Cash paid for interest expenses	$3	$2	$5

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars in thousands

a.	Payment for acquisition of ModigeneTech Ltd.:

		Period from May 31, 2005
	Year ended	(date of inception)
	December 31,	to December 31,
	2006	2005		2006
Working capital deficiency	$-	$	(249)	$	(249)
Property and equipment, net	-		(14)		(14)
Short-term loan	-		2		2
In-process research and development	-		(3,219)		(3,219)
Issuance of Common stock and options	-		2,629		2,629
Loan granted by the Company to ModigeneTech Ltd.			494		494
	$-	$	(357)	$	(357)

The accompanying notes are an integral part of the consolidated financial statements.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

NOTE 1:-	GENERAL

	a.	General:

Modigene Inc. (“the Company”) was formed on May 31, 2005 in Delaware. The Company is engaged in the development of therapeutic proteins with extended half-lifes, through its subsidiary, ModigeneTech Ltd. (“the Subsidiary”).

The Company is devoting substantially all of its efforts toward conducting research and development activities. The Company’s activities also include raising capital, recruiting personnel and building infrastructure. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flow from operations. The Company’s deficit accumulated during the development stage aggregated $ 9,163 through December 31, 2006. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. The Company plans to continue to finance its operations with a combination of stock issuance and private placements and, in the longer term, revenues. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development.

The Company’s ability to continue to operate as a going concern is dependent upon additional financial support. These financial statements do not include any adjustments relating to the recoverability and classification of assets’ carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

	b.	Acquisition of ModigeneTech Ltd:

In December 2005, the Company acquired all of the outstanding shares of ModigeneTech Ltd. (“ModigeneTech”) in consideration for 2,220,182 shares of Common stock of the Company. In addition, all of the options of ModigeneTech were exchanged for options to purchase 277,585 shares of the Company’s Common stock, at an exercise price of $ 0.001 to $0.004 per share. The fair value of the Common stock issued and the options granted for the acquisition was $ 2,629.

In conjunction with the transaction, the Company also issued 3,343,000 shares of Common stock, valued at $ 3,515, to the Company’s founders for their services as the agents in the transaction (finders’ fee).

Issuance expenses paid in cash in the amount of $ 357 were also recorded as acquisition costs.

ModigeneTech was formed in April 2001 under the laws of Israel and ceased its operations during year 2004 due to lack of financing resources. The acquisition was out of the scope of SFAS No. 141 “Business Combinations” since ModigeneTech did not meet the definition of business under Emerging Issue Task Force (“EITF”) 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”. Accordingly, the acquisition was accounted for as acquisition of group of assets that does not constitute a business and no goodwill was recognized.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

The following table summarizes the fair values of the assets acquired and liabilities assumed:

Cash and cash equivalent	$380
Trade payables	(10)
Accrued expenses	(121)
Property and equipment	14
Short-term loan	(2)
In-process research and development	3,219
Loan granted by the Company to ModigeneTech Ltd.	(494)
Issuance costs	(357)
$2,629

The know-how purchased in the amount of $ 3,219 has not yet reached technological feasibility and has no alternative future use other than the technological indications for which it was in development. Accordingly, the entire amount representing the know-how was recorded as in-process research and development and accordingly was immediately expensed in the consolidated statement of operations on the acquisition date (by analogy to FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”).

Following the Stock Exchange Agreement, ModigeneTech became a wholly-owned Subsidiary of the Company. The financial statements of ModigenTech were consolidated with the accounts of the Company, commencing December 14, 2005.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The significant accounting policies followed in the preparation of the financial statements, on a consistent basis are:

	a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

b.	Financial statements in U.S. dollars:

The functional currency of the Company is the U.S dollar, as the U.S. dollar is the primary currency of the economic environment in which the Company has operated and expects to continue to operate in the foreseeable future. The majority of the Subsidiary’s operations are currently conducted in Israel and most of the Israeli expenses are currently paid in new Israeli shekels (“NIS”); however, most of the expenses are denominated and determined in U.S. dollars. Financing and investing activities including loans and equity transactions are made in U.S. dollars.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting standards Board (“FASB”), “Foreign Currency Translation”. All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly- owned Subsidiary. Intercompany transactions and balances, have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents include short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

e.	Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

%
Office furniture and equipment	6
Laboratory equipment	15
Computers and electronic equipment	33
Leasehold improvements	25

The Company’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairments were recognized during the year ended December 31, 2006 and the period ended December 31, 2005.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

f.	Accounting for stock-based compensation:

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Stock-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options under the Company’s stock plans, based on estimated fair values.

SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006.

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for equity-based awards to employees and directors using the intrinsic value method, in accordance with APB 25, as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, a compensation expense in the amount of $ 0 was recognized in the Company’s results of operations for the period ended December 31, 2005.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Under said transition method, compensation cost recognized in the year ended December 31, 2006, includes: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As required by the modified prospective method, results for prior periods have not been restated

The Company recognized compensation expenses for the value of these awards, based on the straight line method over the requisite service period of each of the award.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. The following table illustrates the effect on net loss, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation in 2005.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

For purposes of this pro-forma disclosure, the value of the options is estimated using a Black-Scholes option pricing formula and amortized to expense over the options vesting period. The assumptions used in the calculation are as follows:

Year ended December 31, 2005
Risk free interest rate	4.4%
Dividend yield	0%
Volatility factor	0.85
Expected life of the options	5.9

Pro forma information under SFAS No. 123:

Period from May 31, 2005 (date of inception) to December 31, 2005
Loss for the period as reported	$6,978
Add: stock-based employee compensation expense determined under fair value method	3
Pro forma loss for the period	$6,981

g.	Research and development costs and participations:

Research and development (or “R&D”) costs are expensed as they are incurred and consist of salaries, benefits and other personnel related costs, fees paid to consultants, clinical trial and related clinical manufacturing costs, license and milestone fees, and facilities and overhead costs. R&D expenses consist of independent R&D costs and costs associated with collaborative R&D and in-licensing arrangements.

Participations from government for development of approved projects are recognized as a reduction of expense as the related costs are incurred (see note 6a).

h.	Severance pay:

The liability of the Subsidiary for severance pay is calculated pursuant to the Severance Pay Law in Israel, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date and is presented on an undiscounted basis. The Subsidiary’s employees are entitled to one month’s salary for each year of employment or a portion thereof. Severance expenses for the year ended December 31, 2006 and the period ended December 31, 2005 amounted to $19 and $0, respectively.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

i.	Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This statement prescribes the use of the liability method, whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

j.	Concentrations of credit risk:

Financial instruments that potentially subject the Company and its Subsidiary to concentrations of credit risk consist principally of cash and cash equivalents.

Cash and cash equivalents are invested in major banks in Israel and in the U.S. Such deposits in the U.S. are not insured. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts or other foreign hedging arrangements.

k.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, other receivables, trade payables and liabilities approximate their fair value due to the short-term maturity of such instruments.

l.	Royalty-bearing grants:

Royalty-bearing grants from the Government of Israel for participation in development of approved projects are recognized as a reduction of expense as the related costs are incurred. Funding is recognized at the time the Subsidiary is entitled to such grants, on the basis of the costs incurred.

Research and development grants received by the subsidiary during the year ended December 31, 2006 and the period ended December 31, 2005 amounted to $100, and $0 respectively.

m.	Loss per share:

Basic and diluted losses per share are presented in accordance with FASB issued SFAS no. 128 “Earnings per share” (“SFAS 128”). Outstanding share options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are antidilutive. The total weighted average number of ordinary shares related to outstanding options and warrants excluded from the calculations of diluted loss per share were 3,518,003and 272,080 for the year ended December 31, 2006 and the period ended December 31, 2005, respectively.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

n.	Impact of recently issued accounting standards:

•
In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”).

FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). This includes tax positions considered to be “routine” as well as those with a high degree of uncertainty.

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific details related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings.

The Company is currently evaluating the effect of the adoption of FIN 48 on its financial statements.

•
In September 2006, the FASB issued SFAS no. 157, “Fair Value Measurements” (“SFAS 157”).
SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.

SFAS 157 is effective for fiscal years beginning after November 15, 2007. The implementation of SFAS 157 is not expected to have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

•
In September 2006, the SEC issued Staff Accounting Bulletin (SAB) no. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).

SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated.

SAB 108 is effective for fiscal years ending after November 15, 2006. The implementation of SAB 108 is not expected to have a material impact on the Company’s consolidated results of operations, financial position or cash flows.

•
In February 2007, the FASB issued SFAS no. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. As applicable to the Company, this statement will be effective as of the year beginning January 1, 2008. The Company is currently evaluating the impact that the adoption of SFAS 159 would have on its financial statements and disclosures.

NOTE 3:-	ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2006	2005
Government authorities	$18	$-
Prepaid expenses	50	-
	$68	$-

NOTE 4:-	PROPERTY AND EQUIPMENT, NET

	December 31,
	2006	2005
Cost:
Office furniture and equipment	$4	$3
Computers and electronic equipment	16	2
Laboratory equipment	144	27
Leasehold improvements	13	-
	177	32
Accumulated depreciation:
Office furniture and equipment	1	1
Computers and electronic equipment	6	2
Laboratory equipment	29	15
Leasehold improvements	4	-
	40	18
Depreciated cost	$137	$14

Depreciation expenses for the year ended December 31, 2006 and for the period ended December 31, 2005 were $22 and $0 respectively.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

NOTE 5:-	ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2006	2005
Employees and payroll accruals	$101	$12
Accrued expenses	172	138
Others	2	-
	$275	$150

NOTE 6:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.
The Subsidiary is committed to pay royalties to the Government of Israel with respect to the proceeds from sales of products which were developed in the framework of projects in which the Israeli Government participated in its expense. (see note 2g). Under the terms of the funding the Subsidiary received from the Chief Scientist, royalty payments are computed on the sales proceeds from such products at the rate of 3%. The contingent liability to the Chief Scientists is limited to the amount of the grants received plus interest at the rate of LIBOR. As of December 31, 2006, no royalties were accrued or paid.

The Company and its Subsidiary committed to the Chief Scientist to keep the know-how and production rights under the Subsidiary’s possession.

b.
On December 14, 2005, the Company signed consulting agreements with its CEO and with another executive to provide certain consulting services for an annual fee of $ 80 and $ 75, respectively.

The agreements will terminate at the occurrence of: (a) the consultants’ material breach of their obligation, or (b) the consultants’ voluntary termination, or (c) the Company’s voluntary termination. At the occurrence of event (c) the Company shall pay to the consultants an amount of $ 40 and $ 35, respectively. As of December 31, 2006, no liability was accrued or paid.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

On January 2007, the company signed a new agreement with its CEO see note 11d.

Consulting fees for the year ended December 31, 2006 were $155 of which $135 was paid and $ 20 accrued. Consulting fees accrued for the period ended December 31, 2005 were $6.

c.
On December 14, 2005 (“the effective date”), the Company entered into employment agreements with two of its executives. According to the agreements, the Company committed to grant targeted cash bonuses of up to 25% and 50% of the executives’ base salaries, respectively.

The bonuses shall be paid within a month after the end of the fiscal year of the employment and shall be based upon performance. Target bonuses expenses for the year ended December 31, 2006 and for the period ended December 31, 2005 were $118 and $0, respectively.

d.
In June 2006, the Company signed an agreement with Placement Agents (“the finders”).

According to the agreement, in the event that the Company or its affiliates shall enter, during the period of the agreement, into a transaction (as defined in the agreement) with a party introduced by the finders, the Company will pay them a cash finder fee and a financial advisory fee equal to 6% and 2.5% of the gross proceeds from the sale of securities in the transaction, respectively.

In addition, upon the closing of the transaction, the Company will issue warrants to the finders to purchase Common stock equal to 5% of the total stock issued in the transaction.

e.
On September 20, 2006, the Company entered into an agreement with a third party, being contracted to write an executive informational overview.

According to the agreement, the Company will pay the party $35 in two installments (as described in the agreement) and will issue 150,000 options to purchase Common stock, at an exercise price of $2.25 per share, which vest on March, 2008.

The options are exercisable for a period of 4 years.

f.	Operating leases:

The Subsidiary rents its offices and motor vehicles under a lease operating agreement. Aggregate minimum rental commitments, under non-cancelable leases, as of December 31, 2006, are as follows:

Year ended December 31,
2007	$62
2008	7
$69

Rent expenses for the year ended December 31, 2006 and for the period ended December 31, 2005 were $68 and $19, respectively.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

NOTE 7:-	REDEEMABLE CONVERTIBLE PREFERRED SHARES

	December 31, 2006 and 2005
	Authorized	Issued and Outstanding
	Number of shares
Series A Redeemable Convertible Preferred shares of $ 0.001 par value	25,000,000	2,054,865

In December 2005, the Company issued 2,054,865 Redeemable Convertible Preferred A share, in consideration for $ 2,897 (net of $ 185 issuance costs).

Shares of redeemable convertible Preferred A share confer upon their holders voting rights, on as if converted basis with the Common stock. The holders of Redeemable Convertible Preferred A shares are entitled to receive, on a pro rata basis, a per share liquidation preference of $ 1.5, which is equal to their initial purchase price, (adjusted for stock splits, combination stock dividends, recapitalizations, and similar events), plus an amount equal to any declared but unpaid dividends. The stock has an aggregate preference in liquidation or deemed liquidation, (as defined in the Stock Purchase Agreement).

The redeemable convertible Preferred stock will automatically be converted into Common share at the adjusted conversion ratio upon receipt of gross proceeds of $ 7,500. Each Redeemable Convertible Preferred shares is convertible into one Common stock, adjusted to stock split, stock dividend or other similar occurrence, without the payment of any additional consideration, at the option of the shareholders. The conversion price of Redeemable Convertible Preferred share is also subject to adjustment for future issuances of Common stock at a purchase price less than the then effective conversion ratio.

The holders of redeemable preferred share will be entitled to preemptive rights to acquire equity securities. The Redeemable Convertible Preferred share holders have certain rights to demand registration of the shares in the stock exchange market.

The Redeemable Preferred shareholders hold the right to require redeeming the Preferred shares after five years, for a price equal to the liquidation preference if no liquidity event (as defined in the stock purchase agreement) has occurred.

The redeemable convertible Preferred shares is classified as temporary equity pursuant to SEC Accounting Series Release No. 268 (“ASR 268”) and EITF Topic No. D-98. ASR 268 prohibits the combination of all equity securities under the general heading “Shareholders’ Equity” where the redemption of equity is outside the control of the issuer. Rule 5-02.28 of SEC Regulation S-X requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date; (2) at the option of the holder; or (3) upon the occurrence of an event that is not solely within the control of the issuer.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

On December 14, 2005, the Company issued to the placement agent (that assists the Company in the fund raising effort) warrants to purchase 410,973 fully paid Series A redeemable convertible Preferred stock of par value $ 0.001 per share, at an exercise price of $ 1.5 per share with a cashless exercise right. The warrants shall be exercisable until the earlier of: (1) ten years from the issuance date and (2) three years from a closing of an initial public offering, as defined in the Placement Agency Agreement. The fair value of the warrants in the amount of $ 397 was deducted from redeemable convertible preferred shares and presented separately as long-term liability.

NOTE 8:-	SHAREHOLDERS’ EQUITY

	a.	Rights of stock capital:

Shares of Common stock confer upon the holders the right to vote in general meetings of the Company, and the right to receive dividends, if declared.

	b.	Restricted stock:

In December 2005, the Company signed a service agreement with an affiliate of one of its founders, according to which the Company issued to the affiliate 345,000 restricted Common stock of $ 0.001 par value each. The restricted stock vested over a twelve-month period commencing at grant date. Stock-based compensation expenses in respect of restricted stock amounted to $347 in the year ended December 31, 2006 and $15 in the period from May 31, 2005 (date of inception) to December 31, 2005.

	c.	Option plan:

1.
In December 2005, the Company adopted a Stock Incentive Plan, according to which the Company has reserved a total of 1,600,000 Common stock of the Company. All options will expire after 10 years from the date of grant.

		2.	A summary of the stock options granted to employees and directors in 2005 and 2006 is as follows:

	2006		2005
	Number of Options	Weighted average Exercise Price	Number of Options	Weighted average Exercise Price
Outstanding at the beginning of the period	365,354	$1.06	-	$-
Granted	86,250	$1.50	259,000	$1.50
Issued upon the acquisition of ModigeneTech (see Note 1b)	-	$-	106,354	$0.001
Outstanding at the end of the period	451,604	$1.15	365,354	$1.06

Options exercisable	215,354	$0.79	106,354	$0.07

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

The options outstanding as of December 31, 2006 and 2005, have been separated into exercise prices, as follows:

Exercise Price	Options Outstanding	Remaining Weighted average contractual life (years)	Options Exercisable
$ 1.50	86,250	6.48	-
$ 0.001	106,354	1.00	106,354
$ 1.50	259,000	5.30	109,000
	451,604	4.51	215,354

Weighted average fair values and weighted average exercise prices of options at date of grant are as follows:

	December 31,
	2006	2005
Weighted average exercise price	1.15	1.06
Weighted average fair value on date of grant	0.88	0.68

Compensation expenses recorded by the Company in respect of its stock - based employee compensation awards, in accordance with SFAS 123R and APB 25, amounted to $262 and $0 for the year ended December 31, 2006 and for the period from May 31, 2005 (date of inception) to December 31, 2005, respectively.

The fair value for these options for the year 2006 was estimated using Black-Scholes option pricing model with the following weighted - average assumptions:

Risk free interest rate	4.62%
Dividend yield	0
Volatility factor	0.85
Expected life of the options	6

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

d.	Options to non employees:

The Company’s outstanding options to non employees as of December 31, 2006, are as follows:

Issuance date	Options for Common Stock	Exercise Price	Options Exercisable	Exercisable Through
December 2005	66,666	$0.001	66,666	December 2015
December 2005	278,334	$1.50	159,445	December 2015
December 2005	58,495	$0.001	58,495	January 2010
December 2005	112,736	$0.001- 0.004	112,736	December 2007
February 2006	25,000	$1.50	-	February 2016
September 2006	170,000	$2.25	5,000	September 2016
October 2006	60,000	$2.25	-	October 2016
December 2006	170,000	$1.50	-	December 2016
	941,231		402,342

The fair value for these options was estimated using Black-Scholes option-pricing model with the following assumptions:

	Options Granted
	2006	2005
Risk free interest rate	4.63%	4.41%
Dividend yield	0%	0%
Volatility factor	0.85	0.85
Expected life of the options	7.90	8.05

NOTE 9:-	INCOME TAXES

	a.	Losses for tax purposes:

Carry-forward tax losses and deductions of the Subsidiary total approximately $990 as of December 31, 2006, which may be carried forward and offset against taxable income in the future for an indefinite period

	b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

As of December 31, 2006, the Company has provided full valuation allowances in respect of deferred tax assets. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry-forward and other temporary differences will not be realized in the foreseeable future.

c.	Tax laws applicable to the Subsidiary:

Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

Results for tax purposes of ModigeneTech are measured and reflected in real terms in accordance with the change in the Israeli Consumer Price Index (“CPI”). As explained in Note 2(b), the consolidated financial statements are presented in dollars. The differences between the change in the Israeli CPI and in the NIS/ dollar exchange rate cause a difference between taxable income or loss and the income or loss before taxes reflected in the consolidated financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on this difference between the reporting currency amount and the tax basis of assets and liabilities.

NOTE 10:-	RESEARCH AND DEVELOPMENT, NET

	Year ended December 31,	Period from May 31, 2005 (date of inception) to December 31,
	2006	2005	2006
Research and development expenses	$854	$41	$895
Less - Government grants and participation	(100)	-	(100)
	$754	$41	$795

As for the Company’s Government grants and participation - see note 5a.

NOTE 11:-	SUBSEQUENT EVENTS

a.
In February 2007, the Company signed an exclusive licensing agreement with Washington University (“WU”). This agreement replaces a non-exclusive agreement signed with ModigeneTech from 2001 and exclusive amended agreements signed with ModigeneTech from 2002 and 2005.

According to the February 2007 agreement, WU will grant the Company a license to use certain WU’s Intellectual Property (“IP”) and Patents in consideration for:

		1.	221,979 shares of Common stock of the Company issued to WU in December 2005.

MODIGENE INC. AND SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share data)
December 31, 2006

	2.	License issue fee of $100, payable in 3 installments, until August 2008.

	3.	License maintenance fee payment of $15 every six months, commencing February 2008 and continuing until the Company’s first commercial sale.

4.
A royalty payment of 1.5% - 5% of sales, depending on the use of IP in the sold product. A minimum royalty payment for each product sold by the Company (first year $10, second year $20, third year and after - $40 per year) will be paid and will be credited against royalty payments.

	5.	Milestone payment of $85 for each initial patient study.

b.
On March 13, 2007 the Company signed a term sheet with a third party (amending an earlier term sheet from January 8, 2007) appointed to assist in the acquisition of the Company by a publicly traded corporation in a reverse merger transaction.

c.
On January 1, 2007 the Company signed a 12 months consulting agreement with its CEO, which can be extended for subsequent 12 months, amending a former agreement signed in December 2005.

Under the agreement, the Company will pay its CEO $140 annual consulting fees and a cash bonus of up to 25% of the annual consulting fee, based upon performance criteria established by the Board.

Upon the Company’s termination of this agreement, the Company shall pay the Consultant a lump sum of $40.

d.
On January 1, 2007 the Company signed a 24 months consulting agreement with an Executive Officer, which can be extended for subsequent 12 months.

Under the agreement, the Company will pay its CSO a monthly consulting fee of $3.

In addition, the Company will pay milestone payments of up to $102, upon successful completion of the milestones, as determined by the agreement.

Upon the Company’s termination of this agreement, the Company shall pay the Consultant a lump sum of $18.

Modigene Inc.
Pro Forma Unaudited Financial Statements
as of and for the year ended December 31, 2006

The following unaudited pro forma consolidated financial statements give effect to the reverse acquisition of Modigene Inc., a Delaware corporation (“Modigene Delaware”), by Modigene Inc. f/k/a LDG, Inc., a Nevada corporation (the “Pubco”), and are based on the estimates and assumptions set forth herein and in the notes to such statements.

On May 9, 2007, the Pubco, Modigene Acquisition Corp. (the “Acquisition Subsidiary”) and Modigene Delaware entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”). The Agreement provides for the merger (the “Merger”) of the Acquisition Subsidiary with and into Modigene Delaware, with Modigene Delaware remaining as the surviving corporation after the Merger. In the Merger, the stockholders of Modigene Delaware will receive common stock of the Pubco in exchange for their securities of Modigene Delaware.

Simultaneously with the closing of the Merger, the Pubco completed a private placement (the “Offering”) of 6,418,808 units of its securities at a purchase price of $1.50 per unit, with each unit consisting of one share of the Pubco’s common stock and a five year warrant to purchase one-quarter of one share of the Pubco’s common stock for an exercise price of $1.75 per whole share. The Pubco may, pursuant to the terms of the Offering, sell additional units up to an aggregate of 8,666,666 units (including those already sold).

Contemporaneously with the closing of the Merger and the Offering, the Pubco completed a sale (the “Private Sale”) of  5,377,660 shares of its common stock, and warrants to purchase 333,333 shares of common stock, to four strategic investors led by Dr. Phillip Frost and Dr. Jane Hsiao (the “Frost Investors”), for total consideration of $2,000,000. If additional units are sold in connection with the offering, the Frost Investors will be entitled to receive additional shares of common stock on a pro rata basis, but the number of warrants issued to the Frost Investors will remain fixed.

Also contemporaneously with the closing of the Merger and the Offering, the Pubco split off (the “Split-Off”) its wholly-owned subsidiary, Liaison Design Group, LLC., through the sale of all of the membership interests of the subsidiary, upon the terms and conditions of a split-off agreement.

The Merger is being accounted for as a reverse acquisition. Modigene Delaware is the acquirer for accounting purposes.

The following unaudited pro forma financial information gives effect to the Merger, the Offering, the Private Sale and the Split-Off, as and to the extent described above. The unaudited pro forma financial information was prepared from (a) the Pubco’s audited historical financial statements included in its Form 10-KSB for the year ended December 31, 2006, and (b) Modigene Delaware’s historical financial statements for the year ended December 31, 2006 attached to this Current Report.

The unaudited pro forma consolidated balance sheet at December 31, 2006 assumes that the effects of the above transaction took place as of December 31, 2006. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 assumes that the effect of the above transactions took place as of January 1, 2006 and combines the historical statements of operations for the Pubco and Modigene Delaware for the period ended December 31, 2006.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or the financial position that would have occurred if the transactions had been completed at and as of the dates indicated, nor is it necessarily indicative of the future operating results of financial position of the consolidated company.

MODIGENE INC. AND SUBSIDIARIES
(A development stage company)

Unaudited Consolidated Pro Forma Balance Sheet

U.S dollars

	December 31, 2006
	Modigene Inc.	Modigene
	Acquisition Corp.	Inc. (Delaware)	Adjustments		As Adjusted
Current Assets:
Cash and cash equivalents	$39,345	$785,000	$10,149,236	a,b,c,d,e,h	$10,973,581
Accounts receivable and prepaid expenses	5,742	38,000	(10,742)	c,h	33,000
Accounts receivable - related party	24,526		(24,526)	h	-
Restricted cash		52,000			52,000
Total current assets	69,613	875,000	10,113,968		10,058,581
Long-term Assets:
Severance pay fund	-	17,000	-		17,000
Long term deposit	-	2,000	-		2,000
Total long term assets	-	19,000	-		19,000
Property and equipment, net	2,859	137,000	(2,859)	h	137,000
Total assets	$72,472	$1,031,000	$10,111,109		$11,214,581

Current Liabilities:
Short-term bank credit	$-	$16,000	$-		$16,000
Trade payables	4,395	56,000	(4,395)	h	56,000
Related party payables	28,000	116,000	(28,000)	h	116,000
Accrued expenses and other liabilities	47,249	275,000	(47,249)	h	275,000
Total current liabilities	79,644	463,000	(79,644)		463,000
Long-Term Liabilities	-	397,000	(397,000)	g	-
Accrued severance pay	-	19,000	-		19,000
Redeemable preferred shares	-	2,500,000	(2,500,000)	g	-
Shareholders’ deficiency:
Stock capital	97	6,000	(5,770)	d,e,f	327
Additional paid-in capital	108,242	6,839,000	23,996,021	b,c,d,e,f,g,h,i	30,943,263
Deficit accumulated during the development stage	(115,511)	(9,193,000)	(10,902,498)	f,h,i	(20,211,009)
Total shareholders’ deficiency	(7,172)	(2,348,000)	13,087,753		10,732,581
Total liabilities and shareholders’ deficiency	$72,472	$1,031,000	$10,111,109		$11,214,581

The accompanying notes are an integral part of these consolidated pro forma financial statements.

MODIGENE INC. AND SUBSIDIARIES
(A development stage company)

Unaudited Consolidated Pro Forma Statement of Operations

U.S dollars

	December 31, 2006
	Modigene Inc.	Modigene
	Acquisition Corp.	Inc. (Delaware)	Adjustments		As Adjusted

Revenues	$96,328	$-	$-		$96,328

Cost of revenues	45,822	-	-		45,822

Gross profit	50,506	-	-		50,506

Operating expenses:

Goodwill impairment	-	-	(11,000,009)	f	(11,000,009)
Research and development, net	-	(754,000)	-		(754,000)
General and administrative	(99,706)	(1,496,000)	(18,000)	a	(1,613,706)

Operating loss	(49,200)	(2,250,000)	(11,018,009)		(13,317,209)

Financial income, net	-	35,000	-		35,000

Net loss	$(49,200)	$(2,215,000)	$(11,018,009)		$(13,282,209)

The accompanying notes are an integral part of these consolidated pro forma financial statements.

MODIGENE INC. AND SUBSIDIARIES
(A development stage company)

Notes to Unaudited Consolidated Pro Forma Financial Statements
U.S dollars

The statements presented include the unaudited pro forma balance sheet as of December 31, 2006 and the pro forma income statements for the year ended December 31, 2006, assuming the effect of the following transactions:

(a)	Auditing fees of $18,000.

(b)	Legal fees at the amount of $662,340 and other issuance expenses of $43,097.

(c)	Placement agent cash fee for the private placement of $721,194.

(d)
Cash raised through the sale of 6,418,808 units of its securities at a purchase price of $1.50 per unit, with each unit consisting of one share of the Pubco’s common stock and a five year warrant to purchase one-quarter of one share of the Pubco’s common stock for an exercise price of $2.5 per whole share, for total consideration of $9,628,212.

(e)
Cash raised through the sale of 5,377,660 shares of the Pubco’s common stock, and warrants to purchase 333,333 shares of common stock, to four strategic investors, for total consideration of $2,000,000.

(f)
13,588,555 shares of the Pubco’s common stock issued to the former shareholders of Modigene Delaware in exchange for all their securities in Modigene Delaware. Represents 7,333,339 shares of the Pubco’s common stock held by former Pubco shareholders at a price of $1.50 each, a total of $11,000,009. The cost of the acquisition equals the goodwill created, the goodwill was impaired.

(g)	Eliminate Modigene Delaware’s preferred shares and warrants liability.

(h)	Spin-off of Liaison Design Group, LLC, a wholly-owned subsidiary of the Pubco; no assets and no liabilities acquired in the Merger.

(i)
Reclassification from stock capital to additional paid in capital to record (1) Modigene Delaware’s adoption of the Pubco’’s par value from $0.001 par value in Modigene Delaware to $0.00001 par value in the Pubco; (2) a stock split of each of the Pubco’s 9,680,000 outstanding shares of common stock resulting in 42,253,972 shares of common stock; and (3) a surrender and cancellation of 34,920,633 shares of the Pubco’s common stock resulting in a total of 7,333,339 shares of common stock (before issuance of 13,588,555 shares to former shareholders of Modigene Delaware and before the private placement).

8,666,672 Shares of Common Stock

Modigene Inc.

PROSPECTUS

September 28, 2007